                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                    Texas Utilities Company d/b/a TXU Corp.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                                      [TXU LOGO]

--------------------------------------------------------------------------------

Texas Utilities Company
(Doing Business as TXU Corp.)


Notice of Annual Meeting
of Shareholders,
Proxy Statement and
Financial Information



Annual Meeting of Shareholders:
Friday, May 12, 2000, at 9:30 a.m.
Eugene McDermott Concert Hall
Morton H. Meyerson Symphony Center
2301 Flora Street
Dallas, Texas 75201




 Whether or not you will be able to attend the annual meeting, please sign and return the proxy promptly so that you may be represented at the meeting.

                            TEXAS UTILITIES COMPANY

                               1601 Bryan Street
                            Dallas, Texas 75201-3411


                               ----------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                               ----------------


                                                                  March 30, 2000

To the Shareholders of
  Texas Utilities Company:

   The annual meeting of shareholders of Texas Utilities Company will be held in the Eugene McDermott Concert Hall of the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas on Friday, May 12, 2000 at 9:30 a.m. for the following purposes:

  1.  To elect a Board of Directors for the ensuing year;

  2. To approve an amendment to the Restated Articles of Incorporation that would change the name of the Company to TXU Corp.;

  3. To reapprove the Annual Incentive Plan, as required by the Internal Revenue Code; and

  4.  To approve the selection of auditors for the year 2000.

   The Board of Directors has fixed the close of business on March 13, 2000 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

   Whether or not you will be able to attend the meeting, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. No postage need be affixed to the reply envelope which is enclosed herewith for your convenience if it is mailed in the United States.

                                          Peter B. Tinkham
                                          Secretary

                            TEXAS UTILITIES COMPANY

                               1601 Bryan Street
                           Dallas, Texas 75201-3411

                             --------------------

                                PROXY STATEMENT

                             --------------------

                                                                 March 30, 2000

   A proxy in the accompanying form is solicited by the Board of Directors of TEXAS UTILITIES COMPANY for use at the annual meeting of shareholders to be held in the Eugene McDermott Concert Hall of the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas on Friday, May 12, 2000 at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying notice.

   The close of business on March 13, 2000 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this meeting shall be determined. At such date there were outstanding and entitled to vote 263,926,119 shares of common stock. Except as indicated below, each share is entitled to one vote on all matters submitted to shareholders.

   Any shareholder may exercise the right of cumulative voting in the election of directors provided the shareholder gives written notice of such intention to the Secretary of the Company on or before the date preceding the election. When exercising this right the shareholder is entitled to one vote for each share held multiplied by the number of directors to be elected and may cast all such votes for a single nominee or spread such votes among the nominees in any manner desired.

   This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about March 30, 2000. Since the Summary Annual Report for 1999 contains abbreviated financial information, the audited consolidated financial statements and certain other financial information of the Company are included in Appendix A to this Proxy Statement.

   The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone. The Company has hired D.
F. King & Co. to assist in the solicitation of proxies at an estimated cost of $8,000 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by returning their proxies promptly.

   Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time prior to the exercise thereof. The shares represented by any proxy duly given as a result of this request will be voted in the discretion of the persons named in the proxy unless the shareholder specifies a choice by means of the ballot space on the proxy, in which case the shares will be voted accordingly.

   The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

   The presence in person or by proxy of the holders of a majority of the shares of the common stock entitled to vote shall constitute a quorum entitled to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions and non-votes, as described below, will have no effect. The reapproval of the Annual Incentive Plan and the approval of the selection of auditors require the affirmative vote of a majority of the shares represented at the meeting. The approval of the amendment to the Restated Articles of Incorporation will require the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares. In all three of these matters, abstentions and non-votes, i.e. shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on such matter, will be treated as negative votes.

                  2001 ANNUAL MEETING SHAREHOLDERS' PROPOSALS


   All proposals from shareholders to be considered at the next annual meeting scheduled for May 18, 2001 must be received by the Secretary of the Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on November 30, 2000.

   In addition, the rules of the Securities and Exchange Commission allow the Company to use discretionary voting authority to vote on any matter coming before the 2001 annual meeting of shareholders that is not included in the proxy statement for that meeting if the Company does not have notice of the matter by February 13, 2001.

                             ELECTION OF DIRECTORS


   It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereafter, unless authority is withheld. All of the nominees are current members of the Board of Directors and have been nominated by the Nominating Committee. The persons named in the proxy may cumulate the votes represented thereby and in case any such nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

   The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

                           Served as
        Name         Age director since    Business experience during past five years
        ----         --- --------------    ------------------------------------------

Derek C. Bonham
 (3)(4)(6).......... 56       1998      Chairman of Imperial Tobacco Group PLC since
                                        October 1996; Chairman of The Energy Group PLC
                                        (February 1997 - July 1998); prior thereto
                                        Deputy Chairman and Chief Executive of Hanson
                                        PLC (November 1993 - February 1997); prior
                                        thereto Chief Executive of Hanson PLC (April
                                        1992 - November 1993). A Director of TXU Europe
                                        Limited, Cadbury Schweppes PLC, Fieldens PLC,
                                        Glaxo Wellcome PLC, and Imperial Tobacco Group
                                        PLC.

                             Served as
        Name           Age director since    Business experience during past five years
        ----           --- --------------    ------------------------------------------

J.S. Farrington
 (2)(5).............   65       1983      Retired Chairman of the Board and Chief
                                          Executive of the Company; Consultant to the
                                          Company since May 1998; prior thereto Chairman
                                          Emeritus of the Company (May 1997 - May 1998);
                                          prior thereto Chairman of the Board of the
                                          Company (May 1995- May 1997); prior thereto
                                          Chairman of the Board and Chief Executive of the
                                          Company (February 1987- May 1995); prior thereto
                                          President of the Company (May 1983 - February
                                          1987).

William M. Griffin
 (1)(3)(4)(6)(7)...    73       1966      Principal, Griffin, Swanson & Co., Inc.
                                          (investments). Executive Vice President (until
                                          August 1985) and Chairman of the Finance
                                          Committees (until March 1986) of The Hartford
                                          Fire Insurance Company and Subsidiaries. A
                                          Director of The Hartford Fire Insurance Company
                                          (until March 1991) and Shawmut National
                                          Corporation (until April 1992).

Kerney Laday
  (3)(4)(6)(7)......   58       1993      President, The Laday Company (management
                                          consulting and business development) since July
                                          1995; prior thereto Vice President, field
                                          operations, Southern Region, U.S. Customer
                                          Operations, Xerox Corporation (January 1991 -
                                          June 1995); prior thereto Vice President and
                                          region general manager, Xerox (1986 - 1991).

Margaret N. Maxey
 (1)(2)(3)(4)(6)....   73       1984      Director, Clint W. Murchison, Sr. Chair of Free
                                          Enterprise and Professor, Biomedical Engineering
                                          Program, College of Engineering, The University
                                          of Texas at Austin since 1982; prior thereto
                                          Assistant Director, Energy Research Institute,
                                          Columbia, South Carolina (1980 - 1982).

James A. Middleton
 (1)(3)(4)(5)(6)(7)..  64       1989      Chairman of the Board, Crown Energy Company
                                          (asphalt marketing and tar sands processing)
                                          since January 1996; prior thereto Executive Vice
                                          President (October 1987 - December 1994) and
                                          Senior Vice President (June 1981 - October 1987)
                                          of Atlantic Richfield Company. President, ARCO
                                          Oil and Gas Company (January 1985 - October
                                          1990). A Director of Crown Energy Company.

                             Served as
        Name           Age director since    Business experience during past five years
        ----           --- --------------    ------------------------------------------

Erle Nye
 (2)(5)(7)..........   62       1987      Chairman of the Board and Chief Executive of the
                                          Company since May 1997; prior thereto President
                                          and Chief Executive of the Company (May 1995 -
                                          May 1997); prior thereto President of the
                                          Company (February 1987 - May 1995); Chairman of
                                          the Board and Chief Executive, and a Director,
                                          of TXU Electric Company and TXU Gas Company; a
                                          Director of TXU Europe Limited.

J. E. Oesterreicher
  (1)(3)(4)(6)......   58       1996      Chairman of the Board of J C Penney Company,
                                          Inc. (retailer) since January 1997 and Chief
                                          Executive Officer since January 1995; Vice
                                          Chairman of the Board from 1995 to 1997;
                                          President, J C Penney Stores and Catalog from
                                          1992 to 1995. A Director of J C Penney Company,
                                          Inc. and Brinker International, Inc.

Charles R. Perry
 (1)(2)(3)(4)(5)(6)..  70       1985      Oil and gas interests, private investments.
                                          Chairman of the Board of Perry Management, Inc.,
                                          Avion Flight Centre, Inc. and Perry Gas
                                          Companies, Inc.

Herbert H.
 Richardson
 (1)(3)(4)(5)(6)....   69       1992      Associate Vice Chancellor for Engineering and
                                          Director, Texas Transportation Institute, The
                                          Texas A&M University System; Associate Dean of
                                          Engineering, Regents Professor and Distinguished
                                          Professor of Engineering, Texas A&M University;
                                          Chancellor, The Texas A&M University System
                                          (1991 - 1993) and Deputy Chancellor for
                                          Engineering, The Texas A&M University System
                                          (1986 - 1991).

--------
(1) Member of Audit Committee.

(2) Member of Executive Committee.

(3) Member of Finance Committee.

(4) Member of Nominating Committee.

(5) Member of Nuclear Committee.

(6) Member of Organization and Compensation Committee.

(7) Member of Business Development Committee.

   During 1999 the Board of Directors held four meetings. The standing committees of the Board of Directors and the membership of each committee are shown on the preceding pages. During 1999 each of the Directors attended more than 96% of the aggregate of the Board of Directors meetings and the meetings of the Committees on which they serve.

   The Audit Committee nominates to the Board, for approval by the shareholders at each annual meeting, a firm of independent auditors to audit the books of account and records of the Company and to perform such other duties as this Committee may prescribe or approve, receives the reports and comments from such independent auditors, reviews the adequacy of internal controls, reviews the accounting principles employed in financial reporting and takes any action with respect thereto as it may deem appropriate, reports to the Board of Directors upon its findings and recommendations and performs such other duties as may be assigned to it from time to time by the Board; the Audit Committee held two meetings during 1999. The Executive Committee exercises the authority of the Board in the intervals between meetings of the Board; the Executive Committee did not meet during 1999. The Finance Committee reviews and recommends to the Board, for its consideration, major financial undertakings and policies and performs such other duties as may be assigned to it from time to time by the Board; the Finance Committee held three meetings during 1999. The Nominating Committee selects and recommends to the Board, for its consideration, persons as nominees for election as directors of the Company and performs such other duties as may be assigned to it from time to time by the Board; the Nominating Committee held one meeting in 1999. Shareholders may recommend nominees for directors to the Nominating Committee by writing to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411. The Nuclear Committee reviews, generally oversees, and makes reports and recommendations to the Board in connection with the operation of the Company's nuclear generating units; the Nuclear Committee held eight meetings during 1999. The Organization and Compensation Committee reviews and establishes the duties, titles and remuneration of officers of the Company; the Organization and Compensation Committee held two meetings in 1999. The Business Development Committee reviews and recommends to the Board, for its consideration, new business opportunities, proposed acquisitions and other transactions and performs such other duties as may be assigned to it from time to time by the Board; the Business Development Committee held six meetings during 1999.

   Except as described herein, directors were compensated in 1999 by a retainer at the annual rate of $30,000 plus $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended. Members of the Nuclear Committee and the Business Development Committee received annual retainers of $8,000 and $3,000, respectively, for their services on those Committees. Directors who are officers, or former officers, of the Company do not receive any fees for service as a director. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors. Directors who receive a retainer for their service as a director may elect to defer, in increments of 25%, all or a portion of their annual Board retainer pursuant to the Deferred Compensation Plan for Outside Directors (Directors' Plan). Amounts deferred are matched by the Company. Under the Directors' Plan, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred retainer and matching amount, and accounts are established for each participant containing performance units equal to such number of common shares. Directors' Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant's accounts is paid in cash based on the then current value of the performance units.

   In lieu of the retainer paid to other non-officer directors as described above, Mr. Bonham received annual compensation from the Company in the amount of (Pounds)100,000 (approximately $161,530 based on 1999 year-end foreign exchange rates), under the terms of an agreement which also provides for administrative support, transportation expenses and health insurance. This agreement may be terminated at any time by either party upon three-months' notice.

   In addition to the retainers and fees described above, Mr. Laday provides consulting services to the Company under an agreement which provides for a monthly retainer of $12,000 as well as reimbursement of certain travel expenses. The initial term of the agreement is for twelve months commencing June 1, 1999. The agreement may be extended by the mutual consent of the parties and may be terminated at any time by either party upon 60-days written notice. Mr. Laday was paid $96,000 during 1999 under this agreement.

   Mr. Farrington entered into a management transition agreement with the Company pursuant to which he retired as an active employee of the Company in May 1998. In accordance with the terms of the agreement, Mr. Farrington provides consulting services to the Company at an annual fee of $200,000. The term of this agreement expires on May 31, 2000.

              BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

   Each nominee for director and certain executive officers reported beneficial ownership of common stock of the Company, as of March 16, 2000, as follows:

                                                      Number of Shares
                                               -------------------------------
                                               Beneficially  Deferred
                  Name                            Owned      Plans (1)  Total
                  ----                         ------------  --------- -------
Derek C. Bonham...............................     3,000          N/A    3,000
J. S. Farrington..............................    22,398       29,017   51,415
William M. Griffin............................    70,000(2)     4,743   74,743
Kerney Laday..................................     2,100        4,743    6,843
Margaret N. Maxey.............................     5,313        8,050   13,363
James A. Middleton............................     3,000        8,050   11,050
Erle Nye......................................   127,727       73,869  201,596
J. E. Oesterreicher...........................     2,600        4,937    7,537
Charles R. Perry..............................     4,200(3)     4,743    8,943
Herbert H. Richardson.........................     2,000        3,849    5,849
David W. Biegler..............................   163,963(4)    18,886  182,849
H. Jarrell Gibbs..............................    36,194       30,893   67,087
Michael J. McNally............................    52,809       23,431   76,240
Brian N. Dickie...............................    10,592        6,967   17,559
All Directors and Executive Officers as a
 group (14 persons)...........................   505,896      222,178  728,074

--------

(1) Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan or the Directors' Plan. Although these plans allow such units to be paid only in the form of cash, investments in such units create essentially the same investment stake in the performance of the Company's common stock as do investments in actual shares of common stock. Since he does not receive a retainer, Mr. Bonham is not eligible to participate in the Directors' Plan.

(2) Shares reported include 10,000 shares owned by spouse as her separate property in which Mr. Griffin disclaims any beneficial ownership.

(3) Shares reported include 200 shares owned by spouse as her separate property in which Mr. Perry disclaims any beneficial ownership.

(4) Shares reported include 129,778 shares subject to stock options exercisable within sixty days of the record date.

   Except as noted, the named individuals have voting and investment power for the shares of common stock reported as Beneficially Owned. Ownership of such common stock by each individual director and executive officer and for all directors and executive officers as a group constituted less than 1% of the Company's outstanding shares.

   The Company has no knowledge of any person who beneficially owned more than 5% of the common stock of the Company as of December 31, 1999. Mellon Bank, N.A. (Mellon), held as of such date, in its capacity as Trustee of the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan), a total of 12,428,714 shares of the Company's common stock, or 4.5% of the outstanding common shares, of which 7,523,836 shares, or 2.7% of the outstanding shares, have been allocated to Thrift Plan participants' accounts. Thrift Plan participants are entitled to direct Mellon as to how to vote shares allocated to their accounts, and Mellon disclaims beneficial ownership of such allocated shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in the ownership with respect to the equity securities of the Company. All required forms relating to changes in beneficial ownership were timely filed except that, as the result of an inadvertent oversight, a report disclosing an open market purchase by Kerney Laday of 1,000 shares of the Company's common stock which was due in September 1999 was not filed until November 1999.

                            EXECUTIVE COMPENSATION

   The Company and its subsidiaries have paid or awarded compensation during the last three calendar years to the following executive officers for services in all capacities:

                          SUMMARY COMPENSATION TABLE

                               Annual Compensation       Long-Term Compensation (2)
                             -----------------------    -----------------------------
                                                               Awards         Payouts
                                                        --------------------- -------
                                              Other
                                             Annual     Restricted Securities         All Other
                                             Compen-      Stock    Underlying  LTIP    Compen-
       Name and              Salary   Bonus  sation       Awards    Options/  Payouts  sation
  Principal Position    Year   ($)   ($) (1)   ($)         ($)      SARs (#)    ($)    ($) (3)
  ------------------    ---- ------- ------- -------    ---------- ---------- ------- ---------
Erle Nye, ............. 1999 908,333 475,000     --      688,750      --      61,016   184,892
 Chairman of the Board  1998 818,750 350,000     --      541,250      --      19,674   156,906
 and Chief Executive of 1997 760,417 325,000     --      499,375      --      23,928   143,963
 the Company

David W. Biegler,...... 1999 641,667 164,000     --      310,250      --           0    81,509
 President and Chief    1998 617,500 102,500     --      244,250      --           0   174,208
 Operating Officer of   1997 245,833       0     --            0      --           0         0
 the Company

H. Jarrell Gibbs,...... 1999 511,667 156,000 278,001(4)  273,000      --      24,969    94,140
 Vice Chairman of the   1998 443,750  97,500 187,007     210,000      --       7,390    77,213
 Board  of the Company  1997 354,583 103,000     --      185,125      --       8,432    66,226

Michael J. McNally,.... 1999 395,000 145,000     --      239,500      --           0   134,852
 Executive Vice         1998 335,000 102,000     --      183,000      --           0   123,936
  President and Chief   1997 279,167 105,000     --      172,500      --           0   103,630
  Financial Officer
  of the Company

Brian N. Dickie, (5)... 1999 531,250       0 526,551(4)  168,750      --           0   500,648
 Executive Vice         1998       0       0     --            0      --           0         0
  President of the      1997       0       0     --            0      --           0         0
  Company

----------------

(1) Amounts reported as Bonus in the Summary Compensation Table are attributable to the named officer's participation in the Annual Incentive Plan (AIP). Elected corporate officers of the Company and its participating subsidiaries with a title of Vice President or above are eligible to participate in the AIP. Under the terms of the AIP, target incentive awards ranging from 40% to 75% of base salary, and a maximum award of 100% of base salary, are established. The percentage of the target or the maximum actually awarded, if any, is dependent upon the attainment of per share net income goals established in advance by the Organization and Compensation Committee (Committee) as well as the Committee's evaluation of the participant's and the Company's performance. One-half of each award is paid in cash and is reflected as Bonus in the Summary Compensation Table. Payment of the remainder of the award is deferred under the Deferred and Incentive Compensation Plan (DICP) discussed hereinafter in footnote (2).

(2) Amounts reported as Long-Term Compensation in the Summary Compensation Table are attributable to the named officer's participation in the DICP. Elected corporate officers of the Company and its participating subsidiaries with the title of Vice President or above are eligible to participate in the DICP. Participants in the DICP may defer a percentage of their base salary not to exceed a maximum percentage determined by the Committee for each Plan year and in any event not to exceed 15% of the participant's base salary. Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. The Company makes a matching award (Matching Award) equal to 150% of the participant's deferred salary. In addition, one-half of any AIP award (Incentive Award) is deferred and invested under the DICP.

   The Matching Awards and Incentive Awards are subject to forfeiture under certain circumstances. Under the DICP, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred salary, Matching Award and Incentive Award, and accounts are established for each participant containing performance units (Units) equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (three years for the Incentive Awards and five years for deferred salary and Matching Awards), the values of the participants' accounts are paid in cash based upon the then current value of the Units; provided, however, that in no event will a participant's account be deemed to have a cash value which is less than the sum of such participant's deferred salary together with 6% per annum interest compounded annually. The maturity period is waived if the participant dies or becomes totally and permanently disabled and may be extended under certain circumstances.

  Incentive Awards and Matching Awards that have been made under the DICP are included under Restricted Stock Awards in the Summary Compensation Table for each of the last three years. As a result of these awards, undistributed Incentive Awards and Matching Awards made under the Plan in prior years, and dividends reinvested thereon, the number and market value of such Units at December 31, 1999 (each of which is equal to one share of common stock) held in the DICP accounts for Messrs. Nye, Biegler, Gibbs, McNally and Dickie were 55,941 ($1,989,402), 13,782 ($490,122), 22,058
  ($784,438), 17,621 ($626,647),and 4,109 ($146,126), respectively.

  The Long-Term Incentive Compensation Plan (LTICP) is a comprehensive, stock-based incentive compensation plan providing for discretionary grants of common stock-based awards, including restricted stock. Outstanding awards to named executive officers vest over a three year period and they may earn from 0% to 200% of the number of shares awarded based on the Company's total return to shareholders over this three year period compared to the total return provided by the companies comprising the Standard & Poor's Electric Utility Index. Dividends are paid and reinvested on stock awards at the same rate as dividends on the Company's common stock. As a result of restricted stock awards under the LTICP, and reinvested dividends, the number of shares of restricted stock and the value of such shares at December 31, 1999 held for Messrs. Nye, Biegler, Gibbs, McNally and Dickie were 90,227 ($3,208,698), 17,875 ($635,680), 24,530 ($872,348),
  37,908 ($1,348,103), and 10,294 ($366,080), respectively.

  As noted, salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the DICP with these deferred salaries for 1999 and the number of shares awarded under the LTICP:

            Long-Term Incentive Plans -- Awards in Last Fiscal Year

                             Deferred and Incentive
                               Compensation Plan           Long-Term Incentive Compensation Plan
                            ------------------------ ----------------------------------------------------
                              Number    Performance  Number of  Performance
                            of Shares,   or Other     Shares,     or Other
                             Units or  Period Until   Units or  Period Until Estimated Future Payouts
                              Other    Maturation or   Other     Maturation  ----------------------------
             Name           Rights (#)    Payout     Rights (#)  or Payout   Minimum (#)    Maximum (#)
             ----           ---------- ------------- ---------- ------------ ------------   -------------
   Erle Nye................   3,417       5 Years      40,000     3 Years         0            80,000
   David W. Biegler........   2,337       5 Years      10,000     3 Years         0            20,000
   H. Jarrell Gibbs........   1,870       5 Years      13,000     3 Years         0            26,000
   Michael J. McNally......   1,510       5 Years      13,000     3 Years         0            26,000
   Brian N. Dickie.........   2,697       5 Years      10,000     3 Years         0            20,000

  The amounts reported under LTIP Payouts in the Summary Compensation Table represent payouts maturing during such years of earnings on deferred salary under the DICP in prior years.

(3) Amounts reported as All Other Compensation in the Summary Compensation Table are attributable to the named officer's participation in certain plans and as otherwise described hereinafter in this footnote.

    Under the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan) all employees of the Company or any of its participating subsidiaries may invest up to 16% of their regular salary or wages in common stock of the Company, or in a variety of selected mutual funds. Under the Thrift Plan, the Company matches a portion of an employee's contributions in an amount equal to 40%, 50% or 60% (depending on the employee's length of service) of the first 6% of such employee's contributions. All matching amounts are invested in common stock of the Company. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Nye, Biegler, Gibbs, McNally and Dickie were $5,760, $5,760, $4,800, $3,840, and $3,412, respectively, during 1999.

    The Company has a Salary Deferral Program (Program) under which each employee of the Company and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the Program ($97,910 for the Program Year beginning April 1, 1999) may elect to defer a percentage of annual base salary, or any bonus or other special cash compensation for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof. Effective with the Program Year beginning April 1, 1998, such deferrals may be up to a maximum of 50% of the employee's annual salary and/or 100% of the employee's bonus or other special cash compensation. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the Program. Prior to April 1, 1998, deferrals under the Program were limited to up to 10% of the employee's salary and the Company made a matching award equal to 100% of the employee's salary deferral. Salary and bonuses deferred under the Program are included in amounts reported under Salary and Bonus, respectively, in the Summary Compensation Table. Deferrals made after April 1, 1998, are credited with earnings or losses based on the performance of investment alternatives selected by each participant. Deferrals made prior to April 1, 1998, are, at the end of the applicable maturity period, credited with the greater of the actual earnings of the Program assets, or the average yield during the applicable maturity period of U.S. Treasury Notes having a maturity of ten years. At the end of the applicable maturity period, the trustee for the Program distributes the deferrals and the applicable earnings in cash. The distribution is in a lump sum if the applicable maturity period is seven years. If the retirement option is elected, the distribution is made in twenty annual installments. Individuals who were participating in the Program on March 31, 1998, were given a one time opportunity to elect (1) to continue to have the provisions of the Program relating to permitted deferrals, matching awards, investments and calculation of earnings in effect prior to April 1, 1998, apply to their future Program participation; or (2) to have the Program provisions relating to investments and calculation of earnings apply to their entire Program account, including deferrals and matching contributions which had been made prior to April 1, 1998. The Company is financing the retirement portion of the Program through the purchase of corporate-owned life insurance on the lives of the participants. The proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. During 1999, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Nye, Biegler, Gibbs, McNally and Dickie in the amounts of $72,667, $51,333, $40,933, $31,600, and $-0-, respectively.

  Under the Company's Split-Dollar Life Insurance Program (Insurance Program), split-dollar life insurance policies are purchased for elected corporate officers of the Company and its participating subsidiaries with a title of Vice President or above, with a death benefit equal to four times their annual Insurance Program compensation. New participants vest in the policies issued under the Insurance Program over a six year period. The Company pays the premiums for these policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the Insurance Program is terminable at any time, it is designed so that if it is continued, the Company will fully recover all of the insurance premium payments it has made either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of fifteen years of participation or the participant's attainment of age sixty-five. During 1999, the economic benefit derived by Messrs. Nye, Biegler, Gibbs, McNally and Dickie from the term insurance coverage provided and the interest foregone on the remainder of the insurance premiums paid by the Company amounted to $106,465, $24,416, $48,407, $11,999 and $4,580, respectively.

  An amount of $87,413 is included in the All Other Compensation column of the Summary Compensation Table for Mr. McNally for 1999 representing additional compensation that the Company agreed to pay Mr. McNally incident to his employment with the Company in lieu of payments he would have received from a prior employer.

  An amount of $492,656 is included in the All Other Compensation column of the Summary Compensation Table for Mr. Dickie for 1999 representing a special one-time bonus paid to Mr. Dickie under the terms of his employment agreement with the Company.

(4) The amount reported for Mr. Gibbs as Other Annual Compensation consists of certain benefits provided by the Company under its standard expatriate policy in connection with an extended assignment in the United Kingdom during 1999. The amount includes approximately $128,000 for housing during the assignment, United Kingdom income taxes paid on Mr. Gibbs' behalf and certain other benefits.

    The amount included in the Other Annual Compensation column for Mr. Dickie for 1999 represents relocation expenses paid by the Company under its standard employee relocation policy in connection with Mr. Dickie's employment with the Company.

(5) The Company entered into an employment agreement with Mr. Dickie effective April 12, 1999, which provides for a minimum annual base salary of $750,000 through May 31, 2002, and a minimum annual incentive bonus equal to one-half of Mr. Dickie's then current annual base salary and minimum annual restricted stock awards of 10,000 shares under the Company's LTICP for each of 1999, 2000 and 2001. Under the terms of the agreement, Mr. Dickie is also entitled to certain retirement compensation, as well as severance benefits in the event of a termination of Mr. Dickie's employment without cause, including a payment equal to annual base salary and target bonus; a payment for otherwise forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances, following a change-in-control of the Company, including a payment equal to three times annual base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

   As a part of the acquisition of ENSERCH (predecessor by name change to TXU Gas Company), options to purchase the common stock of ENSERCH which had been granted to various employees of ENSERCH were converted into options to acquire common shares of the Company. The table below shows, for each of the named officers, the information specified with respect to exercised, exercisable and unexercisable options under all existing stock option plans, converted into shares of the Company's common stock into which such options became exercisable at the time of the ENSERCH acquisition.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                                                Number Of Securities      Value of Unexercised
                                               Underlying Unexercised         In-the-Money
                                                     Options at                Options at
                           Shares                 December 31, 1999         December 31, 1999
                         Acquired on  Value              (#)                       ($)
                          Exercise   Realized ------------------------- -------------------------
          Name               (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Erle Nye................       0         0            0          0               0         0
David W. Biegler........       0         0      129,778          0       1,463,332         0
H. Jarrell Gibbs........       0         0            0          0               0         0
Michael J. McNally......       0         0            0          0               0         0
Brian N. Dickie.........       0         0            0          0               0         0

   The Company and its subsidiaries maintain retirement plans (TU Retirement
Plan) which are qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (Code). Annual retirement benefits under the traditional defined benefit formula of the TU Retirement Plan, which applied to each of the named officers, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant's average annual earnings during his or her three years of highest earnings. Amounts reported under Salary for the named officers in the Summary Compensation Table approximate earnings as defined by the TU Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the TU Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. As of February 29, 2000, years of accredited service under the TU Retirement Plan for Messrs. Nye, Biegler, Gibbs, McNally and Dickie were 37, 2, 37, 3, and -0-, respectively.

                      TEXAS UTILITIES PENSION PLAN TABLE

                                    Years of Service
                ----------------------------------------------------------------
Remuneration       20           25           30            35             40
------------       --           --           --            --             --
$   50,000      $ 14,688     $ 18,360     $ 22,032     $   25,704     $   29,376
   100,000        29,688       37,110       44,532         51,954         59,376
   200,000        59,688       74,610       89,532        104,454        119,376
   400,000       119,688      149,610      179,532        209,454        239,376
   800,000       239,688      299,610      359,532        419,454        479,376
 1,000,000       299,688      374,610      449,532        524,454        599,376
 1,400,000       419,688      524,610      629,532        734,454        839,376
 1,800,000       539,688      674,610      809,532        944,454      1,079,376
 2,000,000       599,688      749,610      899,532      1,049,454      1,199,376

   Before the ENSERCH acquisition, Mr. Biegler earned retirement benefits under the Retirement and Death Benefit Program of 1969 of ENSERCH Corporation and Participating Subsidiary Companies (ENSERCH Retirement Plan) which was merged into, and became a part of, the TU Retirement Plan effective December 31, 1997. In connection with this plan merger, the TU Retirement Plan was amended to provide that the retirement benefit of employees who were employed by ENSERCH Corporation or one of its subsidiaries participating in the ENSERCH Retirement Plan on August 5, 1997, and as of the last full pay period of 1997, will equal the sum of (1) their accrued benefit under the ENSERCH Retirement Plan through the last pay period of 1997 and (2) their accrued benefit under the TU Retirement Plan beginning with the first pay period of 1998; provided that the aggregate retirement benefit earned under the traditional defined benefit plan formula of the plans can be no less than the retirement benefit which would have been earned had all service under the traditional defined benefit formula been under the ENSERCH Retirement Plan. Mr. Biegler, whose employment with the Company began August 5, 1997, is treated in a similar manner. Amounts reported for Mr. Biegler under Salary and Bonus in the Summary Compensation Table approximate earnings as defined by the ENSERCH Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the ENSERCH Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. As of February 29, 2000, Mr. Biegler had 29 years of accredited service under the ENSERCH Retirement Plan and 2 years of accredited service under the TU Retirement Plan.

                          ENSERCH PENSION PLAN TABLE

                                    Years of Service
              -------------------------------------------------------------
Remuneration     20       25        30         35         40         45
------------     --       --        --         --         --         --
$   50,000    $ 12,541 $ 15,676 $   18,812 $   21,947 $   23,197 $   24,447
   100,000      30,041   37,551     45,062     52,572     55,072     57,572
   200,000      65,041   81,301     97,562    113,822    118,822    123,822
   400,000     135,041  168,801    202,562    236,322    246,322    256,322
   800,000     275,041  343,801    412,562    481,322    501,322    521,322
 1,000,000     345,041  431,301    517,562    603,822    628,822    653,822
 1,400,000     485,041  606,301    727,562    848,822    883,822    918,822
 1,800,000     625,041  781,301    937,562  1,093,822  1,138,822  1,183,822
 2,000,000     695,041  868,801  1,042,562  1,216,322  1,266,322  1,316,322

   The Company's supplemental retirement plans (Supplemental Plan) provide for the payment of retirement benefits which would otherwise be limited by the Code or the definition of earnings in the TU Retirement Plan or the ENSERCH Retirement Plan, as applicable. Under the Supplemental Plan, retirement benefits are calculated in accordance with the same formula used under the applicable qualified plan, except that, with respect to calculating the portion of the Supplemental Plan benefit attributable to service under the TU Retirement Plan, earnings also include AIP awards (50% of the AIP award is reported under Bonus for the named officers in the Summary Compensation Table). The tables set forth above illustrate the total annual benefit payable at retirement under the TU Retirement Plan and the ENSERCH Retirement Plan, respectively, inclusive of benefits payable under the Supplemental Plan, prior to any reduction for a contingent beneficiary option which may be selected by participants.

   The following information contained under the headings Organization and Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (Securities
Acts) or (ii) "soliciting material" or "filed" with the Securities and Exchange Commission within the meaning of Item 402(a)(9) of SEC Regulation S-K of the Securities Acts.

                ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   The Organization and Compensation Committee of the Board of Directors (Committee) is responsible for reviewing and establishing the compensation of the executive officers of the Company. The Committee consists of all of the nonemployee directors of the Company and is chaired by James A. Middleton. The Committee has directed the preparation of this report and has approved its contents and submission to the shareholders.

   As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally, as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should align executive compensation with returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. The overall compensation program should provide for an appropriate and competitive balance between base salaries and performance-based annual and long-term incentives. The Committee has determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be established at the median, or 50th percentile, of the top ten electric utilities in the United States and that opportunities for total direct compensation (defined as the sum of base salaries, annual incentives and long-term incentives) to reach the 75th percentile, or above, of such utilities will be provided through performance-based compensation plans. Such compensation principles and practices have allowed, and should continue to allow, the Company to attract, retain and motivate its key executives.

   In furtherance of these policies, a nationally recognized compensation consultant has been retained since 1994 to assist the Committee in its periodic reviews of compensation and benefits provided to officers. The consultant's evaluations include comparisons to the largest utilities as well as to general industry with respect both to the level and composition of officers' compensation. The consultant's recommendations including the Annual Incentive Plan, the Long-Term Incentive Compensation Plan and certain benefit changes have generally been implemented. The Annual Incentive Plan, which was first approved by the shareholders in 1995 and is being resubmitted this year, is generally referred to as the AIP and is described in this report, in footnote 1 on page 8 of this proxy statement, and on pages 18 and 19 of this proxy statement. The Long-Term Incentive Compensation Plan, referred to as the Long-Term Plan or LTICP, was approved by the shareholders in 1997 and is described in this report as well as in footnote 2 on pages 8 and 9 of this proxy statement.

   The compensation of the officers of the Company consists principally of base salaries, the opportunity to participate in the Deferred and Incentive Compensation Plan (referred to as the DICP and described in footnote 2 on pages 8 and 9 of this proxy statement), the opportunity to earn an incentive award under the AIP and, in certain instances, awards of performance-based restricted shares under the Long-Term Plan. The value of future payments under the DICP, as well as the value of the deferred portion of any award under the AIP and the value of any awards of performance-based restricted shares under the Long-Term Plan, is directly related to the future performance of the Company's common stock. It is anticipated that performance-based incentive awards under the AIP and the Long-Term Plan, will, in future years, continue to constitute a substantial percentage of the officers' total compensation.

   Certain of the Company's business units have developed separate annual and long-term incentive compensation plans. Those plans focus on the results achieved by those individual business units and the compensation opportunities provided by those plans are considered to be competitive in the markets in which those units compete. Generally, officers may not participate in both the traditional incentive compensation plans as discussed herein and the business unit plans. None of the named officers participate in the individual business unit plans.

   The AIP is administered by the Committee and provides an objective framework within which annual Company and individual performance can be evaluated by the Committee. Depending on the results of such performance evaluations, and the attainment of the per share net income goals established in advance, the Committee may provide annual incentive compensation awards to eligible officers. The evaluation of each individual participant's performance is based upon the attainment of individual and business unit objectives. The Company's performance is evaluated, compared to the ten largest electric utilities and/or the electric utility industry, based upon its total return to shareholders and return on invested capital, as well as other measures relating to competitiveness, service quality and employee safety. The combination of individual and Company performance results, together with the Committee's evaluation of the competitive level of compensation which is appropriate for such results, determines the amount, if any, actually awarded.

   As required by Section 162(m) of the Internal Revenue Code relating to the deductibility of compensation, the AIP is being submitted for reapproval by the shareholders. Detailed information concerning the proposal to reapprove the AIP is contained on pages 18 and 19 of this proxy statement. It is important to note that the principal terms of the plan will remain unchanged. The reapproval is being requested simply to comply with the Internal Revenue Code. The Committee believes that the AIP is an important and appropriate component of officers' compensation and recommends that the shareholders vote in favor of reapproval.

   The Long-Term Plan, which is also administered by the Committee, is a comprehensive stock-based incentive compensation plan under which all awards are made in, or based on the value of, the Company's common stock. The Long-Term Plan provides that, in the discretion of the Committee, awards may be in the form of stock options, stock appreciation rights, performance and/or restricted stock or stock units or in any other stock-based form. The purpose of the Long-Term Plan is to provide performance-related incentives linked to long-term performance goals. Such performance goals may be based on individual performance and/or may include criteria such as absolute or relative levels of total shareholder return, revenues, sales, net income or net worth of the Company, any of its subsidiaries, business units or other areas, all as the Committee may determine. Awards under the Long-Term Plan are expected to constitute the principal long-term component of officers' compensation.

   In establishing levels of executive compensation at its May 1999 meeting, the Committee reviewed various performance and compensation data, including the performance measures under the AIP and the report of its compensation consultant. Information was also gathered from industry sources and other published and private materials which provided a basis for comparing the largest electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered were the comparative returns provided by the largest electric and gas utilities as represented by the returns of the Standard & Poor's Electric Utility Index which are reflected in the graph on page 17. Compensation amounts were established by the Committee based upon its consideration of the above comparative data and its subjective evaluation of Company and individual performance at levels consistent with the Committee's policy relating to total direct compensation.

   At its meeting in May 1999, the Committee provided awards of performance-based restricted stock under the Long-Term Plan to certain officers, including the Chief Executive. The future value of those awards will be determined by the Company's total return to shareholders over a three year period compared to the total return for that period of the companies comprising the Standard & Poor's Electric

Utility Index. Depending upon the Company's relative return for such period, the officers may earn from 0% to 200% of the original award and their compensation is, thereby, directly related to shareholder value. Awards granted in May 1999 contemplate that 200% of the original award will be provided if the Company's total return is in the 81st percentile or above of the returns of the companies comprising the Standard & Poor's Electric Utility Index and that such percentage of the original award will be reduced as the Company's return compared to the Index declines so that 0% of the original award will be provided if the Company's return is in the 40th percentile or below of returns provided by the companies comprising the Index. These awards, and any awards that may be made in the future, are based upon the Committee's evaluation of the appropriate level of long-term compensation consistent with its policy relating to total direct compensation.

   In May 1999 the Committee increased Mr. Nye's base salary as Chief Executive to an annual rate of $950,000 representing a $100,000 or 11.8% increase over the amount established for Mr. Nye in May of 1998. Based upon the Committee's evaluation of individual and Company performance, as called for by the AIP, the Committee also provided Mr. Nye with an AIP award of $950,000 compared to the prior year's award of $700,000. The Committee also awarded 40,000 shares of performance-based restricted stock to Mr. Nye. Under the terms of the award, Mr. Nye can earn from 0% to 200% of the award depending on the Company's total return to shareholders over a three-year period (April 1, 1999 through March 31, 2002) compared to the total return provided by the companies comprising the Standard & Poor's Electric Utility Index. This level of compensation was established based upon the Committee's subjective evaluation of the information described in this report.

   In discharging its responsibilities with respect to establishing executive compensation, the Committee normally considers such matters at its May meeting held in conjunction with the Annual Meeting of Shareholders. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of the Chairman of the Board and Chief Executive and the President are reached in private session without the presence of any member of Company management.

   As noted, Section 162(m) of the Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes. Awards under the AIP in 1996 and subsequent years have been fully deductible and, assuming shareholder reapproval of the plan, are expected to continue to be deductible. Awards under the Long-Term Plan are expected to be fully deductible, and the DICP and the Salary Deferral Program have been amended to require the deferral of distributions of amounts earned in 1995 and subsequent years until the time when such amounts would be deductible. Awards provided under the AIP in 1995 and distributions under the DICP and the Salary Deferral Program which were earned in plan years prior to 1995, may not be fully deductible but such amounts are not expected to be material.

   Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company's offices.

                    Organization and Compensation Committee

                James A. Middleton, Chair  Margaret N. Maxey
                Derek C. Bonham            J. E. Oesterreicher
                William M. Griffin         Charles R. Perry
                Kerney Laday               Herbert H. Richardson

                               PERFORMANCE GRAPH

   The following graph compares the performance of the Company's common stock to the S&P 500 Index and S&P Electric Utility Index for the last five years. The graph assumes the investment of $100 at December 31, 1994 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

                           Cumulative Total Returns
                       for the Five Years Ended 12/31/99





                              [PERFORMANCE GRAPH]

                                             ----------------------------------

                                                   1994 1995 1996 1997 1998 1999

--------------------------------------------------------------------------------
  Texas Utilities................................. 100  139  145  156  185  150
--------------------------------------------------------------------------------
  S&P 500 Index................................... 100  138  169  226  290  351
--------------------------------------------------------------------------------
  S&P Electric Utility Index...................... 100  131  131  165  190  154

-------------------------------------------------------------------------------

           AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO CHANGE
                              THE COMPANY'S NAME

   The Board of Directors has unanimously approved, subject to shareholder approval, an amendment to the Restated Articles of Incorporation that would change the name of the Company to TXU Corp. Accordingly, the following resolution will be submitted for consideration at the meeting:

     RESOLVED that Article I of the Restated Articles of Incorporation of the Company be, and hereby is, amended to read as follows:

       "The name of the corporation is TXU Corp."

   The Company adopted a corporate identity program in May 1999 that brings together many divisions and subsidiaries, both domestic and international, under one name. The proposed amendment is the final step in implementing this identity program. With the expansion of its business and scope in recent years, the Company is no longer a traditional utility company with its business focused entirely in Texas. It is now a multinational, integrated energy company with a well-diversified portfolio of complimentary, closely related businesses. The proposed name reflects both the Company's history and its new position and strategy. "TXU Corp." also allows the parent company to build on the existing investor recognition of the long standing stock symbol, transfer its strong identity and equity to its affiliates, and move beyond a single state while preserving its Texas heritage.

   Shareholders will not be required to exchange their stock certificates or take any other similar action as a result of the Company's name change. All currently outstanding stock certificates will remain valid and fully negotiable as originally issued.

   The Board of Directors Recommends a Vote FOR the Approval of this
Amendment.

                      REAPPROVAL OF ANNUAL INCENTIVE PLAN

   As indicated in the Organization and Compensation Committee Report on Executive Compensation, the Company believes in a compensation philosophy based on pay for performance. Consistent with this philosophy, in 1995, the Board of Directors recommended, and the shareholders approved, an Annual Incentive Plan (AIP), the purpose of which is to provide performance-based annual incentive compensation opportunities to officers who contribute significantly to the growth and success of the Company. Regulations promulgated under Section 162(m) of the Internal Revenue Code provide that, in order for the Company to continue to fully deduct for federal income tax purposes compensation paid under the AIP to its five most highly compensated officers, the Company must seek reapproval of the AIP every five years. The shareholders are not being asked to approve any amendments to the AIP; rather, the reapproval is being sought in order to comply with this regulatory requirement. The Board believes that the AIP is an effective tool in maintaining an appropriate and competitive compensation program, and that reapproval of the material AIP terms as set forth below in order to permit the continued federal income tax deduction of compensation provided under the AIP is advisable.

   The individuals eligible to participate in the AIP are the elected corporate officers of the Company and its participating subsidiaries with a title of Vice President or above (currently 47 persons), including those persons named in the Summary Compensation Table. The Plan is administered by the Organization and Compensation Committee of the Board of Directors (Committee), which is responsible for the establishment of levels of executive compensation and which consists entirely of non-employee directors of the Company.

   Under the terms of the AIP, per share net income targets are established by the Committee at the beginning of each calendar year. If those net income targets are achieved, incentive awards ranging from 40% to 75% of base pay, with a maximum of 100% of base pay, are authorized under the plan. The amounts actually awarded, if any, are dependent upon the attainment of the net income targets as well as the Committee's evaluation of the participants' and the Company's performance. Since the Committee retains the discretion to establish those net income targets, Section 162(m) requires that the shareholders consider reapproval of the AIP every five years in order to permit the Company to continue to deduct awards provided under the plan.

   The evaluation of each individual participant's performance is based upon individual and business unit objectives. The Company's performance is evaluated compared to the ten largest electric utility companies and/or the electric utility industry. Specific Company performance measures to be considered by the Committee in its evaluation currently include total return to shareholders and return on invested capital, as well as other measures relating to competitiveness, service quality and employee safety. Based upon the Committee's evaluation of individual and Company performance, grades, which generally correlate to exceeding, meeting or failing to meet expectations, are assigned by the Committee. The combination of such individual and Company grades, together with the Committee's evaluation of the competitive level of total direct compensation which is appropriate for such grades, determines the amount actually awarded. This evaluation process is used by the Committee to establish the actual awards which, depending upon the achievement of per share net income targets, may be equal to or less than the maximum or target award levels.

   One-half of any amount awarded is paid in cash. The remaining one-half of any amount awarded is deferred under the Deferred and Incentive Compensation Plan (DICP) and distributed to the participant at the end of the third year following the date of the deferred award in accordance with the terms of the DICP.

   Assuming that shareholder reapproval is obtained, the Company expects that awards under the AIP will continue to be fully deductible for federal income tax purposes. In order to comply with the requirements of Section 162(m) of the Code, $1,000,000 has been established as the maximum amount which may be awarded under the AIP in any year to any participant. Because elements of the awards under the AIP are within the discretion of the Committee and depend upon the individual and Company performance, payments that will be received by participants in the future are not presently determinable.

   The Board may amend, suspend or terminate the AIP at any time; however, any amendment which changes the material terms of the performance goals or increases the maximum amount payable under the Plan will be subject to the shareholder approval requirements of Section 162(m) of the Code in order for the Company to continue to be able to fully deduct awards under the Plan for federal income tax purposes.

   The Board of Directors Recommends a Vote FOR Reapproval of the Annual Incentive Plan.

                             SELECTION OF AUDITORS

   The Audit Committee has nominated to the Board of Directors for its consideration the firm of Deloitte & Touche LLP to act as independent auditors for the Company for the year 2000 and, subject to the approval of shareholders at the annual meeting, the Board has selected that firm to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

     RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditors, to audit the books of account and records of the Company for the year 2000, to make a report thereon, and to perform other services, be, and it hereby is, approved.

   The firm of Deloitte & Touche LLP, independent auditors, has been the outside auditors for the Company since its organization in 1996 and for TXU Energy Industries Company (formerly Texas Utilities Company) since its organization in 1945, including the last fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

   In August 1999, based upon the recommendation of its Audit Committee, the Board of Directors of TXU Europe Limited appointed Deloitte & Touche LLP as the principal accountants for TXU Europe Limited and its subsidiaries for 1999. TXU Europe Limited chose not to continue the engagement of PricewaterhouseCoopers, its former principal accountants. The decision by TXU Europe Limited to change principal accountants was made in order to align the principal accountants of TXU Europe Limited with those of the Company.

   No report of PricewaterhouseCoopers on TXU Europe Limited's financial statements contained any adverse opinion or disclaimer of opinion, nor was any report qualified in any manner. There were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no "reportable events" as that term is defined in the SEC rules.

   The Board of Directors Recommends a Vote FOR the Approval of Auditors.

                                OTHER BUSINESS

   Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

Dated: March 30, 2000


 Whether or not you will be able to attend the meeting, please sign and return the accompanying proxy promptly.

                                   APPENDIX A

                    TEXAS UTILITIES COMPANY AND SUBSIDIARIES

                             FINANCIAL INFORMATION

                               DECEMBER 31, 1999

INDEX TO  FINANCIAL INFORMATION
December 31, 1999


Selected Financial Data - Consolidated Financial and Operating          A-2
 Statistics..........................................................

Management's Discussion and Analysis of Financial Condition and         A-4
 Results of Operations...............................................

Statement of Responsibility..........................................  A-25

Independent Auditors' Reports........................................  A-26

Financial Statements:

Statements of Consolidated Income....................................  A-28

Statements of Consolidated Comprehensive Income......................  A-29

Statements of Consolidated Cash Flows................................  A-30

Consolidated Balance Sheets..........................................  A-31

Statements of Consolidated Common Stock Equity.......................  A-33

Notes to Financial Statements........................................  A-34

    TEXAS UTILITIES COMPANY (doing business as TXU CORP.) AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                       CONSOLIDATED FINANCIAL STATISTICS

                                                                              Year Ended December 31,
                                                                  ------------------------------------------------
                                                                    1999      1998      1997      1996      1995
                                                                  --------  --------  --------  --------  --------
                                                                      (Millions of US Dollars, except ratios)

Total assets -- end of year.....................................  $40,741   $39,507   $24,864   $21,376   $21,536
------------------------------------------------------------------------------------------------------------------
Property, plant & equipment -- gross -- end of year.............  $33,890   $31,946   $26,578   $24,931   $24,912
   Accumulated depreciation and amortization -- end of year.....    9,414     8,243     7,171     6,497     5,858
   Reserve for regulatory disallowances -- end of year..........      836       836       836       836     1,308
  Construction expenditures.....................................    1,632     1,168       583       433       430
------------------------------------------------------------------------------------------------------------------
Capitalization -- end of year
 Long-term debt, less amounts due currently.....................  $16,325   $15,134   $ 8,759   $ 8,668   $ 9,175
 Mandatorily redeemable, preferred securities of subsidiary
    trusts, each holding solely junior subordinated debentures of the obligated company (trust securities):
     TXU Corp. obligated........................................      368       223        --        --        --
     Subsidiary obligated.......................................      971       969       875       381       381
 Preferred stock of subsidiaries:
    Not subject to mandatory redemption.........................      190       190       304       465       490
    Subject to mandatory redemption.............................       21        21        21       238       263
 Common stock equity............................................    8,334     8,246     6,843     6,033     5,732
                                                                  -------   -------   -------   -------   -------
     Total......................................................  $26,209   $24,783   $16,802   $15,785   $16,041
                                                                  =======   =======   =======   =======   =======
Capitalization ratios -- end of year (a)
 Long-term debt, less amounts due currently.....................     62.3%     61.1%     52.1%     54.9%     57.2%
 Trust securities...............................................      5.1       4.8       5.2       2.4       2.4
 Preferred stock of subsidiaries................................       .8        .8       2.0       4.5       4.7
 Common stock equity............................................     31.8      33.3      40.7      38.2      35.7
                                                                  -------   -------   -------   -------   -------
     Total......................................................    100.0%    100.0%    100.0%    100.0%    100.0%
                                                                  =======   =======   =======   =======   =======
------------------------------------------------------------------------------------------------------------------
Embedded interest cost on long-term debt -- end of year.........      7.0%      7.7%      7.9%      8.1%      8.4%
Embedded distribution cost on trust securities -- end of year...      7.1%      8.0%      8.3%      8.7%      8.6%
Embedded dividend cost on preferred stock of subsidiaries --
   end of year (b)..............................................      8.4%      9.4%      9.2%      7.5%      7.4%
------------------------------------------------------------------------------------------------------------------
Net income (loss)...............................................  $   985   $   740   $   660   $   754   $  (139)

Dividends declared on common stock..............................  $   647   $   597   $   496   $   456   $   635
------------------------------------------------------------------------------------------------------------------
Common stock data
 Shares outstanding -- average (millions).......................      279       265       231       225       226
 Shares outstanding -- end of year (millions)...................      276       282       245       225       226
 Basic earnings (loss) per share................................  $  3.53   $  2.79   $  2.86   $  3.35   $ (0.61)
 Diluted earnings (loss) per share..............................  $  3.53   $  2.79   $  2.85   $  3.35   $ (0.61)
 Dividends declared per share...................................  $ 2.325   $ 2.225   $ 2.125   $ 2.025   $  2.81
 Book value per share -- end of year............................  $ 30.15   $ 29.21   $ 27.90   $ 26.86   $ 25.38
 Return on average common stock equity..........................     11.9%      9.8%     10.3%     12.8%    (2.3)%
Ratio of earnings to fixed charges..............................     1.87      1.84      2.14      2.18      0.72
------------------------------------------------------------------------------------------------------------------

 (a) Including the effect of restricted cash pledged against future lease obligations that is included in other investments (See Note 16 to Financial Statements), the capitalization ratios at December 31, 1999 consisted of 60.5% long-term debt, 5.4% trust securities, .8% preferred stock and 33.3% common stock equity.

 (b) Includes the unamortized balance of the loss on reacquired preferred stock and associated amortization. The embedded dividend cost excluding the effects of the loss on reacquired preferred stock is 6.2% for 1999, 5.9% for 1998, 6.6% for 1997, 6.8% for 1996, and 6.9% for 1995.

Certain financial statistics were affected by the February 1999 acquisition of Westar/Kinetik Energy, the May 1998 acquisition of The Energy Group PLC (TEG), the November 1997 acquisition of TXU Communications Company, the August 1997 acquisition of TXU Gas Company and the December 1995 acquisition of Eastern Energy Limited; and for the year 1995, were affected by recording of the impairment of certain assets. Average shares outstanding (millions) assuming dilution for 1998 and 1997 were 266 and 232, respectively. There were no additional diluted shares for any of the other periods presented.

Certain previously reported financial statistics have been reclassified to conform to current classifications.

    TEXAS UTILITIES COMPANY (doing business as TXU CORP.) AND SUBSIDIARIES
                       CONSOLIDATED OPERATING STATISTICS

                                                                          Year Ended December 31,
                                                             -------------------------------------------------
                                                               1999       1998       1997      1996     1995
                                                             --------   --------   --------  --------  -------

SALES VOLUMES
     Electric (gigawatt hours-GWh)
          Residential......................................    54,881     47,593     36,377    35,855   31,284
          Commercial and industrial........................    84,234     79,786     61,337    59,863   55,239
          Other............................................     3,366      4,261      4,499     4,626    3,580
                                                             --------   --------   --------  --------  -------
                  Total electric...........................   142,481    131,640    102,213   100,344   90,103
                                                             ========   ========   ========  ========  =======

     Gas (billion cubic feet - Bcf)
          Residential......................................       136         98         33        --       --
          Commercial and industrial........................       158        104         24        --       --

     Pipeline transportation (Bcf).........................       551        599        255        --       --
     Gas liquids (million barrels).........................         6          6          3        --       --
     US energy marketing
          Gas (Bcf)........................................     1,102      1,115        292        --       --
          Electric (GWh)...................................     6,544     16,268         --        --       --
     Europe wholesale energy sales
          Gas (Bcf)........................................       447        148         --        --       --
          Electric (GWh)...................................    78,950     51,060         --        --       --

OPERATING REVENUES (millions)
     Electric
          Residential......................................  $  3,938   $  3,239   $  2,248  $  2,252  $ 1,920
          Commercial and industrial........................     3,802      3,543      2,357     2,370    2,110
          Other electric utilities.........................       105        121        139       146      118
          US fuel (including over/under-recovered).........     1,688      1,788      1,696     1,671    1,418
          Transmission service.............................       148        126        114        --       --
          Other............................................       729        465        108       112       73
                                                             --------   --------   --------  --------  -------
              Subtotal.....................................    10,410      9,282      6,662     6,551    5,639
          Earnings in excess of earnings cap...............       (92)        --         --        --       --
                                                             --------   --------   --------  --------  -------
              Total electric...............................    10,318      9,282      6,662     6,551    5,639
                                                             --------   --------   --------  --------  -------
     Gas
          Residential......................................       833        572        206        --       --
          Commercial and industrial........................       563        370        124        --       --
                                                             --------   --------   --------  --------  -------
              Subtotal.....................................     1,396        942        330        --       --
          Agency and management fees.......................       (67)        --         --        --       --
                                                             --------   --------   --------  --------  -------
              Net gas......................................     1,329        942        330        --       --
                                                             --------   --------   --------  --------  -------

     Pipeline transportation...............................       116        121         57        --       --
     Gas liquids...........................................        86         64         36        --       --
     US energy marketing...................................     2,983      3,199        859        --       --
     Europe wholesale energy sales.........................     2,168      1,199         --        --       --
     Other revenues, net of intercompany eliminations (a)..       118        (71)         2        --       --
                                                             --------   --------   --------  --------  -------
            Total operating revenues.......................  $ 17,118   $ 14,736   $  7,946  $  6,551  $ 5,639
                                                             ========   ========   ========  ========  =======

CUSTOMERS (end of year -- in thousands)
     Electric..............................................     6,054      6,255      2,972     2,913    2,852
     Gas...................................................     2,622      2,156      1,355        --       --
     Telephone access lines................................       113        105         97        --       --

---------------------------------

Certain previously reported operating statistics have been reclassified to conform to current classifications. The operating statistics include the operations of Westar/Kinetik Energy, TXU Europe, TXU Gas Company and Eastern Energy from their respective dates of acquisition, February 1999, May 1998, August 1997 and December 1995.

(a) Includes TXU Communications operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


BUSINESS, MERGERS AND ACQUISITIONS

   In May 1999, Texas Utilities Company (TXU Corp.) adopted TXU Corp. as its assumed name and began conducting business as TXU Corp. During 1999, several of TXU Corp.'s subsidiaries changed their corporate names in connection with the new TXU Corp. corporate identity program. TXU Corp., a Texas corporation, is a holding company whose principal United States (US) operations are conducted through TXU Electric Company (TXU Electric), TXU Gas Company (TXU Gas), and TXU Energy Industries Company (TEI). TXU Corp.'s principal international operations are conducted through TXU International Holdings Limited (TXU International Holdings), which in turn indirectly owns TXU Europe Limited (TXU Europe), and TXU Australia Holdings (Partnership) Limited Partnership (TXU Australia). TXU Europe's operations in the United Kingdom (UK) and other parts of Europe are conducted through subsidiaries of TXU Europe Group plc (TXU Europe Group). TXU Australia's principal operating subsidiaries include Eastern Energy Limited (Eastern Energy) and the gas operations of Westar Pty. Ltd. (Westar) and Kinetik Energy Limited (Kinetik Energy). Additional information concerning subsidiaries and divisions follows. TXU Corp. and its subsidiaries possess all necessary franchises, licenses and certificates to enable them to conduct their respective businesses.

   TXU Corp.'s principal subsidiaries, with their current and former names where applicable, are as follows:

Current Name                                 Former Name
------------                                 -----------
TXU Electric Company                         Texas Utilities Electric Company
TXU Gas Company                              ENSERCH Corporation
 TXU Lone Star Pipeline, a division of        Lone Star Pipeline Company, a
  division of TXU Gas Company                  ENSERCH Corporation
 TXU Gas Distribution, a division of          Lone Star Gas Company, a division
  of TXU Gas Company                           ENSERCH Corporation
 TXU Processing Company                       Enserch Processing, Inc
 TXU Energy Trading Company                   Enserch Energy Services, Inc.

TXU International Holdings Limited           TU International Holdings Limited
 TXU Europe Limited                           TXU Eastern Holdings Limited
  TXU Europe Group plc                         Eastern Group plc
   TXU Europe Energy Trading Limited             Eastern Power Energy Trading
                                                  Limited
   Eastern Electricity plc                        No change
   TXU Europe Power Limited                       Eastern Generation Limited
   Eastern Natural Gas Limited                    No change

 TXU Australia Holdings (Partnership)
  Limited Partnership                        No change
  TXU Australia Pty. Ltd.                      Texas Utilities Australia Pty. Ltd.
   Eastern Energy Limited                           No change
   Kinetik Energy Pty. Ltd.                         No change
   Westar Pty. Ltd.                                 No change

TXU Energy Industries Company          Texas Energy Industries, Inc.
  TXU SESCO Company                      Southwestern Electric Service Company
  TXU Fuel Company                       Texas Utilities Fuel Company
  TXU Mining Company                     Texas Utilities Mining Company
  TXU Communications Company             Lufkin-Conroe Communications Co.
  TXU Energy Services Company            Texas Utilities Integrated Solutions,
                                          Inc.

  TXU Business Services Company          Texas Utilities Services Inc.

   Through its subsidiaries, TXU Corp. engages in the generation, purchase, transmission, distribution and sale of electricity; the gathering, processing, transmission and distribution of natural gas; energy marketing; and telecommunications, retail energy services, international gas operations, power development and other businesses.

   Certain comparisons in this report have been affected by TXU Corp.'s or its subsidiaries acquisitions of Westar and Kinetik Energy in Australia (as described below) in February 1999, The Energy Group PLC (TEG), the former holding company of TXU Europe Group in May 1998, TXU Communications Company (TXU Communications) in November 1997 and TXU Gas in August 1997. (See Note 15 to Financial Statements for information concerning reportable segments.)

   In February 1999, TXU Australia acquired from the Government of Victoria, Australia, the gas retail business of Kinetik Energy and the gas distribution operations of Westar (together, Westar/Kinetik Energy). The purchase price of A$1.6 billion ($1.0 billion) was financed principally through bank borrowings by TXU Australia. The excess of the purchase consideration plus acquisition costs over the net fair value of the tangible and identifiable intangible assets acquired and liabilities assumed resulted in goodwill of A$751 million ($475 million), which is being amortized over 40 years.

   The following exchange rates have been used to convert foreign currency denominated amounts into US dollars:

                                                                     Income Statement
                                 Balance Sheet                     (average for periods)
                                 (at December 31,)                  ended December 31,)
                                 ----------------               ---------------------------
                                   1999     1998                 1999      1998      1997
                                 -------  -------               -------   -------   -------
UK pounds sterling ((Pounds))    $1.6165  $1.6554               $1.6214   $1.6616        --
Australian dollars (A$)          $0.6507  $0.6123               $0.6432   $0.6313   $0.7443

RESULTS OF OPERATIONS

OVERVIEW

1999 versus 1998

   Earnings for 1999 reflect continued strong results from US Electric operations and a significant improvement from US Gas operations in spite of very mild winter weather. Results for 1999 reflect a full year of operations of TXU Europe and operations of Westar/Kinetik Energy from its February 1999 acquisition date, while the 1998 results included operations of TXU Europe from its May 1998 acquisition date. Results for 1999 also benefited from the sale of TXU Corp.'s 20% ownership interest in the partnerships that operate PrimeCo Personal Communications LP (PrimeCo). Contributions from Australian operations were lower in 1999 primarily due to very mild winter weather. The results of US Energy Marketing operations were less than 1998 primarily due to lower gas margins and in part to expenditures necessary to prepare for the opening of the Texas electricity market to competition in 2002. See Notes 3 and 13 to Financial Statements for a discussion of the 1999 Texas electric industry restructuring legislation (1999 Restructuring Legislation). Year-to-year comparisons of earnings per share were affected by the issuance in 1998 of 37.3 million shares of common stock for the acquisition of TEG and the repurchase of
6.1 million and .6 million of TXU Corp. common shares in 1999 and 1998, respectively.

   Net income for 1999 was $985 million ($3.53 per share) compared with $740 million ($2.79 per share) for 1998, a 33% improvement. Results for 1999 include a $222 million pre-tax ($145 million after tax) non-recurring gain from the sale of the 20% interest in PrimeCo, which is recorded in other income, a $52 million pre-tax ($31 million after tax) fuel reconciliation settlement, and non-recurring charges totaling $17 million after-tax in Australia primarily for integration and acquisition-related costs. Results for 1998 included a non-recurring gain from TXU Europe's renegotiation of a long-term gas contract and non-recurring costs associated with the acquisition of TEG, which offset to add $7 million to 1998 net income. Excluding these non-recurring items, 1999 net income was $888 million ($3.19 per share) compared with $733 million ($2.76 per share) for 1998.

   From January 1, 1998 through June 30, 1999, earnings in excess of the earnings cap were recorded as additional depreciation of nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, earnings in excess of the earnings cap were recorded as a reduction of revenues, with a corresponding regulatory liability recorded. Mitigation as a result of the earnings cap reduced net income by $90 million in 1999 and $143 million in 1998.

   Additionally from January 1, 1998 through June 30, 1999, depreciation expense was reclassified from transmission and distribution (T&D) to nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, T&D depreciation expense was no longer transferred to nuclear production assets; instead an amount equivalent to T&D depreciation was recorded as a regulatory asset, with an offsetting amount recorded as a regulatory liability. The regulatory asset will be amortized as it is recovered through the Distribution portion of the business, while the regulatory liabilities will be applied against stranded generation assets. (See Note 13 to Financial Statements.) Additional nuclear mitigation in 1999 was $336 million, including $144 million to reduce earnings to the earnings cap, $95 million of depreciation expense reclassified from T&D to nuclear production assets and an amount equivalent to $97 million of T&D depreciation expense recorded as a regulatory asset. Since January 1998, regular nuclear depreciation and additional nuclear mitigation total approximately $1.3 billion.

   In June 1999, TXU Electric reached an agreement with all intervening parties to refund $52 million to consumers as part of a fuel reconciliation proceeding with the Public Utility Commission of Texas (PUC). The refund, which was recorded as a reduction of revenues, was approximately 1% of the $5.04 billion spent by TXU Electric during the period from July 1, 1995 through June 30, 1998 for fuel to generate electricity and appeared as a one-time credit on customer bills during the September 1999 billing cycle.

   Excluding the $92 million reduction of revenues in 1999 as a result of earnings in excess of the earnings cap and the $52 million fuel reconciliation disallowance, operating revenues for 1999 were 17% higher than 1998. The increase was primarily due to the inclusion of TXU Europe for a full period in 1999 and Westar/Kinetik Energy since acquisition in February 1999.

   Total operating expenses for 1999 were 18% higher than 1998. Substantially all of the increase was due to the inclusion of TXU Europe for a full period in 1999 and Westar/Kinetik Energy since acquisition, partially offset by less mitigation depreciation recorded by TXU Electric in 1999 versus 1998.

   Total interest expense and other charges were 13% higher in 1999 than in 1998. The increase was principally due to debt incurred and assumed in connection with the acquisitions of the European operations and Westar/Kinetik Energy, partially offset by the favorable impact of capital restructuring and debt reduction programs.

   The overall effective income tax rate for 1999 was 31% versus 41% for 1998. The year 1999 benefited from the discontinuation of amortization of prior-period flow-through amounts and other tax-related regulatory assets and liabilities of TXU Electric as a result of the 1999 Restructuring Legislation, foreign tax credits and other tax benefits associated with non-US operations, and the reversal of a deferred tax asset valuation allowance as a result of a 1999 change in Internal Revenue Service (IRS) regulations. Partially offsetting these favorable items was greater non-deductible goodwill amortization in 1999 as a result of acquisitions.

1998 versus 1997

   Net income of $740 million ($2.79 per share) for 1998 increased approximately 12% from 1997 net income of $660 million ($2.86 per share), reflecting strong US Electric sales growth, the effect of extremely hot summer weather in 1998 on US Electric sales and capital cost reductions in US Electric operations. The results also reflect the addition of TXU Europe, with especially strong fourth quarter results, significant improvement in US Energy Marketing operations and strong results from Australian operations. Partially offsetting was the impact of the rate reduction settlement at TXU Electric that became effective January 1, 1998, and increased nuclear depreciation expense that reduced 1998 income by $143 million. Results from US Gas operations were unfavorably impacted by mild winter weather in both the first and fourth quarters of 1998.

   Results for 1998 included a non-recurring gain from TXU Europe's renegotiation of a long-term gas contract and non-recurring costs associated with the acquisition of TEG, which offset to add $7 million to net income. Results for 1997 included an $81 million Fuel Disallowance (including interest) and a $10 million charge related to the sale of sulfur dioxide allowances, which together reduced net income by $55 million. Excluding these non-recurring items, 1998 net income was $733 million ($2.76 per share) compared with $715 million ($3.10 per share) for 1997.

   Operating revenues increased 86% to $14.7 billion for 1998 compared with $7.9 billion in 1997. The increase in operating revenues was due primarily to the inclusion of TXU Europe's revenues for the period following the acquisition, TXU Gas revenues for the entire period and increased revenues from US Electric operations.

   Energy purchased for resale and fuel consumed in 1998 was more than double 1997 primarily due to the inclusion of TXU Europe for the period following acquisition, the inclusion of TXU Gas for the entire year of 1998 as compared to the period following acquisition in 1997, and an increase in energy sales and gas usage for US Electric operations principally due to the hotter-than-normal summer weather in 1998.

   Total operating expenses, excluding energy purchased for resale and fuel consumed, increased 58% for 1998 compared with 1997, with 55% of the increase attributable to the inclusion of TXU Europe and 13% of the increase attributable to TXU Gas since the merger. Most of the remaining increase was due to increased depreciation expense as a result of the TXU Electric earnings cap.

   Total interest expense and other charges, totaled approximately $1.4 billion in 1998 versus $852 million in 1997. The year-to-year comparison was affected by the debt incurred or assumed in connection with the 1998 acquisition of TEG and the 1997 acquisition of TXU Gas, partially offset by favorable impacts of capital restructuring and debt reduction programs.

   The increase in the overall effective income tax rate from 1997 to 1998 was due primarily to the effects of TXU Europe since acquisition along with the impact of TXU Electric's amortization of prior-period flow-through amounts related to additional depreciation on nuclear production assets in connection with the rate reduction agreement. (See Note 13 to Financial Statements).

SEGMENTS

   Revenues and net income by operating segment are shown below.

                              1999              1998              1997
                       ----------------   ----------------   -----------------
                                   Net                Net                 Net
                                 Income             Income              Income
                       Revenues  (Loss)   Revenues  (Loss)   Revenues   (Loss)
                       --------  ------   --------  ------   --------   ------
                                             (Millions)
US Electric..........   $ 6,263    $773    $ 6,541   $ 788     $6,176     $748
US Gas...............       877       3        864     (32)       428       (2)
US Energy Marketing..     2,983     (25)     3,199       6        859      (12)
Europe...............     6,090     280      3,601     140         --       --
Australia............       682       6        439      31        489       17
Other/Eliminations...       223     (52)        92    (193)        (6)     (91)
                        -------    ----    -------   -----     ------     ----
   Consolidated......   $17,118    $985    $14,736   $ 740     $7,946     $660
                        =======    ====    =======   =====     ======     ====

US Electric
-----------

Segment Highlights

                                                                 1999       1998       1997
                                                               --------   --------   -------
Revenues (millions):
        Base rate............................................  $  4,447   $  4,557   $ 4,314
        Transmission service.................................       148        126       114
        Fuel.................................................     1,740      1,788     1,776
        Fuel disallowance/sale of sulfur dioxide allowances..       (52)        --       (79)
        Earnings in excess of earnings cap...................       (92)        --        --
        Other................................................        72         70        51
                                                               --------   --------   -------
             Total operating revenues........................  $  6,263   $  6,541   $ 6,176
                                                               ========   ========   =======
Electric energy sales (gigawatt-hours).......................   100,548    103,142    97,023
Degree days (% of normal):
      Cooling................................................       114%       130%       94%
      Heating................................................        70%        89%      106%
Impact of earnings cap (millions):
      Reduction of revenues..................................  $     92   $     --   $    --

      Additional nuclear depreciation........................        52        170        --
      Tax benefits...........................................       (54)       (27)       --
                                                               --------   --------   -------
             Net earnings reduction..........................  $     90   $    143   $    --
                                                               ========   ========   =======
Operation and maintenance expenses (millions)................  $  1,384   $  1,335   $ 1,277

1999 versus 1998

   Net income for the US Electric segment of $773 million for 1999 was 1.9% lower than 1998. Comparisons of net income were impacted by both a fuel reconciliation settlement that reduced 1999 net income by $31 million and a rate settlement agreement that became effective in January 1998 and was modified by the 1999 Restructuring Legislation, which reduced customer rates and introduced an earnings cap. The net effect of TXU Electric's earnings cap reduced net income by $90 million in 1999 and $143 million in 1998. Since January 1998, regular nuclear depreciation and additional nuclear mitigation total approximately $1.3 billion.

   Excluding the reduction of revenues as a result of the earnings cap and the fuel reconciliation disallowance, operating revenues for 1999 were 2.1% lower than 1998. Revenues in 1999 were $160 million less than 1998 due to the impact of the exceptionally hot summer weather in 1998. An additional reduction in rates effective January 1, 1999 due to the 1998 rate settlement agreement was somewhat offset by continued strong core retail sales and revenue growth. Electric energy sales volumes for 1999 were 2.5% lower than 1998. Fuel revenues for 1999 were slightly lower than in 1998, primarily as a result of lower energy sales.

   Operation and maintenance expenses for 1999 were 4% higher than 1998 largely as a result of increased PUC third party transmission tariffs. Depreciation and amortization expense was $109 million lower in 1999 versus 1998 primarily due to less mitigation depreciation recorded in 1999. Mitigation depreciation recorded in 1999 was $52 million versus $170 million in 1998.

   The net decrease of $62 million in interest expense and other charges for 1999 compared to 1998 was primarily due to the reacquisition of long-term debt and remarketing of certain debt to lower interest rates.

   The effective income tax rate was lower in 1999 compared to 1998 due primarily to the discontinuation of amortization of prior-period flow-through amounts and other tax-related regulatory assets and liabilities resulting from the impact of the 1999 Restructuring Legislation.

1998 versus 1997

   Net income of $788 million for 1998 increased approximately 5% from 1997. Results for 1997 were reduced by an $81 million fuel disallowance (including interest) and a $10 million charge related to the sale of sulfur dioxide allowances, which reduced net income by $55 million. Excluding the effect of these items, 1998 net income decreased slightly from 1997. Results for 1998 were impacted by the rate reduction settlement approved by the PUC in April 1998 that became effective January 1, 1998, and increased nuclear depreciation net of associated income taxes that reduced 1998 income by $143 million. These effects were partially offset by continued strong sales growth and the effect of exceptionally hot summer weather in 1998.

   Operating revenues increased approximately 6% for 1998 as compared to 1997 primarily due to an increase in base rate electricity revenues due to the exceptionally high summer temperatures and customer growth, partially offset by the effect of the rate reduction settlement on base rate revenues. Electric energy sales in gigawatt-hours (GWh) were approximately 6% higher in 1998 than in 1997. Fuel revenue, excluding the fuel disallowance in 1997, increased slightly in 1998 primarily due to increases in fuel costs driven by increased energy sales.

   Energy purchased for resale and fuel consumed increased approximately 2% primarily due to increased energy sales, with increased gas usage partially offset by decreased gas prices in 1998. Total operating expenses, excluding energy purchased for resale and fuel consumed, increased 11% for 1998 compared to 1997 largely as a result of higher marketing incentives, increased provision for uncollectible accounts and increased reactive maintenance expenses, partially offset by decreased employee-related costs. TXU Electric's rate reduction settlement resulted in additional nuclear depreciation of $353 million in 1998; $183 million was the result of the transfer of T&D depreciation, and $170 million was the result of TXU Electric's earnings in excess of the earnings cap. Taxes other than income increased in 1998 primarily due to higher state and local gross receipt taxes.

   Interest expense and other charges decreased 10% in 1998 compared with 1997. Capital restructuring and debt reduction programs favorably affected the year-to-year comparison. Distributions on trust securities and preferred stock dividends decreased from 1997, reflecting 1998 reacquisitions.

   The effective income tax rate for 1998 was higher than in 1997 due to the impact of amortization of prior-period flow-through amounts, which increased due to the accelerated depreciation on nuclear production assets in conjunction with the rate reduction agreement.

 US Gas
--------

Segment Highlights
                                                  1999     1998     1997*
                                                 -------  -------  -------

Gas distribution:
      Sales volumes (billion cubic feet -Bcf)..     117      130       57
      Margin (millions)........................  $  301   $  291   $  117
Pipeline transportation:
      Transportation volumes (Bcf).............     551      599      255
      Revenues (millions)......................  $  116   $  121   $   58
Gas liquids:
      Sales  volumes (million barrels).........       6        6        3
      Average prices ($ per barrel)............   14.32    10.69    14.53
      Plant revenues (millions)................  $   86   $   64   $   36
Heating degree days (% of normal)..............      70%      89%     119%


 *For the period from acquisition of TXU Gas (August 5, 1997) to December 31,
  1997.

1999 versus 1998

   The US Gas segment had net income of $3 million for 1999 compared with a net loss of $32 million for 1998. Strong cost controls and improved margins contributed to the results for 1999, as did after-tax gains totaling $8 million from the sale of assets and a reversal of a deferred tax asset valuation allowance as a result of a 1999 change in Internal Revenue Service regulations.

   Operating revenues for 1999 increased by $13 million over 1998 primarily due to higher gas processing revenues due to a 34% improvement in natural gas liquids prices, partially offset by lower distribution and pipeline revenues resulting from the very mild winter weather. Gas purchased for resale declined by $18 million in 1999 because of lower demand. Higher gas processing fees in 1999, primarily caused by higher natural gas liquids prices, were more than offset by cost reductions in other operation and maintenance expenses. Depreciation and other amortization expenses increased by $7 million primarily due to increased distribution system depreciation. Taxes other than income decreased by $7 million from 1998 to 1999 due to lower gas receipts taxes in 1999.

1998 versus 1997

   The 1998 results for the US Gas segment represent a full year of operations, while the 1997 period is from date of acquisition of TXU Gas (August 5, 1997) to December 31, 1997. The segment had a net loss of $32 million for 1998 versus a net loss of $2 million for the 1997 period.

   Operating revenues were $864 million for 1998 compared with $428 million for the 1997 period. Energy purchased for resale was $375 million in 1998 and $213 million in 1997, while other operating expenses totaled $454 million in 1998 versus $178 million for 1997. The segment had other income of $4 million, interest expense of $78 million and an income tax benefit of $6 million for 1998. In the 1997 period, the segment had other income of $2 million, interest expense of $35 million and income tax expense of $5 million.

   Results for 1998 were impacted by mild winter weather, while heating degree days were above normal for the 1997 period. Results for 1998 included goodwill amortization of $21 million versus $8 million in the 1997 period.

 US Energy Marketing
--------------------

Segment Highlights
                                  1999    1998   1997*
                                  -----  ------  -----

Trading volumes:
     Gas  (billion cubic feet)..  1,102   1,115   292
     Electric (gigawatt-hours)..  6,544  16,268    --

*For the period from acquisition of TXU Gas (August 5, 1997) to December 31,
 1997.

1999 versus 1998

   Results for 1999 for the US Energy Marketing Segment were down significantly due to lower-than-expected gas margins, planned costs to develop infrastructure capabilities and unusually high natural gas prices which affected the results from retail marketing originations. The segment had a net loss of $25 million for 1999 compared with net income of $6 million for 1998. Operating revenues decreased by 7% from $3,199 million in 1998 to $2,983 million in 1999 primarily due to management's decision to decrease electricity trading. Gross margin decreased from $46 million in 1998 to $9 million in 1999. Other operating expenses increased by 40% from $35 million in 1998 to $49 million in 1999 due in part to costs related to developing middle and back office infrastructure capabilities to prepare for the opening of the Texas electricity market to competition in 2002. Results for 1999 included other income of $4 million related to a pre-tax gain from the sale of commercial customer accounts.

1998 versus 1997

   The 1998 results for the segment represent a full year of operations, while the 1997 period is from the date of acquisition of TXU Gas (August 5, 1997) to December 31, 1997. The segment contributed net income of $6 million in 1998 but had a net loss of $12 million in the 1997 period.

   Operating revenues were $3,199 million for 1998 versus $859 million for the 1997 period. Sales margin was $46 million in 1998 compared with a margin loss of $1 million in the 1997 period. Other operating expenses totaled $35 million in 1998 compared with $16 million in the 1997 period.

   The 1998 results reflect an increase in segment activity and margins, partly due to the beginning of electricity trading in 1998, while the lower results in the 1997 period were primarily the result of trading losses, inadequate system infrastructure and costs associated with systems that were implemented at the end of 1997.

Europe
------

Segment Highlights

                                                                   1999              1998*
                                                                 --------           --------

Sales volumes:
      Electric (gigawatt-hours - GWh)..........................   36,424             23,285
      Gas (billion cubic feet- Bcf)............................      126                 72
      Units distributed (GWh)..................................   33,120             19,249
      Wholesale energy sales:
             Electricity generated and sold to the Pool (GWh)     78,950             51,060
             Gas (Bcf)                                               447                148

                                                                       1999               1998*
                                                                  ---------------    ---------------
Revenues (millions):                                             (Pounds)     $      (Pounds)    $
    Electric...................................................    1,869    3,033     1,196    1,985
    Gas........................................................      348      565       157      260
    Distribution...............................................      405      657       238      395
    Wholesale energy sales.....................................    1,336    2,168       721    1,199
    Intra-segment eliminations and other.......................     (205)    (333)     (147)    (238)
                                                                  ------   ------    ------   ------
               Total...........................................    3,753    6,090     2,165    3,601
                                                                  ======   ======    ======   ======

By segment (millions):
    Energy retail..............................................    1,548    2,512     1,036    1,723
    Energy management and generation...........................    1,759    2,854       845    1,405
    Networks...................................................      428      695       253      421
    Other......................................................       18       29        31       52
                                                                  ------   ------    ------   ------
              Total............................................    3,753    6,090     2,165    3,601
                                                                  ======   ======    ======   ======

  * For the period from acquisition (May 19, 1998) to December 31, 1998.

1999 versus 1998

   The 1999 results for the Europe segment represent a full year of operations, while the 1998 period is from date of acquisition (May 19, 1998) to December 31, 1998. The 1998 period also includes the 22% equity in the net income of TEG for the period March to May 19, 1998. The Europe segment contributed net income for 1999 of $280 million compared with $140 million in the 1998 period.

   The Europe segment added (Pounds)3.8 billion ($6.1 billion) to 1999 operating revenues versus (Pounds)2.2 billion ($3.6 million) in the 1998 period. Revenues from energy retail operations for 1999 were (Pounds)1.5 billion ($2.5 billion) compared with (Pounds)1.0 billion ($1.7 billion) in 1998. Volumes in the gas residential market increased in 1999 as a result of the market being fully opened to competition. Electricity volumes have decreased due to the loss of industrial and commercial customers in the October 1999 contract round; however, prices have improved. Revenues from the energy management and generation operations for 1999 were (Pounds)1.8 billion ($2.9 billion) versus (Pounds)845 million ($1.4 billion) in the 1998 period. Increased operating volumes in the gas portfolio have increased revenues, partially offset by lower revenues in the electricity portfolio due to lower time-weighted Pool purchase prices (weighted for time of day sales) and reduced volumes. Revenues from the networks business for 1999 were (Pounds)428 million ($695 million) compared with (Pounds)253 million ($421 million) in the 1998 period. GWh's distributed increased by approximately 3% year on year, and regulated prices increased approximately 1% from April 1999. Other revenues were (Pounds)18 million ($29 million) in 1999, which were primarily related to the metering business. In the 1998 period, other revenues were (Pounds)31 million ($52 million) and included metering revenues, revenues from the telecommunications business sold in December 1998 and revenues from the modular building business sold in February 1999.

   Energy purchased for resale and fuel consumed for 1999 was (Pounds)2.2 billion ($3.6 billion) compared with (Pounds)1.3 billion ($2.2 billion) in the 1998 period. Operation and maintenance expenses for the full year of 1999 were (Pounds)706 million ($1.1 billion) versus (Pounds)379 million ($628 million) in
the 1998 period.   Depreciation and amortization, including goodwill
amortization, totaled (Pounds)260 million ($421 million) in 1999 compared with (Pounds)144 million ($240 million) in 1998.

   Interest expense for 1999 was (Pounds)347 million ($563 million) compared with (Pounds)269 million ($447 million) in the 1998 period from the date of
acquisition.   The segment had interest income of (Pounds)63 million ($102 million) in 1999 versus (Pounds)64 million ($106 million) in the 1998 period.

   The effective tax rate for the Europe segment was 35% in 1999 versus 46% in the 1998 period. The rate in 1999 benefited from foreign tax credits, while the 1998 period benefited from a 1% reduction in the UK statutory tax rate and included income that was taxed at rates less than the statutory rate. Non-deductible expenses related to capital leases and goodwill amortization also affected both periods.

   On December 14, 1999, TXU Europe Group and EDF London Investments plc, a subsidiary of Electricite de France, entered into an arrangement for the creation of an equally held joint venture company. Employees of the joint venturers' subsidiaries, Eastern Electricity and London Electricity plc, will be employed by the new joint venture company in the management, operation and maintenance of those subsidiaries' respective electricity distribution networks. The physical assets, as well as all operating licenses, will continue to be owned by Eastern Electricity and London Electricity plc, respectively. An application was made to the European Commission's Merger Task Force for competition law clearance, and on February 8, 2000, the European Commission announced that it had cleared plans for the creation of the joint venture for competition law purposes. A separate application for regulatory clearance has been submitted to the Office of Gas and Electricity Markets (OFGEM). The joint venture will begin operations once these clearances are obtained, which may be as early as April 2000. By the time the joint venture starts operations, it is expected that the combined workforce will have been reduced by approximately
400. It is anticipated that the workforce currently engaged by Eastern Energy and London Electricity plc, will be further reduced by at least a similar number during the joint venture's first 18 months of operations. Primarily as a result of the creation of this joint venture, TXU Europe is expected to record a restructuring charge of approximately $50 million in 2000. By streamlining operations and reducing costs, the joint venture is expected to help offset the price reductions mandated by the recent distribution price review by OFGEM.

   In June 1999, TXU Europe Group announced details of a program to restructure the energy retailing business in order to be more cost effective in the competitive energy markets. This program resulted in the closure of two principal offices with the loss of 300 permanent and 200 temporary positions. TXU Europe Group also is seeking new ways to access the energy markets and to form more partnerships with the objective of reducing costs, improving access to customers and capitalizing on emerging new markets like the Internet.

Australia
---------

Segment Highlights
                                  1999*         1998          1997
                                  -----         -----         -----
Sales volumes:
     Electric (Gigawatt-hours)    5,509         5,213         5,190
     Gas (Billion cubic feet)        51            --            --

Degree days:
      Cooling...................    239           236           292
      Heating...................  1,199         1,387         1,360


                                     1999*          1998         1997
                                  ------------  ------------  -----------
                                    A$      $     A$      $     A$     $
Revenues (millions):
     Electric...................    567   $365    571    361    577   430
     Gas........................    200    130     --     --     --    --
     Other......................    291    187    125     78     80    59
                                  -----   ----  -----  -----  -----  ----
              Total.............  1,058    682    696    439    657   489
                                  =====   ====  =====  =====  =====  ====

  *Includes results of Westar/Kinetik Energy from date of acquisition of February 24, 1999.

1999 versus 1998

   TXU Australia had net income of $6 million for 1999 compared with $31 million for 1998. Results for 1999 were affected by very mild winter weather and non-recurring charges totaling $17 million after-tax primarily for integration and acquisition-related costs. Net income for 1999 includes the results of Westar/Kinetik Energy from date of acquisition on February 24, 1999.

   Operating revenues rose from A$696 million ($439 million) in 1998 to A$1,058 million ($682 million) in 1999, an increase of 52%. The increase is primarily due to revenues from the Westar/Kinetik Energy gas distribution and retailing businesses since acquisition, higher construction revenues and increased external electricity network charges.

   Energy purchased for resale increased from A$265 million ($167 million) in 1998 to A$415 million ($268 million) in 1999. The A$150 million ($101 million) increase includes A$110 million ($71 million) of gas purchase and distribution costs associated with Westar/Kinetik Energy, with the remainder of the increase due to higher purchased electricity and distribution costs as a result of a 6% increase in energy sold and higher electricity pool prices. Operation and maintenance expenses increased from A$193 million ($121 million) in 1998 to A$335 million ($216 million) in 1999 due to costs associated with the Westar/Kinetik Energy gas business and increased expenditures related to the construction businesses. Depreciation and amortization, including goodwill amortization, increased from A$68 million ($43 million) to A$119 million ($77 million) in 1999 primarily due to the Westar/Kinetik Energy acquisition.

   Interest expense and other charges increased from A$94 million ($59 million) in 1998 to A$203 million ($131 million) in 1999 due to an increase in outstanding debt resulting from the acquisition of Westar/Kinetik Energy and the initial payment under the agreement with AES Ecogen.

   The effective income tax rate for the Australia segment was impacted by non-deductible goodwill amortization and other foreign permanent differences. The statutory tax rate in Australia will decrease from 36% to 30% between 2000 and 2001. Accordingly, TXU Australia adjusted its deferred taxes to the 30% rate and credited deferred tax expense for $3 million in 1999.

   TXU Australia sold its construction and engineering business, Enetech, in January 2000.

1998 versus 1997

   Operating revenues were A$657 million ($489 million) in 1997 and A$696 million ($439 million) in 1998. Revenues denominated in Australian dollars increased by 6% from 1997 to 1998 due to higher construction revenues, reflecting the full year impact of the acquisition of Streamline, a former maintenance division of Melbourne Water. The impact on TXU Corp. revenues was a decrease of 10% as a result of the decline in the average exchange rate from 1997 to 1998. While electricity energy sales rose marginally in 1998, electricity sales revenues decreased slightly, principally due to lower prices, as further classes of electricity customers were free to choose their electric supplier. Customers with loads in excess of 160 MWh/year but less than 750 MWh per year were able to choose their electricity supplier effective July 1, 1998. As of December 31, 1998, TXU Australia estimated that it had lost approximately 500 GWhs as a result of customers within its franchised area electing to choose another energy retailer to supply their energy needs. This loss was net of gains made during the same period by TXU Australia in acquiring customers from other retailers in Victoria and New South Wales.

   Energy purchased for resale decreased 10% from A$294 million ($219 million) in 1997 to A$265 million ($167 million) in 1998 largely due to the phasing out of the franchise fee charged by the Victorian Government in respect of the customer base allocated to TXU Australia during the privatization of the electricity industry. Operation and maintenance expense increased from A$154 million ($112 million) in 1997 to A$193 million ($121 million) in 1998 primarily due to costs associated with increased construction activity for third parties.

   The reduction in interest expense from A$97 million ($73 million) in 1997 to A$94 million ($59 million) in 1998 was attributable to both a reduction in debt and lower interest rates.

   The effective income tax rate decreased from 54% in 1997 to 45% in 1998 due to a reduction in non-deductible franchise fee payments.

FINANCIAL CONDITION

Liquidity and Capital Resources

   Cash Flows -- Cash flows provided by operating activities before changes in operating assets and liabilities for 1999 were $2.6 billion compared with $2.3 billion and $1.6 billion for 1998 and 1997, respectively. Changes in operating assets and liabilities used cash of $379 million and $338 million in 1999 and 1998, respectively, but provided $15 million in 1997. The increase in each year is primarily due to the inclusion of TXU Europe results since acquisition in 1998 and for a full year in 1999.

   Cash flows used for investing activities for the year ended December 31, 1999 totaled $3.1 billion, including $1.0 billion for the acquisition of Westar/Kinetik Energy, compared with $4.3 billion, including $2.5 billion used for the acquisition of TEG, for 1998 and $708 million for 1997. Construction expenditures were $1.6 billion for 1999, compared with $1.2 billion and $583 million for 1998 and 1997, respectively, primarily resulting from the inclusion of TXU Europe since acquisition in 1998 and for a full year in 1999.

   In 1998, TXU Corp. acquired TEG for $7.4 billion, including $1.4 billion assigned to common stock issued. In 1997, TXU Corp. acquired TXU Gas for $579 million and TXU Communications for $319 million, primarily through the issuance of common stock.

   In October 1999, TXU Electric announced plans to sell six of its eighteen natural gas-fired electricity generating plants in Texas. Any gain on the sale of these plants will be recorded as a regulatory liability and applied against TXU Electric's generation assets that may become stranded costs under provisions of the 1999 Restructuring Legislation. TXU Electric anticipates completion of the plant sales by the end of 2000. In March 2000, TXU Gas announced that it had entered into a contract for the sale of substantially all of the assets of TXU Processing for approximately $105 million.

   In 1999, TXU Europe contributed approximately (Pounds)190 million ($308 million) for an 81% ownership interest in the joint venture company with Pohjolan Voima Oy (PVO), Finland's second largest electricity generator, and approximately (Pounds)40 million ($65 million) for an approximately 40% stake in Savon Voima Oy (SVO), Finland's seventh largest electricity distributor.

   In December 1999, TXU Corp. sold its 20% ownership interest in the partnerships that operate PrimeCo for $357 million. Proceeds from the sale were received in January 2000.

   On March 13, 2000, TXU Europe (Espana) S.L., a subsidiary of TXU Europe, announced its intention to make a cash offer to acquire all of the shares of Hidroelectrica del Cantabrico, S.A. (Hidrocantabrico) that TXU Europe does not currently own. Hidrocantabrico is a vertically integrated Spanish energy company. The offer is subject to a number of conditions, including, among others, authorization by the CNMV, or Spanish Securities Exchange, approval by European Union competition authorities and TXU Europe acquiring sufficient shares such that it would hold at least 51% of Hidrocantabrico after the transaction is completed. The transaction is expected to close in the second quarter of 2000.

   TXU Europe's offer of 21.25 euros per share values the equity of Hidrocantabrico at 2.4 billion euros ($2.3 billion). If the offer becomes unconditional, TXU Europe intends to finance the acquisition through bank borrowings and the issuance of preferred securities to its parent company, TXU International Holdings. TXU International Holdings intends to fund the purchase of the TXU Europe preferred securities through bank borrowings guaranteed by TXU Corp.

   On March 13, 2000, TXU Corp. announced that it had entered into an agreement to acquire Fort Bend Communication Companies, Inc. (FBCC) based in Katy, Texas, near Houston, in a transaction that values the stock of FBCC at approximately $167 million. FBCC common and preferred stock will be exchanged for approximately $90 million of TXU Corp. common stock and approximately $77 million in cash, subject to certain adjustments. The transaction is expected to close in the second quarter of 2000.

   Following the closing of the FBCC transaction, TXU Corp. expects to facilitate the growth of its communications operations by contributing the assets of TXU Communications Company and FBCC into a joint venture. This transaction, if consummated, would enable TXU Corp. to retire debt and repurchase common stock in an aggregate amount of up to $1 billion.

   Future Capital Requirements --TXU Corp.'s maintenance capital construction expenditures are estimated at $1.1 billion for 2000. Approximately 65% is planned for US Electric and Gas operations, 23% for operations in the UK and continental Europe, and 12% for operations in Australia, telecommunications and other activities. Additional expenditures may be made for development activities.

   TXU Corp. will pursue potential investment opportunities from time to time when it concludes that such investments are consistent with its business strategies and will dispose of nonstrategic assets to allow redeployment of resources into faster growing opportunities in an effort to enhance the long-term return to its shareholders.

   During 1999, TXU Corp.'s Board of Directors increased the common stock repurchase limit to $1.6 billion, of which $478 million had been used as of December 31, 1999 to purchase and retire a total of 11,953,751 shares of TXU Corp.'s issued and outstanding common stock during the four years then ended. On March 7, 2000, TXU Corp. repurchased approximately 12.4 million shares of its common stock for approximately $408 million. The cost of the repurchased shares, to the extent it exceeded the estimated amount received upon their original issuance, has been charged to retained earnings.

   TXU Europe Group received government consent to build a 215 MW combined heat and power plant for which there is a commitment of (Pounds)117 million ($189 million), most of which falls due in 2001. In addition, estimated capital expenditures on environmental control facilities are (Pounds)43 million ($70 million) in 2000, (Pounds)50 million ($81 million) in 2001, (Pounds)40 million ($65 million) in 2002, and (Pounds)35 million ($57 million) in 2003.

   External funds of a permanent or long-term nature are obtained through the issuance of common and preferred stock, TXU Corp. or subsidiary obligated, mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior subordinated debentures of TXU Corp. or related subsidiary (trust securities) and long-term debt by TXU Corp. The capitalization ratios of TXU Corp. at December 31, 1999, consisted of approximately 62% long-term debt (including equity-linked securities), 5% trust securities, 1% preferred stock and 32% common stock equity. Restricted cash of $1.2 billion included in other investments collateralizes certain TXU Europe capital lease obligations. Offsetting the cash pledge against lease obligations, the capitalization ratios consisted of 61% long-term debt, 5% trust securities, 1% preferred stock and 33% common stock equity.

   Issuances and Retirements -- During the year ended December 31, 1999, TXU Corp. issued, redeemed, reacquired or made scheduled principal payments on acquisition facilities, other long-term debt, preferred stock and trust securities for cash, as follows:

                                                        Issuances  Retirements
                                                        ---------  -----------
TXU Electric:
      Brazos River Authority Pollution Control Bonds       $  177       $  177
      First Mortgage Bonds                                     --          551
      Other                                                    --            3

TXU Europe:
      Senior Notes                                          1,500           --
      Term Facility                                         1,225           --
      Acquisition Facilities                                   --        1,225
      Revolving Credit Facility (Tranche B)                   921          514
      Other                                                   306          749

TXU Australia Holdings:
      Acquisition Facilities                                  926           --
      Other                                                    93           --

TXU Corp.:
      TXU Capital II Trust Securities                         150           --
      Senior Notes                                            925           --

All Other Subsidiaries                                          3          240
                                                           ------       ------
       Total                                               $6,226       $3,459
                                                           ======       ======

   In March 2000, TXU Europe issued $150 million of 9.75% Trust Originated Preferred Securities.

   See Notes to Financial Statements for further details concerning short-term financing, long-term debt, trust securities and preferred stock of subsidiaries. Early redemptions of preferred stock and long-term debt may occur from time to time in amounts presently undetermined.

   Financing Arrangements -- TXU Corp., TXU Electric, TXU Gas and other subsidiaries of TXU Corp. may issue additional debt and equity securities as needed, including the possible future sale: (i) by TXU Electric of up to $499 million principal amount of debt securities and up to $25 million of Cumulative Preferred Stock, and (ii) by TXU Gas of up to $600 million aggregate principal amount of debt securities and/or preferred securities of subsidiary trusts, all of which are currently registered with the Securities and Exchange Commission
(SEC) for offering pursuant to Rule 415 under the Securities Act of 1933. In addition, TXU Corp. may issue up to $340 million of debt securities and up to an aggregate of $360 million of (i) debt securities, (ii) shares of its preference stock, or (iii) preferred securities of subsidiary trusts.

   At December 31, 1999, TXU Corp., TXU Electric and TXU Gas Company had joint US dollar-denominated lines of credit under revolving credit facility agreements (US Credit Agreements) with a group of banking institutions. At December 31, 1999, TXU Corp. had no borrowings outstanding under these facilities. The US Credit Agreements were amended and restated in February 2000 and have two facilities. Facility A provides for short-term borrowings aggregating up to $1.4 billion outstanding at any one time at variable interest rates and terminates February 23, 2001, but may be extended by up to one year. Facility B provides for short-term borrowings aggregating up to $1.4 billion outstanding at any one time at variable interest rates and terminates February 25, 2005. Facility B also provides for the issuance of up to $300 million of letters of credit. TXU Electric's and TXU Gas' borrowings under both facilities are limited to aggregate amounts outstanding at any one time of $1.25 billion and $650 million, respectively.

   TXU Europe and a finance subsidiary have a joint sterling-denominated line of credit (Sterling Credit Agreement) that provides for borrowings of up to (Pounds)1.275 billion ($2.1 billion) and has two facilities which will terminate on March 2, 2003. As of December 31, 1999, the amended Sterling Credit Agreement had (Pounds)750 million ($1.2 billion) of borrowings outstanding under the term facility at an interest rate of 6.55%, and approximately (Pounds)237 million ($384 million) of non-UK borrowings outstanding under Tranche B at a weighted average interest rate of 5.61%.

   Eastern Electricity has a separate revolving credit facility of up to (Pounds)250 million ($404 million), terminating March 2, 2003, which provides for short-term borrowings to be used for Eastern Electricity's general corporate purposes. No borrowings were outstanding at December 31, 1999 under this facility.

   On December 15, 1999, TXU Europe commenced a 2.0 billion euro Euro Medium Term Note (EMTN) Program. Under the EMTN Program, TXU Europe may from time to time issue notes on a continuing basis to one or more dealers in a principal outstanding amount not exceeding 2.0 billion euros. As of December 31, 1999, no notes had been issued under this program. However, in March 2000, (Pounds)225 million ($364 million) of 7.25% Sterling Eurobonds due March 8, 2030, were issued. On the same day, an interest rate swap was entered into that converts the interest on the new Sterling Eurobond to a variable rate based on LIBOR for the first five years. The effective interest rate after the swap was 5.862%.

   TXU Electric has facilities with financial institutions whereby it is entitled to sell and such financial institutions may purchase, on an ongoing basis, undivided interests in customer accounts receivable representing up to  an  aggregate  of  $500 million.  TXU Gas has a similar facility for  $100
million.   TXU Europe has facilities with a third party whereby Eastern
Electricity may sell up to (Pounds)300 million ($486 million) of its electricity receivables and a finance subsidiary may borrow up to an aggregate of (Pounds)275 million ($445 million), collateralized by future receivables, with an overall program limit of (Pounds)550 million ($891 million). Additional receivables are continually sold to replace those collected. At December 31, 1999, accounts receivable of TXU Electric were reduced by $500 million, TXU Gas' were reduced by $100 million and Eastern Electricity's were reduced by (Pounds)224 million ($362 million) to reflect the sales of receivables under their programs and (Pounds)177 million ($286 million) of short-term loans were outstanding collateralized by future receivables.

Quantitative and Qualitative Disclosure About Market Risk

   TXU Corp. and its subsidiaries enter into derivative instruments for non-trading purposes in order to manage market risks related to changes in interest rates, foreign currency exchange rates and commodity prices. TXU Corp. also enters into derivative instruments and other contractual commitments for trading purposes through its subsidiaries TXU Energy Trading, TXU Europe and TXU Australia. See Note 11 to Financial Statements for further discussion of TXU Corp's risk management activities.

   INTEREST RATE RISK -- The table below provides information concerning TXU Corp.'s financial instruments as of December 31, 1999 that are sensitive to changes in interest rates, which include debt obligations, interest rate swaps and trust securities. TXU Corp. has entered into interest rate swaps under which it has agreed to exchange the difference between fixed-rate and variable-rate interest amounts calculated with reference to specified notional principal amounts at dates that generally coincide with interest payments. For trust securities, the table presents cash flows based on December 31, 1999 book values and the related weighted average rates by expected redemption date. Weighted average variable rates are based on rates in effect at the reporting date.

                                                  Expected Maturity Date
                               --------------------------------------------------------
                                                (Millions, except percents)                          1999                    1998
                                                                              There-     1999        Fair       1998         Fair
                                 2000      2001    2002      2003     2004    after     Total       Value       Total       Value
                               ------    ------   -----    ------   ------   -------   --------   ----------   --------   ----------
Long-term Debt
   (including
       current maturities)
   Fixed Rate..............    $1,261    $  533   $ 852    $  915   $1,496    $6,679    $11,736      $10,734    $11,318     $11,912
       Average interest          6.78%     7.43%   7.09%     6.64%    7.33%     7.08%      7.06%          --       7.29%         --
        rate...............
    Variable Rate..........        --    $1,378   $ 572    $1,598       --    $  846    $ 4,394      $ 4,394   $  3,503     $ 3,503
       Average interest            --      6.50%   6.38%     6.34%      --      5.43%      6.22%          --       5.86%         --
        rate...............

Trust Securities*
   Fixed rate..............        --        --      --        --       --    $1,095    $ 1,095      $   977    $   950     $   987
      Average interest rate        --        --      --        --       --      8.03%      8.03%          --       7.93%         --
   Variable  rate..........        --        --      --        --       --    $  244    $   244      $   235    $   243     $   249
      Average interest rate        --        --      --        --       --      7.26%      7.26%          --       6.41%         --

Interest Rate Swaps
   (notional amounts)
   Variable to Fixed.......    $1,574    $  738   $ 449    $  250       --    $1,242    $ 4,253      $    25    $ 2,274     $  (132)
       Average to pay rate.      5.96%     6.72%   7.27%     6.81%      --      6.23%      6.36%          --       6.67%         --
       Average receive rate      6.13%     5.50%   5.18%     7.26%      --      5.33%      5.75%          --       5.49%         --
   Fixed to variable.......    $  425        --   $ 350        --       --    $1,500    $ 2,275      $   (94)   $   515     $    46
      Average pay rate.....      6.24%       --    6.73%       --       --      6.77%      6.67%          --       5.39%         --
      Average receive rate.      5.11%       --    6.15%       --       --      6.65%      6.29%          --       7.37%         --

*TXU Corp. or subsidiary obligated mandatorily redeemable, preferred securities of subsidiary trusts each holding solely junior subordinated debentures of TXU Corp. or related subsidiary.

   FOREIGN CURRENCY RISK -- TXU Corp. has exposure to foreign currency risks, primarily with the pound sterling and the Australian dollar. TXU Europe and TXU Australia have accessed the US capital markets and issued dollar denominated obligations. TXU Corp. and its subsidiaries enter into currency swaps, options and forwards, where appropriate, to manage foreign currency exposure. The following table summarizes notional amounts at the contract exchange rates, weighted-average contractual exchange rates and estimated fair value by contract maturity for open contracts at December 31, 1999 and 1998:

                                             Expected Maturity Date
                                --------------------------------------------------
                                        (Millions, except exchange rates)            1999    1998
                                                                   There-            Fair    Fair
                                 2000   2001   2002   2003   2004  after   Total    Value   Value
                                -----  -----  -----  -----  -----  ------  -------  -----   -----
British pound sterling          $ 135  $ 135  $ 483  $ 114  $ 114  $2,569   $3,550   $(37)   $(57)
       Average exchange rate    $1.63  $1.63  $1.62  $1.63  $1.63  $ 1.72   $ 1.69     --      --

Australian dollar                  --     --     --     --     --  $  350   $  350   $ 30    $ 53
       Average exchange rate       --     --     --     --     --  $ 0.72   $ 0.72     --      --

   ENERGY PRICE RISK-- Non-trading Activities -- In the UK and Australia, electricity prices are established through power pools which are controlled through an agreement with the licensed generators and suppliers in the case of the UK, or by a statutory, independent corporation in the case of Australia. In both cases, substantially all power generated must be sold into and purchased from wholesale electricity trading pools. In order to manage the exposure to fluctuations in electricity pool prices, both TXU Europe and TXU Australia enter into both short- and long-term derivative instruments whereby the pool price is fixed for an agreed-upon quantity and duration by reference to an agreed-upon strike price. In the US, as a result of continued regulation, TXU Electric and TXU Gas have minimal exposure to energy price risk, therefore, their use of derivative instruments is limited.

   UK --The hypothetical loss in fair value of TXU Europe Group's contracts for differences, electricity forward agreements and other contracts in existence at December 31, 1999 and 1998 entered into for non-trading purposes arising from a 10% adverse movement in future electricity prices is estimated at (Pounds)21 million ($34 million) and (Pounds)81 million ($134 million), respectively. This loss is calculated by modeling the contracts against an internal forecast of Pool prices using discounted cash flow techniques. The decrease in the hypothetical market movement results from decreases in energy purchase commitments during 1999.

   Australia -- The hypothetical loss in fair value of TXU Australia's contracts for differences, electricity forward agreements and other contracts in existence at December 31, 1999 entered into for non-trading purposes arising from a 10% adverse movement in future electricity prices is estimated at A$12 million ($8 million). This loss is calculated by modeling the contracts against an internal forecast of Pool prices using discounted cash flow techniques.

   ENERGY PRICE RISK -- Trading Activities -- TXU Corp. has further positioned itself to provide comprehensive energy products and services to a diversified client base in the US, Europe and Australia. In the US, TXU Energy Trading continues to engage in risk management activities, including the purchase and sale of physical commodities and entering into futures contracts, other forward commitments, swap agreements, exchange traded options, over-the-counter options which are net settled or physically settled, exchange-of-futures-for physical transactions, energy exchange transactions, storage activities, and other contractual arrangements.

   In 1999, TXU Europe and TXU Australia began offering price risk management services to customers through a variety of financial and other instruments including contracts for differences (swaps), virtual power stations, written options and forward contracts.

   The trading subsidiaries all manage the market risk on a portfolio basis within limitations imposed by their respective Boards of Directors and in accordance with TXU Corp.'s overall risk management policies. Market risks are monitored daily, utilizing appropriate mark-to-market methodologies, which value the portfolio of contracts and the hypothetical effect on this value from changes in market conditions. Each entity uses various techniques and methodologies that simulate forward price curves in their respective markets to estimate the size and probability of changes in market value resulting from price movements. These techniques include, but are not limited to, sensitivity analyses. The use of these methodologies requires a number of key assumptions including the selection of confidence levels, the holding period of the positions, and the depth and applicability to future periods of historical price information.

   The portfolio subjects the entities to a number of risks and costs associated with the future contractual commitments, including price risk, credit risk associated with counter parties, product location (basis) differentials, market liquidity. Each entity continuously monitors the valuation of identified risks and adjusts the portfolio valuation based on present market conditions.
Reserves are established in recognition that certain risks exist until delivery of energy has occurred, counterparties have fulfilled their financial commitments and related financial instruments mature or are closed out. Price and credit risk are further managed within the established trading policies and limits established for each trading entity which are evaluated on a daily basis.

   US -- TXU Energy Trading uses market-implied volatilities to determine its exposure to market risk. Market risk is estimated as the potential loss in fair value resulting from at least a 15% change in market factors, which may differ from actual results. Using a two standard deviation change, the most adverse change in fair value at December 31, 1999 and 1998, as a result of this analysis, was a reduction of $2.3 million and $2.1 million, respectively.

   UK -- The hypothetical loss in fair value of TXU Europe Group's contracts for differences and other energy purchase contracts in existence at December 31, 1999 entered into for trading purposes arising from a 10% adverse movement in future electricity prices is estimated at (Pounds)4 million ($6 million).

   Australia -- The hypothetical loss in fair value of TXU Australia's trading contracts and other energy purchase contracts in existence at December 31, 1999 entered into for trading purposes arising from a 10% adverse movement in future electricity prices is estimated at A$31 million ($20 million).

Regulation and Rates

   US -- Electric Industry Restructuring -- Project teams have been established to prepare TXU Electric for a competitive environment. These teams are comprised of resources from all facets of TXU Corp.'s business and formulate short- and long-term strategy to address the implementation of the 1999 Restructuring Legislation. TXU Corp. continues to analyze the long-range implications of the 1999 Restructuring Legislation on their respective financial positions, results of operations and cash flows.

   TXU Gas Distribution employs a continuing program of rate review for all classes of customers in its regulatory jurisdictions. Rate relief amounting to about $7.5 million in annualized revenue increases, exclusive of changes in gas costs, was granted in 1999. Rate cases supporting an additional $8.3 million in annualized revenue increases were pending in a number of cities as of December 31, 1999. The $8.3 million of annualized revenue increases includes $6.3 million for the general rate increase filed for in August 1999 by TXU Gas Distribution in the cities of Dallas, University Park, Highland Park and Cockrell Hill, Texas. On February 23, 2000, the City of Dallas denied the rate increase. Similar action is expected in the other cities. TXU Gas Distribution intends to appeal this action to the RRC, which has the power to review and overturn the denial, and seek in excess of $9 million in rate relief. TXU Gas is unable to predict the outcome of the appeal.

   In October 1999, TXU Lone Star Pipeline filed with the RRC a Statement of Intent to change the city gate rate for gas transported for subsequent distribution to residential and commercial customers. The filing requests a general increase in annual revenues of approximately $20 million. Action on this request is anticipated in the second quarter of 2000. TXU Lone Star Pipeline is unable to predict the outcome of this case.

   TXU Electric and certain other regulated subsidiaries of TXU Corp. have several rate requests or refunds pending or on appeal, see Note 13 to Financial Statements.

   Europe -- The regulation of distribution and supply charges is currently subject to review by OFGEM. Since the implementation of the initial price controls in 1990, there have been two reviews of the supply price control.
These reviews have resulted in reduced distribution and supply prices, but because related costs have also been reduced, the effect on TXU Europe has not been material. In December 1999, OFGEM issued a final report, proposing a range of substantial net revenue reductions for the distribution businesses of all regional electricity companies in the UK. The final proposals for Eastern Electricity incorporated an initial reduction in allowed revenues for regulated units of 28% beginning April 1, 2000 with further annual reductions of 3% for the next four years, adjusted for inflation. TXU Europe Limited and TXU Europe Group estimate that the effect on distribution revenues will be a reduction of about (Pounds)73 million ($118 million) in the year ending December 31, 2000 and of about (Pounds)100 million ($162 million) in the year ending December 31, 2001. The net impact on TXU Europe is less than these reductions, as a portion of the reduction is a pass through of costs to the energy retail business.

   In November 1999, OFGEM issued a final report on price adjustments for the electricity supply businesses. The final report was accepted by TXU Europe Group in December 1999 and the supply price adjustments become effective April 1, 2000. The directly controlled tariffs will be reduced by an average of 7.1% from April 1, 2000 as required by the new controls. TXU Europe estimates that the effect on electricity supply revenues will be a reduction in annual revenues of approximately (Pounds)15 million ($24 million).

   In December 1999, following extensive consultation with the industry, the Director General of Electricity Supply published new proposals for generation licenses in order to promote fair competition in the generation and trading of electricity. The proposals seek to ensure that generators with positions of significant market power who are able to exert an upward influence on prices in the Pool ensure that their prices closely reflect their costs and that they do not take unfair advantage of any imperfections in the operation of the Pool. The Director General has proposed that these restrictions should cease one year after the introduction of the New Electricity Trading Arrangements. TXU Europe Limited has played an active part in these discussions and accepted the Director
General's proposals on February 7, 2000.    However, five generators rejected
the proposals and the matter has been referred to the UK Competition Commission. TXU Europe Limited does not anticipate that these new proposals will have a material adverse effect on its revenues.

   Australia -- TXU Australia is subject to regulation by the Office of the Regulator General (ORG). The distribution tariffs applying to Eastern Energy are effective until December 31, 2000. The ORG plans to issue by September 2000 a determination of the maximum prices for use of the electrical network for the period from December 31, 2000 to at least December 31, 2005. TXU Australia is not able to predict the outcome of this review or the impact on its financial position or results of operations. There is a risk that the ORG could determine pricing arrangements significantly below current levels.

   Maximum retail prices for remaining franchise electricity customers, those with usage below 160 MWh/year, are fixed by the Tariff Order until December 31, 2000. Retail prices for non-franchise customers are subject to competitive forces and are not regulated. All electricity retail prices are scheduled to be deregulated beginning January 1, 2001. TXU Australia is analyzing how the long-range implications of the unregulated market will affect its financial position, results of operations and cash flows, and is developing a strategy to address these issues.

   The distribution tariffs applying to Westar are effective until December 31, 2002, at which time a price review process will occur prior to new tariffs being approved by the ORG for the next five-year period. After the next period, prices will be set for periods nominated by Westar and approved by ORG. TXU Australia is not able to predict the outcome of this review or the impact on its financial position or results of operations.

   Gas retail customers with loads above 460,000 Mcf/year are currently subject to competition. All remaining customers will be able to choose their own gas retailer by September 1, 2001. While the market is expected to be competitive, TXU Australia does not expect the same intensity of competition in the early stages of competition as has been experienced in electricity in Victoria. The most profitable segment of the retail gas market in Victoria is the class of customers with load below 4,600 Mcf/year, which will become contestable in September 2001. As with competition in the electric industry, TXU Australia's expectation is that the competition, and therefore the downward pressure on margins, will be less intense for these smaller customers.

   Although TXU Corp. cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows. (See Note 14 to the Financial Statements.)

CHANGES IN ACCOUNTING STANDARDS

   Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" , as extended, is effective for TXU Corp. beginning January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. TXU Corp. is currently evaluating the impact the adoption of this standard will have on its financial position and results of operations.

EUROPEAN MONETARY UNION (EMU)

   Most of TXU Europe Group's income and expenditures are denominated in pounds sterling or in the currencies of other countries which either are not eligible or have not joined the first stage of the EMU. TXU Europe Limited therefore does not expect the new currency of countries which participate in the EMU to have a material impact on those operations for so long as the UK continues to remain outside the EMU. TXU Europe has prepared its accounting systems to be able to deal with the receipt of payments in euro's.

Year 2000 Issues

   Beginning in 1996, a thorough and detailed program was undertaken throughout the TXU Corp. System to address Year 2000 (Y2K) issues. TXU Australia initiated a Y2K program in 1997. The focus was on information technology (IT) mainframe-based application systems, IT related hardware, operating systems and desk top software, and embedded systems such as process controls for energy production and delivery and business-unit-owned applications. Applications and equipment in each of these categories were inventoried and categorized based on criticality to TXU Corp.'s business operations. Assessments of potential impact due to Y2K issues were completed in 1999. Remediation and testing work in each of these areas was completed by December 31, 1999. A further upgrade to the Eastern Electricity billing system was performed on January 20, 2000 to ensure that all mainframe billing systems would function correctly on February 29, 2000.

   During the year 2000 rollover, the US, TXU Europe and TXU Australia customers experienced no service interruptions due to computer hardware, software and imbedded chips. A few minor problems occurred with internal systems, but these were considered to be no more than normal system issues.

   The total costs incurred to date associated with TXU Corp.'s Y2K efforts were approximately $59 million. These costs reflect new, incremental costs and the reallocation of resources in pre-existing maintenance budgets. These costs were expensed as incurred and a total of approximately $5 million is expected to be spent during the year 2000. There can be no assurance that these estimates will not change as a result of the discovery of unexpected additional remediation work.

FORWARD-LOOKING STATEMENTS

   This report and other presentations made by TXU Corp. and its subsidiaries (TXU Corp.) contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although TXU Corp. believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause the actual results of TXU Corp. to differ materially from those projected in such forward-looking statements: (i) prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the PUC, the Railroad Commission of Texas (RRC), the Nuclear Regulatory Commission (NRC), the Office of the Regulator General of Victoria, Australia, and the Office of Electricity Regulatory covering England, Wales and Scotland (OFFER) in the UK with respect to allowed rates of return, industry and rate structure, purchased power and investment recovery, operations of nuclear generating facilities, acquisitions and disposal of assets and facilities, operation and construction of plant facilities, decommissioning costs, present or prospective wholesale and retail competition, changes in tax laws and policies and changes in and compliance with environmental and safety laws and policies, (ii) weather conditions and other natural phenomena, (iii) unanticipated population growth or decline, and changes in market demand and demographic patterns, (iv) competition for retail and wholesale customers, (v) pricing and transportation of crude oil, natural gas and other commodities, (vi) unanticipated changes in interest rates, rates of inflation or foreign exchange rates, (vii) unanticipated changes in operating expenses and capital expenditures, (viii) capital market conditions, (ix) competition for new energy development opportunities, (x) legal and administrative proceedings and settlements, (xi) inability of the various counterparties to meet their obligations with respect to TXU Corp.'s financial instruments, (xii) changes in technology used and services offered by TXU Corp., and (xiii) significant changes in TXU Corp.'s relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur.

   Any forward-looking statement speaks only as of the date on which such statement is made, and TXU Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.
New factors emerge from time to time and it is not possible for TXU Corp. to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                   TEXAS UTILITIES COMPANY AND SUBSIDIARIES

                          STATEMENT OF RESPONSIBILITY

   The management of Texas Utilities Company (doing business as TXU Corp.) is responsible for the preparation, integrity and objectivity of the consolidated financial statements of TXU Corp. and its subsidiaries and other information included in this report. The consolidated financial statements have been
prepared in conformity with generally accepted accounting principles.   As
appropriate, the statements include amounts based on informed estimates and judgments of management.

   The management of TXU Corp. has established and maintains a system of internal control designed to provide reasonable assurance, on a cost-effective basis, that assets are safeguarded, transactions are executed in accordance with management's authorization and financial records are reliable for preparing consolidated financial statements. Management believes that the system of control provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or would be detected within a timely period. Key elements in this system include the effective communication of established written policies and procedures, selection and training of qualified personnel and organizational arrangements that provide an appropriate division of responsibility. This system of control is augmented by an ongoing internal audit program designed to evaluate its adequacy and effectiveness. Management considers the recommendations of the internal auditors and independent auditors concerning TXU Corp.'s system of internal control and takes appropriate actions which are cost-effective in the circumstances. Management believes that, as of December 31, 1999, TXU Corp.'s system of internal control was adequate to accomplish the objectives discussed herein.

   The Board of Directors of TXU Corp. addresses its oversight responsibility for the consolidated financial statements through its Audit Committee, which is composed of directors who are not employees of TXU Corp. The Audit Committee meets regularly with TXU Corp.'s management, internal auditors and independent auditors to review matters relating to financial reporting, auditing and internal control. To ensure auditor independence, both the internal auditors and independent auditors have full and free access to the Audit Committee.

   The independent auditing firm of Deloitte & Touche LLP is engaged to audit, in accordance with generally accepted auditing standards, the consolidated financial statements of TXU Corp. and its subsidiaries and to issue their report thereon.



     /s/ ERLE NYE                           /s/ D. W. BIEGLER
----------------------------------    ---------------------------------
Erle Nye, Chairman of the Board        D. W. Biegler, President and
       and Chief Executive               Chief Operating Officer



     /s/ BRIAN N. DICKIE                  /s/ PHILIP G. TURBERVILLE
----------------------------------    ---------------------------------
         Brian N. Dickie,                    Philip G. Turberville,
       Emerging Businesses                   Europe Chief Executive
         Group President


    /s/ MICHAEL J. McNALLY               /s/ JERRY W. PINKERTON
----------------------------------    ---------------------------------
Michael J. McNally, Executive Vice    Jerry W. Pinkerton, Controller and
  President and Chief Financial          Principal Accounting Officer

INDEPENDENT AUDITORS' REPORT


Texas Utilities Company:

We have audited the accompanying consolidated balance sheets of Texas Utilities Company (doing business as TXU Corp.) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, cash flows and common stock equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of TXU Europe Limited, formerly known as TXU Eastern Holdings Limited (a consolidated subsidiary) for the year ended December 31, 1998, which statements reflect total assets constituting 36% of consolidated total assets and total revenues constituting 24% of consolidated total revenues for that year. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for TXU Europe Limited, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of TXU Corp. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Dallas, Texas
February 16, 2000

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries:

In our opinion, the consolidated balance sheet and the related statements of consolidated income, of comprehensive income, of common stock equity and of cash flows present fairly, in all material respects, the financial position of TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the period from formation (February 5, 1998) to December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United Kingdom which do not differ significantly with those in the United States and which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers
London, England
March 3, 1999

     TEXAS UTILITIES COMPANY (doing business as TXU CORP.) AND SUBSIDIARIES
                       STATEMENTS OF CONSOLIDATED INCOME


                                                                                Year Ended December 31,
                                                                    ---------------------------------------------
                                                                         1999               1998           1997
                                                                         ----               ----           ----
                                                                    Millions of Dollars, Except per Share Amounts
OPERATING REVENUES.............................................        $17,118            $14,736        $7,946
                                                                       -------            -------        ------
OPERATING EXPENSES
     Energy purchased for resale and fuel consumed.............          9,257              7,914         3,276
     Operation and maintenance.................................          3,354              2,570         1,539
     Depreciation and other amortization.......................          1,080              1,025           645
     Goodwill amortization.....................................            191                122            21
     Taxes other than income...................................            642                642           559
                                                                       -------            -------        ------
           Total operating expenses............................         14,524             12,273         6,040
                                                                       -------            -------        ------

OPERATING INCOME...............................................          2,594              2,463         1,906

OTHER INCOME (DEDUCTIONS) -- NET...............................            262                 45           (49)
                                                                       -------            -------        ------
INCOME BEFORE INTEREST, OTHER CHARGES
     AND INCOME TAXES..........................................          2,856              2,508         1,857
                                                                       -------            -------        ------

INTEREST INCOME................................................            134                139            32

INTEREST EXPENSE AND OTHER CHARGES
     Interest..................................................          1,456              1,300           763
     Distributions on mandatorily redeemable, preferred
      securities of subsidiary trusts, each holding solely
      junior subordinated debentures of the obligated company:
           TXU obligated.......................................             18                 --            --
           Subsidiary obligated................................             78                 74            70
     Preferred stock dividends of subsidiaries.................             14                 16            28
     Allowance for borrowed funds used during construction
          and capitalized interest.............................            (10)                (9)           (9)
                                                                       -------            -------        ------
           Total interest expense and other charges............          1,556              1,381           852
                                                                       -------            -------        ------

INCOME BEFORE INCOME TAXES.....................................          1,434              1,266         1,037

INCOME TAX EXPENSE.............................................            449                526           377
                                                                       -------            -------        ------

NET INCOME.....................................................        $   985            $   740        $  660
                                                                       =======            =======        ======

Average shares of common stock outstanding (millions)..........            279                265           231

Per share of common stock:
     Basic earnings............................................          $3.53              $2.79         $2.86
     Diluted earnings..........................................          $3.53              $2.79         $2.85
     Dividends declared........................................         $2.325             $2.225        $2.125


 See Notes to Financial Statements.

     TEXAS UTILITIES COMPANY (doing business as TXU CORP.) AND SUBSIDIARIES
                STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME


                                                                                 Year Ended December 31,
                                                                         ---------------------------------------
                                                                          1999              1998           1997
                                                                          ----              ----           ----
                                                                                   Millions of Dollars
NET INCOME.....................................................           $ 985            $ 740          $ 660
                                                                          -----            -----          -----
OTHER COMPREHENSIVE INCOME (LOSS)  --
     Net change during period, net of tax effects:
     Foreign currency translation adjustments..................             (46)             (67)           (99)
     Unrealized holding gains (losses) on investments..........              34              (13)            --
     Minimum pension liability adjustments.....................               2               (6)            --
                                                                          -----            -----          -----
             Total.............................................             (10)             (86)           (99)
                                                                          -----            -----          -----

COMPREHENSIVE INCOME...........................................           $ 975            $ 654          $ 561
                                                                          =====            =====          =====

 See Notes to Financial Statements.

     TEXAS UTILITIES COMPANY (doing business as TXU CORP.) AND SUBSIDIARIES
                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                              Year Ended December 31,
                                                                                      -------------------------------------
                                                                                        1999           1998          1997
                                                                                        ----           ----          ----
                                                                                               Millions of Dollars
CASH FLOWS -- OPERATING ACTIVITIES
     Net income...................................................................     $   985        $   740      $   660
     Adjustments to reconcile net income to cash provided by operating activities:
       Depreciation and amortization (including amounts charged to fuel)..........       1,448          1,340          839
       Deferred income taxes -- net............................................            293            288          168
       Investment tax credits -- net...........................................            (23)           (23)         (23)
       Gains from the sale of assets...........................................           (251)           (21)          --
       Reduction of revenues for earnings in excess of earnings cap............             92             --           --
       Other...................................................................             11             19           (5)
       Changes in operating assets and liabilities:
               Accounts receivable................................................         423           (167)        (442)
               Inventories........................................................          45            (29)         (14)
               Accounts payable...................................................        (336)           317          334
               Interest and taxes accrued.........................................         (58)           (24)          40
               Other working capital..............................................         189           (268)          90
               Over/(under) - recovered fuel revenue -- net of deferred taxes.....         (59)            26          (21)
               Energy marketing risk management assets and liabilities............        (211)            (4)         (13)
               Other -- net.......................................................        (372)          (189)          41
                                                                                       -------        -------      -------
                   Cash provided by operating activities..........................       2,176          2,005        1,654
                                                                                       -------        -------      -------

CASH FLOWS -- FINANCING ACTIVITIES
     Issuances of securities:
          Acquisition and interim facilities......................................         926          3,429           --
          Other long-term debt....................................................       5,150          2,310          823
          Mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior subordinated debentures of the obligated company:
                   TXU obligated..................................................         150            230           --
                   Subsidiary obligated...........................................          --            150          493
          Common stock............................................................           1              8           --
     Retirements/repurchase of securities:
           Acquisition and interim facilities.....................................      (1,225)        (2,183)          --
           Other long-term debt/obligations.......................................      (2,234)        (1,504)      (1,573)
           Preferred stock of subsidiaries........................................          --           (114)        (553)
           Subsidiary obligated, mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior subordinated debentures
            of the obligated subsidiary.......................................              --            (47)          --
           Common stock...........................................................        (251)           (25)        (149)
     Change in notes payable:
           Commercial paper.......................................................      (1,100)         1,311        1,102
           Banks..................................................................          99            242         (543)
     Common stock dividends paid..................................................        (639)          (573)        (479)
     Debt premium, discount, financing and reacquisition expenses.................         (95)          (215)         (41)
                                                                                       -------        -------      -------
                  Cash provided by (used in) financing activities.................         782          3,019         (920)
                                                                                       -------        -------      -------

CASH FLOWS -- INVESTING ACTIVITIES
      Acquisition of businesses (net of cash acquired of $20 in 1999, $3,265 in
       1998 and $26 in 1997)......................................................      (1,013)        (2,534)           5
      Construction expenditures...................................................      (1,632)        (1,168)        (583)
      Nuclear fuel................................................................         (54)           (51)         (74)
      Other.......................................................................        (441)          (587)         (56)
                                                                                       -------        -------      -------
                   Cash used in investing activities..............................      (3,140)        (4,340)        (708)
                                                                                       -------        -------      -------

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS.............................         (54)            68            2
                                                                                       -------        -------      -------

NET CHANGE IN CASH AND CASH EQUIVALENTS...........................................        (236)           752           28

CASH AND CASH EQUIVALENTS -- BEGINNING BALANCE....................................         796             44           16
                                                                                       -------        -------      -------

CASH AND CASH EQUIVALENTS -- ENDING BALANCE.......................................     $   560        $   796      $    44
                                                                                       =======        =======      =======

  See Notes to Financial Statements.

     TEXAS UTILITIES COMPANY (doing business as TXU CORP.) AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                    December 31,
                                                                                           ----------------------------
                                                                                               1999             1998
                                                                                               ----             ----
                                                                                                Millions of Dollars
PROPERTY, PLANT AND EQUIPMENT
     United States (US):...............................................................
         Electric......................................................................       $23,599          $23,131
         Gas distribution and pipeline.................................................         1,378            1,212
         Other.........................................................................         1,004              844
                                                                                              -------          -------
                Total..................................................................        25,981           25,187
         Less accumulated depreciation.................................................         8,159            7,426
                                                                                              -------          -------
                 Net of accumulated depreciation.......................................        17,822           17,761
         Construction work in progress.................................................           314              346
         Nuclear fuel (net of accumulated amortization:  1999 -- $635; 1998 -- $549)...           171              201
         Held for future use...........................................................            24               24
         Reserve for regulatory disallowances..........................................          (836)            (836)
                                                                                              -------          -------
                Net US property, plant and equipment...................................        17,495           17,496

    Europe -- Electric and other (net of accumulated depreciation: 1999 -- $424; 1998
     -- $147)..........................................................................         4,394            4,428
    Australia -- Electric and gas distribution (net of accumulated depreciation: 1999
     -- $196; 1998 -- $121)............................................................         1,751              943
                                                                                              -------          -------
                Net property, plant and equipment......................................        23,640           22,867
                                                                                              -------          -------

 INVESTMENTS
     Goodwill (net of accumulated amortization: 1999 -- $345; 1998 -- $154)............         7,516            6,830
     Other investments.................................................................         2,876            2,482
                                                                                              -------          -------
                Total investments......................................................        10,392            9,312
                                                                                              -------          -------

 CURRENT ASSETS
      Cash and cash equivalents........................................................           560              796
      Accounts receivable (net of allowance for uncollectible accounts: 1999 -- $50;
       1998 -- $50)....................................................................         1,492            1,887
      Inventories -- at average cost:
           Materials and supplies......................................................           261              267
           Fuel stock..................................................................           230              276
           Gas stored underground......................................................           131              133
     Energy marketing risk management assets...........................................           619              825
     Deferred income taxes.............................................................             2               88
     Other current assets..............................................................           605              308
                                                                                              -------          -------
                 Total current assets..................................................         3,900            4,580
                                                                                              -------          -------

 OTHER ASSETS
      Regulatory assets................................................................         1,750            1,817
      Long-term prepayments............................................................           577              527
      Deferred debits..................................................................           482              404
                                                                                              -------          -------
                 Total other assets....................................................         2,809            2,748
                                                                                              -------          -------

                         Total.........................................................       $40,741          $39,507
                                                                                              =======          =======

  See Notes to Financial Statements.

     TEXAS UTILITIES COMPANY (doing business as TXU CORP.) AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                         CAPITALIZATION AND LIABILITIES

                                                                                                      December 31,
                                                                                              --------------------------
                                                                                                1999              1998
                                                                                                ----              ----
                                                                                                  Millions of Dollars
CAPITALIZATION
      Common stock without par value...................................................        $ 6,795           $ 6,940
      Retained earnings................................................................          1,691             1,448
      Accumulated other comprehensive income (loss):
           Foreign currency translation adjustments....................................           (169)             (123)
           Unrealized holding gains (losses) on investments............................             21               (13)
           Minimum pension liability adjustments.......................................             (4)               (6)
                                                                                               -------           -------
                   Total common stock equity...........................................          8,334             8,246
      Preferred stock of subsidiaries:
          Not subject to mandatory redemption..........................................            190               190
          Subject to mandatory redemption..............................................             21                21
      Mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior subordinated debentures of the obligated company:
                  TXU obligated........................................................            368               223
                  Subsidiary obligated.................................................            971               969
       Long-term debt, less amounts due currently......................................         16,325            15,134
                                                                                               -------           -------
                   Total capitalization................................................         26,209            24,783
                                                                                               -------           -------

 CURRENT LIABILITIES
       Notes payable:
          Commercial paper.............................................................          1,903             2,055
          Banks........................................................................          1,385               896
       Long-term debt due currently....................................................          1,288             1,071
       Accounts payable................................................................          1,442             1,747
       Energy marketing risk management liabilities....................................            525               838
       Dividends declared..............................................................            172               164
       Taxes accrued...................................................................            474               490
       Interest accrued................................................................            310               310
       Other current liabilities.......................................................            898               698
                                                                                               -------           -------
                    Total current liabilities..........................................          8,397             8,269
                                                                                               -------           -------

 DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES
       Accumulated deferred income taxes...............................................          3,938             3,718
       Investment tax credits..........................................................            524               547
       Other deferred credits and noncurrent liabilities...............................          1,673             2,190
                                                                                               -------           -------
                    Total deferred credits and other noncurrent liabilities............          6,135             6,455
                                                                                               -------           -------
  COMMITMENTS AND CONTINGENCIES (Note 14)

                                                                                               -------           -------

                         Total.........................................................        $40,741           $39,507
                                                                                               =======           =======

   See Notes to Financial Statements.

     TEXAS UTILITIES COMPANY (doing business as TXU CORP.) AND SUBSIDIARIES
                 STATEMENTS OF CONSOLIDATED COMMON STOCK EQUITY



                                                                           Year Ended December 31,
                                                                  --------------------------------------
                                                                     1999          1998           1997
                                                                     ----          ----           ----
                                                                          Millions of Dollars

COMMON STOCK without par value-- authorized shares --
 1,000,000,000
     Balance at beginning of year...........................         $6,940        $5,587         $4,787
         Issued for acquisitions:
            The Energy Group PLC (37,316,884 shares)........             --         1,449             --
            TXU Gas Company (15,861,272 shares).............             --            --            565
            TXU Communications Company (8,727,730 shares)...             --            --            317
         Direct Stock Purchase and Dividend Reinvestment
          Plan (198,184 shares).............................             --             8             --
         Issued for Conversion of Convertible Debentures
          (77,963 shares)...................................             --             3             --
         Issued for Long-Term Incentive Compensation Plan
          (1999 -- 208,200 shares; 1998 -- 68,000 shares;
            and 1997 -- 61,000 shares)......................              6             4              3
        Common stock repurchased and retired (1999 --
         6,134,500 shares; 1998-- 565,771 shares; and
            1997 -- 4,015,000 shares).......................           (152)          (14)           (91)
        Treasury Stock -- Long-Term Incentive Plan Trusts...             (4)          (26)            --
        Equity-linked securities............................             --           (76)            --
        Special allocation to Thrift Plan by trustee........              8             8              8
        Other...............................................             (3)           (3)            (2)
                                                                     ------        ------         ------
    Balance at end of year ( 1999 -- 276,406,519 shares;
         1998 -- 282,332,819 shares; and 1997 --
          245,237,559 shares)...............................          6,795         6,940          5,587
                                                                     ------        ------         ------

RETAINED EARNINGS
    Balance at beginning of year............................          1,448         1,312          1,203
         Net income.........................................            985           740            660
         Dividends declared on common stock.................           (647)         (597)          (496)
         Common stock repurchased and retired...............            (99)          (11)           (59)
         LESOP dividend deduction tax benefit and other.....              4             4              4
                                                                     ------        ------         ------
     Balance at end of year.................................          1,691         1,448          1,312
                                                                     ------        ------         ------

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
    Balance at beginning of year............................           (142)          (56)            43
        Change during the year..............................            (10)          (86)           (99)
                                                                     ------        ------         ------
    Balance at end of year..................................           (152)         (142)           (56)
                                                                     ------        ------         ------

COMMON STOCK EQUITY.........................................         $8,334        $8,246         $6,843
                                                                     ======        ======         ======


 See Notes to Financial Statements.

    TEXAS UTILITIES COMPANY (doing business as TXU CORP.) AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS, MERGERS, ACQUISITIONS AND DISPOSITIONS

   In May 1999, Texas Utilities Company (TXU Corp.) adopted TXU Corp. as its assumed name and began conducting business as TXU Corp. During 1999, several of TXU Corp.'s subsidiaries changed their corporate names in connection with the new TXU Corp. corporate identity program. TXU Corp., a Texas corporation, is a holding company whose principal United States (US) operations are conducted through TXU Electric Company (TXU Electric), TXU Gas Company (TXU Gas), and TXU Energy Industries Company (TEI). TXU Corp.'s principal international operations are conducted through TXU International Holdings Limited (TXU International Holdings), which in turn indirectly owns TXU Europe Limited, (TXU Europe), and TXU Australia Holdings (Partnership) Limited Partnership (TXU Australia). TXU Europe's operations in the United Kingdom (UK) and other parts of Europe are conducted through subsidiaries of TXU Europe Group plc, (TXU Europe Group). TXU Australia's principal operating subsidiaries include Eastern Energy Limited (Eastern Energy) and the gas operations of Westar Pty. Ltd. (Westar) and Kinetik Energy Limited (Kinetik Energy). Additional information concerning subsidiaries and divisions follows. TXU Corp. and its subsidiaries possess all necessary franchises, licenses and certificates to enable them to conduct their respective businesses.

   Through its subsidiaries, TXU Corp. engages in the generation, purchase, transmission, distribution and sale of electricity; the gathering, processing, transmission and distribution of natural gas; energy marketing; and telecommunications, retail energy services, international gas operations, power development and other businesses.

   In May 1998, TXU Corp. acquired The Energy Group PLC (TEG), the former holding company of TXU Europe Group for $7.4 billion. TXU Corp. recorded its approximate 22% equity interest in the net income of TEG for the period from March 1998 to May 19, 1998 and has accounted for TEG and TXU Europe Group as consolidated subsidiaries since May 19, 1998. The excess of the purchase consideration plus acquisition costs over the net fair value of tangible and identifiable intangible assets acquired and liabilities assumed, reflecting final purchases adjustments, resulted in goodwill of (Pounds)3.6 billion ($5.8 billion), which is being amortized over 40 years. The process of determining the fair value of assets acquired, liabilities assumed and contingencies existing at the acquisition date was completed in 1999 and resulted in an increase in goodwill of approximately (Pounds)263 million ($425 million) over the preliminary allocation, primarily due to refinement of estimates.

   In February 1999, TXU Australia acquired from the Government of Victoria, Australia, the gas retail business of Kinetik Energy and the gas distribution operations of Westar (together, Westar/Kinetik Energy). The purchase price of A$1.6 billion ($1.0 billion) was financed principally through bank borrowings by TXU Australia. The excess of the purchase consideration plus acquisition costs over the net fair value of the tangible and identifiable intangible assets acquired and liabilities assumed resulted in goodwill of A$751 million ($475 million), which is being amortized over 40 years.

   Since the acquisition of Westar/Kinetik Energy was treated for accounting purposes as a purchase business combination, no financial or other information is presented for periods prior to the date of acquisition. Consolidated pro forma income and earnings per share for the years ended December 31, 1999 and 1998, assuming the acquisition of Westar/Kinetik Energy had occurred at the beginning of the periods, would not have differed significantly from reported results.

   Unaudited pro forma consolidated results assuming that the acquisition of TEG in 1998 and ENSERCH Corporation (now TXU Gas) and Lufkin-Conroe Communications (now TXU Communications) in 1997 had occurred at the beginning of each period presented are as follows. Expenses of the acquisitions, the 22% equity in earnings of TEG and a one-time windfall tax imposed on TEG have been eliminated. On a pro forma basis for 1998 and 1997, respectively, revenues were $17.3 billion and $14.8 billion, net income was $849 million and $842 million, basic earnings per share of common stock were $3.01 and $2.95 and diluted earnings per share were $3.01 and $2.94.

   In November 1999, TXU Europe formed a joint venture with certain shareholders of Pohjolan Voima Oy (PVO), Finland's second largest electricity generator. As part of the transaction, TXU Europe contributed approximately (Pounds)190 million ($308 million) for an 81% ownership interest in the joint venture company TXU Nordic Energy. The joint venture is entitled to the output from approximately 584 megawatts (MW) of PVO's thermal generating capacity. In addition, TXU Europe made an approximate 40% investment in Savon Voima Oy
(SVO), a regional electricity distributor in central Finland for approximately (Pounds)40 million ($65 million).

   In October 1999, TXU Electric announced plans to sell six of its eighteen natural gas-fired electricity generating plants in Texas. These plants have an aggregate generating capacity of 3,116 MW, or approximately 15% of TXU Electric's generating capacity. Any gain on the sale of the plants will be recorded as a regulatory liability and applied against TXU Electric's generation assets that may become stranded costs under provisions of the electric utility restructuring legislation passed by the 1999 Texas Legislature (1999 Restructuring Legislation). (See Note 3). TXU Electric plans to sell the plants, together with all associated assets, including land, lakes, water rights, air permits, emission allowances and fuel transportation contracts. TXU Electric anticipates entering into a tolling agreement with the new owners to receive the capacity and energy from these plants for a portion of the peak load season of 2001 and purchasing any remaining requirements on the open market.
TXU Electric anticipates completion of the plant sales by the end of 2000.

   On December 14, 1999, TXU Europe Group and EDF London Investments plc, a subsidiary of Electricite de France, entered into an arrangement for the creation of an equally held joint venture company. Employees of the joint venturers' subsidiaries, Eastern Electricity and London Electricity plc, will be employed by the new joint venture company in the management, operation and maintenance of those subsidiaries' respective electricity distribution networks. The physical assets, as well as all operating licenses, will continue to be owned by Eastern Electricity and London Electricity plc, respectively. An application was made to the European Commission's Merger Task Force for competition law clearance, and on February 8, 2000, the European Commission announced that it had cleared plans for the creation of the joint venture for competition law purposes. A separate application for regulatory clearance has been submitted to the Office of Gas and Electricity Markets (OFGEM). The joint venture will begin operations once these clearances are obtained, which may be as early as April 2000. By the time the joint venture starts operations, it is expected that the combined workforce will have been reduced by approximately
400. It is anticipated that the workforce currently engaged by Eastern Energy and London Electricity plc, will be further reduced by at least a similar number during the joint venture's first 18 months of operations. By streamlining operations and reducing costs, the joint venture is expected to help offset the price reductions mandated by the recent distribution price review by OFGEM.

   In December 1999, TXU Corp. sold its 20% ownership interest in the partnerships that operate PrimeCo for $357 million, which resulted in a $222 million pre-tax gain ($145 million after-tax) and is recorded in other income. Proceeds from the sale were received in January 2000 and have been reflected in the December 31, 1999 balance sheet in Other Current Assets.

2. SIGNIFICANT ACCOUNTING POLICIES

   Consolidation -- The consolidated financial statements include the accounts of TXU Corp. and its majority owned subsidiaries, including its business trusts. All intercompany items and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates are accounted for by the equity method. Certain previously reported amounts have been reclassified to conform to current classifications. All dollar amounts in the financial statements and notes to financial statements, except per share amounts, are stated in millions of US dollars unless otherwise indicated.

   Use of Estimates -- The preparation of TXU Corp.'s financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the periods. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates during the current year.

   System of Accounts -- The accounting records of TXU Electric are maintained in accordance with the Federal Energy Regulatory Commission's (FERC) Uniform System of Accounts as adopted by the Public Utility Commission of Texas (PUC). TXU Gas Distribution Company (TXU Gas Distribution) and TXU Lone Star Pipeline Company (TXU Lone Star Pipeline), divisions of TXU Gas, are subject to the accounting requirements prescribed by the National Association of Regulatory Utility Commissioners (NARUC). TXU Europe Group separately prepares regulatory accounts under accounting requirements specified by the Office of Gas and Electricity Markets.

   Regulatory Assets and Liabilities --The financial statements of TXU Electric reflect regulatory assets and liabilities under cost-based rate regulation in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effect of Certain Types of Regulation." As a result of the 1999 Restructuring Legislation, the electricity generation portion of TXU Electric's business no longer meets the criteria to apply SFAS No. 71. (See Notes 3 and 13).

   Property, Plant and Equipment -- US electric and gas utility plant is stated at original cost less certain regulatory disallowances. The cost of property additions to US electric (transmission, distribution and generation prior to July 1, 1999) and gas utility plant includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction (AFUDC). Other property, including non-US property, is stated at cost.

   Interest Capitalized and Allowance For Funds Used During Construction -- AFUDC is a cost accounting procedure whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to US utility plant.

   Prior to July 1, 1999, TXU Electric capitalized AFUDC for all of its expenditures for ongoing construction work in progress and nuclear fuel in process not otherwise allowed in rate base by regulatory authorities. Because of the 1999 Restructuring Legislation effective July 1, 1999, TXU Electric began recording AFUDC only on T&D construction work in progress, and interest during construction of generation assets has been capitalized as appropriate. For 1999, 1998 and 1997, TXU Electric used AFUDC rates of 9.0%, 8.0% and 7.9%, respectively.

   Depreciation of Property, Plant and Equipment -- Depreciation of TXU Corp.'s property, plant and equipment is generally based upon an amortization of the original cost of depreciable properties on a straight-line basis over the estimated service lives of the properties. Depreciation also includes an amount for decommissioning costs for TXU Electric's nuclear powered electric generating station (Comanche Peak), which is being accrued over the lives of the units. Consolidated depreciation as a percent of average depreciable property for TXU Corp. approximated 3.6% for 1999, 3.0% for 1998 and 2.6% for 1997. The fair value of the acquired UK power stations under capital lease is amortized to expense ratably over the remaining estimated economic lives of the power stations, which extend to 2018. The successful efforts method is used to account for UK natural gas fields. Depletion is charged on a unit-of-production basis.

   Goodwill -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and is being amortized over 40 years.

   Valuation of long-lived assets -- TXU Corp. evaluates the carrying value of goodwill and long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of goodwill and long-lived asset is considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss will be recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily by available market valuations or, if applicable, discounted cash flows.

   Amortization of Nuclear Fuel and Refueling Outage Costs -- The amortization of nuclear fuel in the reactors (net of regulatory disallowances) is calculated on the units-of-production method and is included in nuclear fuel expense. TXU Electric accrues a provision for costs anticipated to be incurred during the next scheduled refueling outage for Comanche Peak as permitted by the PUC of Texas.

   Foreign Currency Translation -- The assets and liabilities of non-US operations denominated in local currencies are translated at rates in effect at year end. Revenues and expenses are translated at average rates for the applicable periods. Generally, local currencies are considered to be the functional currency, and adjustments resulting from such translation are included in other comprehensive income, a separate component of common stock equity.

   Marketable Securities -- TXU Corp and subsidiaries classify all of their marketable securities as available for sale. Available for sale securities are carried at fair value with the unrealized gains and losses reported as a component of accumulated other comprehensive income or loss in common stock equity. Declines in fair value that are other than temporary are reflected in income.

   Derivative Instruments -- TXU Corp. and its subsidiaries participation in derivative transactions, except for energy marketing activities, have been designated primarily for hedging purposes and instruments are not held or issued for trading purposes. Amounts paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the agreements as adjustments to interest expense. The impact of changes in the market value of the derivative instruments, or other contractual agreements in connection with the wholesale purchases of electric energy by TXU Europe Group and TXU Australia, which serve as hedges, are deferred until the related transaction is completed.

   Energy Marketing Activities --TXU Corp., through its energy marketing subsidiaries, TXU Energy Trading Company, TXU Europe Energy Trading Limited and TXU Australia, enters into a variety of transactions, involving physical commodity and derivative instruments. TXU Corp. uses the mark-to-market method of accounting for trading activities. (See Note 11.)

   Revenues -- Electric and gas sales revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity and gas provided from the meter reading date to the end of the period. US electric and gas revenues include billings under approved rates and adjustments under various mechanisms to recover or refund the cost of fuel and purchased power costs that are above or below the level included in base rates. (See Note 13 for a discussion of Regulations and Rates.)

   Income Taxes --TXU Corp. and its US subsidiaries file a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities. Certain provisions of SFAS No. 109 provide that regulated enterprises are permitted to recognize such adjustments as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates.

   Income Taxes on Undistributed Earnings of non-US Subsidiaries -- TXU Corp. intends to reinvest the earnings of its non-US subsidiaries into those businesses. Accordingly, no provision has been made for taxes which would be payable if such earnings were to be repatriated.

   Earnings Per Share -- Basic earnings per share applicable to common stock are based on the weighted average number of common shares outstanding during the
year.   Diluted earnings per share include the effect of potential common shares resulting from the assumed exercise of all outstanding stock options, settlement of forward stock purchase agreements and conversion of the convertible subordinated debentures of TXU Gas for the period outstanding (converted in 1998). For the years ended December 31, 1999, 1998 and 1997; 193,194; 677,269 and 999,492 shares, respectively, were added to the average shares outstanding. For the years ended December 31, 1998 and 1997, $.9 million and $1.5 million respectively, of after-tax interest expense was added to earnings applicable to common stock for the purpose of calculating diluted earnings per share.

   Consolidated Cash Flows -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

   Changes in Accounting Standards -- SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as extended, is effective for TXU Corp. beginning January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. TXU Corp. is currently evaluating the impact the adoption of this standard will have on its financial position and results of operations.

3. ACCOUNTING IMPACT OF THE RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY IN TEXAS

   Electric Industry Restructuring -- The 1999 Restructuring Legislation, among other matters, continues the stipulation in Docket 18490 that earnings in excess of the earnings cap be used as mitigation to the cost of nuclear production assets (see Note 13); authorizes competition in the retail and generation markets for electricity beginning January 1, 2002; provides for the recovery of generation-related and purchased power related stranded costs and generation-related regulatory assets; requires reductions in nitrogen oxide and sulfur dioxide emissions; requires a rate freeze for all retail customers until January 1, 2002 and certain rate reductions for residential and small commercial customers for up to five years thereafter; and sets certain limits on capacity owned and controlled by power generation companies. Certain provisions of the 1999 Restructuring Legislation may be subject to different interpretation. By September 1, 2000, each electric utility must separate from its regulated activities its customer energy services business activities that are otherwise already widely available in the competitive market. By January 1, 2002, each electric utility must separate ("unbundle") its business into the following units: a power generation company, a retail electric provider and a T&D company or separate T&D companies. A power generation company generates electricity that is intended to be sold at wholesale. In general, a power generation company may not own a T&D facility and may not have a certificated service area. A retail electric provider sells electric energy to retail customers and may not own or operate generation assets. A T&D company may only own or operate facilities to transmit or distribute electricity.

   Accounting Impact of the Restructuring -- Regulatory Assets and Liabilities -
                                             ---------------------------------
- The financial statements of TXU Electric reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS No. 71. As a result of the 1999 Restructuring Legislation, the electricity generation portion of TXU Electric's business no longer meets the criteria to apply regulatory accounting principles. Accordingly, application of SFAS No. 71 to the generation portion of TXU Electric's business was discontinued as of June 30, 1999. TXU Electric's T&D operations continue to meet the criteria for recognition of regulatory assets and liabilities. The 1999 Restructuring Legislation provides for the recovery of net generation-related regulatory assets existing at December 31, 1998. Such generation-related regulatory assets will be amortized as recovered through the Distribution portion of the business. In addition, fuel costs will be fully recoverable, subject to regulatory review, during the transition period that extends to January 1, 2002. As a result, management believes the economic benefit of all net regulatory assets related to the generation business will be recovered.

    Generation Production Assets --  TXU Electric anticipates that a portion of
   -----------------------------
the cost of its generation production assets and power purchase contracts may be identified as stranded costs under the legislation and become subject to a future quantification of the economic value of such assets in 2004. The 1999 Restructuring Legislation provides that 100% of such stranded costs will be recovered from customers. TXU Electric has performed an impairment analysis of generation assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires a company to forecast future net cash flows from operating the asset, on an undiscounted basis excluding carrying costs, and to compare the sum of those cash flows with the net carrying value of the asset. Under this test, if the undiscounted net cash flows exceed the net carrying value, no impairment exists for accounting purposes. TXU Electric has forecasted the net cash flows of its generating assets and determined that the undiscounted net cash flows exceed the net carrying value of those plants. Accordingly, for accounting purposes, there is no impairment. Generation-related plant assets at December 31, 1999 were approximately $9.7 billion, net of accumulated depreciation.

   Investment Tax Credits -- TXU Electric has unamortized deferred investment
   ----------------------
tax credits (ITCs) of approximately $426 million applicable to its generation business. The unamortized ITCs are temporary differences under generally accepted accounting principles for which a deferred income tax asset has been recorded. Under regulatory accounting, a regulatory liability also has been recorded. It is uncertain under applicable regulations whether, and to what extent, the customers will ultimately benefit from the unamortized ITCs and/or the related regulatory liability. Upon final determination by the PUC, TXU Electric expects that the amount of unamortized

ITCs not applicable to customers will be amortized over the remaining life of the generation plants. Also, upon final determination by the PUC, TXU Electric expects that the regulatory liability related to the ITCs that is not applicable to customers will be written off as an extraordinary credit to income.

4. SHORT-TERM FINANCING

   At December 31, 1999, TXU Corp. had outstanding short-term borrowings consisting of commercial paper of $1,903 million and bank borrowings of $1,385 million. During the years 1999 and 1998, TXU Corp.'s average amounts outstanding for short-term borrowings, including amounts classified as long-term, were $3,732 million and $3,131 million, respectively. Weighted average interest rates on short-term borrowings were 6.04% and 6.46% at December 31, 1999 and 1998, respectively.

   At December 31, 1999, TXU Corp., TXU Electric and TXU Gas Company have joint US dollar-denominated lines of credit under revolving credit facility agreements (US Credit Agreements) with a group of banking institutions. At December 31, 1999, TXU Corp. had no borrowings outstanding under these facilities. The US Credit Agreements were amended in February 2000 and have two facilities. Facility A provides for short-term borrowings aggregating up to $1.4 billion outstanding at any one time at variable interest rates and terminates February 23, 2001, but may be extended by up to one year. Facility B provides for short-term borrowings aggregating up to $1.4 billion outstanding at any one time at variable interest rates and terminates February 25, 2005. Facility B also provides for the issuance of up to $300 million of letters of credit. TXU Electric's and TXU Gas' borrowings under both facilities are limited to an aggregate amount outstanding at any one time of $1.25 billion and $650 million, respectively.

   An Eastern Electricity Revolving Credit Facility provides for short-term borrowings for general corporate purposes of up to (Pounds)250 million ($404 million) outstanding at any one time and terminates March 2, 2003. No borrowings were outstanding at December 31, 1999 under this facility.

   TXU Australia bank borrowings at December 31, 1999 included a A$413 million ($269 million) Subordinated Acquisition Facility and a A$275 million ($179 million) Tranche A of the Senior Acquisition Facility related to the funding of the acquisition of Westar/Kinetik Energy. The interest rates on these borrowings at December 31, 1999 were 7.035% and 6.075%, respectively (See Note 5.)

   Certain non-US subsidiaries had revolving credit agreements (denominated in both foreign currencies and US dollars) aggregating approximately $106 million, of which $83 million was outstanding at December 31, 1998. During 1999, all of the facilities were repaid and terminated.

   TXU Europe has a facility with a third party whereby it may borrow up to (Pounds)275 million ($445 million), collateralized by future receivables of Eastern Electricity, through a short-term note issue arrangement. At December 31, 1999, borrowings of (Pounds)177 million ($286 million) were outstanding under this facility. These borrowings bear interest at an annual rate on commercial paper rates plus 0.225%, which was 5.63% at December 31, 1999. The program has an overall limit of (Pounds)550 million ($891 million), including a (Pounds)300 million ($486 million) sale of receivables program (see Note 16).

   At December 31, 1999, TXU Europe and TXU Finance (No. 2) Limited had a joint sterling-denominated line of credit under a credit facilities agreement (Sterling Credit Agreement). The Sterling Credit Agreement, as amended March 1999, includes a (Pounds)200 million ($323 million) revolving credit facility (Tranche A) with a 364-day maturity. At December 31, 1999, there were no borrowings outstanding under this facility. (See Note 5 for discussion of long-term facilities.)

5. LONG-TERM DEBT

                                                                                      December 31,
                                                                                   ------------------
                                                                                     1999      1998
                                                                                   --------  --------
First mortgage bonds, fixed rate  (6.25% to 10.44% due 2001 to 2025).............  $ 2,254   $ 2,276
Pollution control series:
    Brazos River Authority:
        Fixed rate (3.7% to 7.875% due 2021 to 2033).............................      863       902
        Taxable series (6.090% due 2023) (a).....................................       89       116
        Variable rate (3.54% to 5.85% due 2022 to 2034) (b) (c)..................      466       400
   Sabine River Authority of Texas:
        Fixed rate (5.55% to 8.25% due 2020 to 2022).............................      199       199
        Variable rate (4.5% to 5.25% due 2022 to 2030) (c).......................      182       182
   Trinity River Authority of Texas:
        Flexible rate (5.28% to 5.55% due 2022 to 2032) (c)......................       51        51
Secured medium-term notes, fixed rate (6.41% to 9.7%, due 2001 to 2003)..........      159       315
Debt assumed for purchase of utility plant (d)...................................      148       151
TXU Electric Floating Rate Debentures due 2000 (5.474%)..........................       --       350
TXU Electric 7.17% Senior Debentures due 2007....................................      300       300
TXU Europe:
    Bonds (7.25% to 10.8% due 2004 to 2029)......................................    2,058     1,935
    Senior notes (6.15% to 6.75% due 2002 to 2009) (e)...........................    1,488        --
    Rent factoring agreement (weighted average rate of 7.35%, due 1999 to 2001)..      307       708
    Capital leases (See Note 14).................................................      946       855
    Other long-term debt.........................................................      611       679
Senior notes:
    TXU Corp. (6.2% to 7.105% due through 2008)..................................    1,425       625
    Various subsidiaries (6.25% to 22.755% due 2003 to 2016).....................    1,062     1,279
TXU Gas Company Remarketed Reset Notes due 2008 (f)..............................      125       125
TXU Corp. Equity-linked securities (6.37% to 6.50% due 2003 and 2004) (i)........      700       700
TXU Corp. 5.94% mandatory putable/remarketable securities (h)....................      375       375
Credit facilities:
     TXU Australia (5.523% due 2001 and 6.275% due 2002).........................      944       417
     TXU Europe sterling credit facility (g).....................................    1,596     1,324
     TXU Corp....................................................................       --       816
     Other.......................................................................       --        82
Unamortized premium and discount and fair value adjustments......................      (23)      (28)
                                                                                   -------   -------
             Total long-term debt, less amounts due currently....................  $16,325   $15,134
                                                                                   =======   =======

----------------------------------------------
(a) Interest rates in effect at December 31, 1999 are presented. Taxable pollution control series are in a flexible rate mode. Series 1991D bonds due 2021 are secured by an irrevocable letter of credit with maturities in excess of one year. Series 1993 bonds due 2023 will be remarketed for periods of less than 270 days and are secured by an irrevocable letter of credit with maturities in excess of one year.
(b) Interest rates in effect at December 31, 1999 are presented. These series are in a flexible mode with varying interest rates and, while in such mode, will be remarketed for periods of less than 270 days and are secured by an irrevocable letter of credit with maturities in excess of one year.
(c) Interest rates in effect at December 31, 1999 are presented. These series are in a daily or multiannual mode with varying interest rates and are supported by either municipal bond insurance policies and standby bond purchase agreements or are secured by irrevocable letters of credit with maturities in excess of one year.
(d) In 1990, TXU Electric purchased the ownership interest in Comanche Peak of Tex-La Electric Cooperative of Texas, Inc. (Tex-La) and assumed debt of Tex-La payable over approximately 32 years. The assumption is secured by a mortgage on the acquired interest.
(e) TXU Europe has interest rate swaps in effect with an aggregate notional amount of $1.5 billion that convert the fixed rate Senior Notes to a floating rate based on LIBOR, which is 6.82% at December 31, 1999. These swaps mature on the dates of the underlying notes.
(f) In July 1998, the interest rate was reset to a fixed rate of 6.56% payable until July 1, 2005.
(g) Represents a Sterling Credit Agreement, which consists of a term loan of $1.2 billion with an interest rate of 6.554% and four Tranche B Revolvers in the total amount of $384 million with interest rates ranging from 4.041% to 7.134% at December 31, 1999. Interest rate swaps in place at December 31, 1999 convert a portion of the borrowings under the Sterling Credit Agreement to fixed rates, with notional amounts of (Pounds)400 million ($647 million) maturing 2001 at an average rate of 6.71% and (Pounds)400 million ($647 million) maturing in 2008 at an average rate of 6.45%.
(h) The notes are mandatorily putable to a dealer for remarketing on October 15, 2001. TXU Corp. will be required to repurchase the notes in the event they are not remarketed.
(i) Equity-linked securities consist of senior notes initially sold with purchase contracts under which the holder will purchase from TXU Corp. on settlement dates in 2001 and 2002, a number of its shares of common stock equal to a specified rate (based on a formula using the market price of TXU Corp.'s common stock). TXU Corp. has 50 million authorized shares of serial preference stock having a par value of $25 per share, none of which has been issued.

   TXU Electric's first mortgage bonds are secured by a mortgage and deed of trust with a major financial institution. Electric plant of TXU Electric is generally subject to the lien of its mortgage. Certain variable rate debt of TXU Electric requires periodic remarketing. Because TXU Electric intends to remarket these obligations, and has the ability to refinance if necessary, they have been classified as long-term debt.

   TXU Corp. has an interest rate swap on $125 million of its Floating Rate Senior Notes maturing in 2000 that converts the interest rate to a fixed rate of 4.55%.

   Europe -- The Sterling Credit Agreement, as amended in March 1999, provides
   ------
for borrowings of up to (Pounds)1.275 billion ($2.1 billion) in various currencies with interest rates based on the prevailing rates in effect in the countries in which the borrowings originate. The Sterling Credit Agreement has two facilities: a (Pounds)750 million ($1.2 billion) term facility which will terminate March 2, 2003 and a (Pounds)525 million ($849 million) revolving credit facility which has a (Pounds)200 ($323 million) million 364-day tranche (Tranche A - see Note 4) and a (Pounds)325 million ($525 million) tranche (Tranche B) which terminates March 2, 2003. At December 31, 1999, the Sterling Credit Agreement had (Pounds)750 million ($1.2 billion) of borrowings outstanding under the term facility at an interest rate of 6.55% and (Pounds)237 million ($384 million) of borrowings in various currencies outstanding under Tranche B at a weighted average interest rate of 5.61%.

   TXU Europe Limited has various other interest rate swaps in addition to those described in notes (e) and (g) in the table above on subsidiary borrowings and a portfolio hedge with notional amounts aggregating (Pounds)408 million ($660 million) to swap floating rate interest to fixed rates. These swaps mature in 2000 through 2008 and have a weighted average fixed rate of 6.47%.

   On December 15, 1999, TXU Europe commenced a 2.0 billion euros Euro Medium Term Note Program. Under the Euro Medium Term Note Program, TXU Europe may from time to time issue notes on a continuing basis to one or more dealers in a principal outstanding amount not exceeding 2.0 billion euros. As of December 31, 1999, no notes have been issued under this program.

   In May 1999, a subsidiary of TXU Europe issued $1.5 billion of Senior Notes. Shortly thereafter, TXU Europe entered into various interest rate and currency swaps that in effect changed the interest rate on the borrowings from fixed to variable based on LIBOR and fixed the principal amount to be repaid in sterling. On October 14, 1999, TXU Europe entered into additional swaps that in effect changed the interest rate on the borrowings to a fixed rate payable in sterling. In December 1999, the Senior Notes were exchanged in a transaction registered with the US Securities and Exchange Commission for similar Senior Notes that could be traded publicly in US markets.

   Australia -- At December 31, 1999, TXU Australia had a A$1.1 billion ($716
   ---------
million) Senior Acquisition Facility with a group of banking institutions, and TXU Australia and Eastern Energy had a A$413 million ($269 million)
Subordinated Acquisition Facility with a banking institution to fund the acquisition of Westar/Kinetik Energy. The Senior Acquisition Facility is composed of a A$275 million ($179 million) short-term facility (Tranche A- see
Note 4); a A$220 million ($143 million) revolving cash advance facility (Tranche
B); and a A$605 million ($394 million) term facility (Tranche C). In February 2000, Tranche A was extended to December 29, 2000 and the expiration of Tranche B and Tranche C were extended to February 24, 2002. The Subordinated Acquisition Facility expires June 30, 2000 (see Note 4). As of December 31, 1999, there was A$1.5 billion ($984 million) outstanding under these facilities.

   At December 31, 1999, TXU Australia had interest rate swaps denominated in Australian dollars with an aggregate notional amount of A$2.3 billion ($1.5 billion) to swap floating rate interest to fixed rates at a weighted average fixed rate of 6.34%. In addition, TXU Australia had interest rate swaps denominated in US dollars with notional amounts of $250 million maturing in 2006 and $100 million maturing in 2016 to swap fixed rate interest to floating rates (6.55% at December 31, 1999).

   Sinking fund and maturity requirements for the years 2000 through 2004 under long-term debt instruments in effect at December 31, 1999, were as follows:

            Year
            ----
            2000......................................  $1,288
            2001......................................   2,558
            2002......................................   1,427
            2003......................................   2,513
            2004......................................   1,496


6. TXU CORP. OR SUBSIDIARY OBLIGATED, MANDATORILY REDEEMABLE, PREFERRED SECURITIES OF SUBSIDIARY TRUSTS, EACH HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF TXU CORP. OR RELATED SUBSIDIARY (TRUST SECURITIES)

   Statutory business trusts have been established as wholly-owned financing subsidiaries (Trusts) of TXU Corp., TXU Electric and TXU Gas (parent companies) for the purposes, in each case, of issuing trust securities and holding Junior Subordinated Debentures issued by the Trust's parent company (Debentures). TXU Corp. Capital I and II and TXU Electric Capital I and III Trust Securities have a liquidation preference of $25 per unit, and TXU Electric Capital IV and V and TXU Gas Capital I Trust Securities have a liquidation preference of $1,000 per unit. The only assets of each Trust are Debentures of its parent company having a principal amount set forth under "Trust Assets" in the table below. The interest on Trust assets matches the distributions on the Trust Securities.
Each Trust will use interest payments received on the Debentures it holds to make cash distributions on the Trust Securities it has issued.

   The Trust Securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures are subject to redemption, in whole or in part at the option of the parent company, at 100% of their principal amount plus accrued interest, after an initial period during which they may not be redeemed and at any time upon the occurrence of certain events. The carrying value of the Trust Securities is increased periodically to equal the redemption amounts at the mandatory redemption dates with a corresponding increase in Trust Securities distributions.

   The statutory business trust subsidiaries of TXU Corp., TXU Electric and TXU Gas had Trust Securities outstanding, as follows:

                                            Trust Securities                     Trust Assets       Maturity
                              ---------------------------------------------  ---------------------  --------
                                  Units (000's)              Amount                 Amount
                              ----------------------  ---------------------  ---------------------

                               1999    1998    1997    1999    1998   1997    1999    1998   1997
                              ------  ------  ------  ------  ------  -----  ------  ------  -----

TXU Corp.
---------

TXU Corp. Capital I
    (7.25% Series)..........   9,200   9,200      --  $  223  $  223  $  --  $  237  $  237  $  --      2029

TXU Corp. Capital II
    (8.7% Series)...........   6,000      --      --     145      --     --     155      --     --      2034
                              ------  ------  ------  ------  ------  -----  ------  ------  -----
        Total TXU Corp......  15,200   9,200      --     368     223     --     392     237     --
                              ------  ------  ------  ------  ------  -----  ------  ------  -----

 TXU Electric
-------------

TXU Electric Capital I
    (8.25% Series)..........   5,871   5,871   5,871     141     141    141     155     155    155      2030
TXU Electric Capital II
    (9.00% Series)..........      --      --   1,991      --      --     47      --      --     52        --
TXU Electric Capital III
    (8.00% Series)..........   8,000   8,000   8,000     194     194    194     206     206    206      2035
TXU Electric Capital IV
   (Floating Rate Trust
   Securities)(a)...........     100     100     100      97      96     98     103     103    103      2037
 TXU Electric Capital V
   (8.175% Series)..........     400     400     400     392     392    395     412     412    412      2037
                              ------  ------  ------  ------  ------  -----  ------  ------  -----
        Total TXU Electric..  14,371  14,371  16,362     824     823    875     876     876    928
                              ------  ------  ------  ------  ------  -----  ------  ------  -----

TXU Gas
-------

TXU Gas Capital I
 (Floating Rate Trust
 Securities)(b).............     150     150      --     147     146     --     155     155     --      2028
                              ------  ------  ------  ------  ------  -----  ------  ------  -----

       Total................  29,721  23,721  16,362  $1,339  $1,192  $ 875  $1,423  $1,268  $ 928
                              ======  ======  ======  ======  ======  =====  ======  ======  =====

(a) Floating rate is determined quarterly based on LIBOR. A related interest rate swap, expiring 2002, effectively fixes the rate on the TXU Electric Capital IV securities at 7.183%.
(b) Interest rate swaps effectively fix the rate on $100 million of the TXU Gas Floating Rate Trust Securities at 6.629% and at 6.444% on the remaining $50 million of the Trust Securities to July 1, 2003.

   Each parent company owns the trust securities issued by its subsidiary trust and has effectively issued a full and unconditional guarantee of such trust's securities.

7.   PREFERRED STOCK OF SUBSIDIARIES OF TXU CORP.

                                      Shares Outstanding                Amount               Redemption Price Per Share
Dividend Rate                            December 31,                 December 31,               December 31, 1999
-------------                        -------------------           ------------------        ---------------------------
                                       1999        1998             1999        1998
                                     -------     -------           ------      ------
                                     Thousands of Shares

Not Subject to Mandatory Redemption:
------------------------------------
TXU Electric (cumulative, without par value, entitled upon liquidation to $100 a share: authorized 17,000,000 shares)
---------------------------------------------------------------------------------------------------------------------
$4.00 to $5.08 series...............     379         379            $  38       $  38            $101.79 to $112.00
  7.98 series.......................     261         261               26          26                   (b)
  7.50 series (a)...................     308         308               30          30                   (b)
  7.22 series (a)...................     221         221               21          21                   (b)
                                       -----       -----            -----       -----
        Total.......................   1,169       1,169              115         115
                                       -----       -----            -----       -----

TXU Gas (entitled upon liquidation to stated value per share; authorized 2,000,000 shares)
------------------------------------------------------------------------------------------
Adjustable Rate Preferred Stock:....
  Series F (c)......................      75          75               75          75                 1,000.00
                                       -----       -----            -----       -----
       Total........................   1,244       1,244            $ 190       $ 190
                                       =====       =====            =====       =====

TXU Electric -- Subject to Mandatory Redemption (d)
---------------------------------------------------
$6.98 series........................     107         107            $  11       $  11                   (b)
  6.375 series......................     100         100               10          10                   (b)
                                       -----       -----            -----       -----
       Total........................     207         207            $  21       $  21
                                       =====       =====            =====       =====

------------------------------------
(a) The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share represents one quarter of a share of underlying preferred stock.
(b) Preferred stock series is not redeemable at December 31, 1999.
(c) Stated value $1,000 per share. The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share represents one-fortieth of a share for ($25 per share). Dividend rates are determined quarterly, in advance, based on certain US Treasury rates. At December 31, 1999, the Series F bears a dividend rate of 5.42%.
(d) TXU Electric is required to redeem at a price of $100 per share plus accumulated dividends a specified minimum number of shares annually or semi-annually on the initial/next dates shown below. These redeemable shares may be called, purchased or otherwise acquired. Certain issues may not be redeemed at the option of TXU Electric prior to 2003. TXU Electric may annually call for redemption, at its option, an aggregate of up to twice the number of shares shown below for each series at a price of $100 per share plus accumulated dividends.

                         Minimum Redeemable          Initial/Next Date of
            Series             Shares                Mandatory Redemption
            -------      -----------------           --------------------
            $  6.98      50,000 annually                 July 1, 2003
               6.375     50,000 annually               October 1, 2003

   The carrying value of preferred stock subject to mandatory redemption is
 being increased periodically to equal the redemption amounts   at the mandatory
 redemption dates with a corresponding increase in preferred stock dividends.

8. COMMON STOCK EQUITY

   TXU Corp. has a Direct Stock Purchase and Dividend Reinvestment Plan (DRIP), an Employee's Thrift Plan of the Texas Utilities Company System (Thrift Plan) and an Employee Stock Purchase and Savings Plan of ENSERCH (EN$AVE). During the last three years, most of the requirements under the DRIP, Thrift Plan and EN$AVE plans have been met through open market purchases of TXU Corp.'s common stock. In 1998, approximately $8 million in common stock of TXU Corp. was issued to the plans. No amounts of common stock were issued to the plans in 1999.

   At December 31, 1999, the Thrift Plan had an obligation of $249 million outstanding in the form of a note, which TXU Corp. purchased from the original third-party lender and recorded as a reduction to common equity. At December 31, 1999, the Thrift Plan trustee held 4,902,009 shares of common stock (LESOP Shares) of TXU Corp. under the leveraged employee stock ownership provision of the Thrift Plan. LESOP Shares are held by the trustee until allocated to Thrift Plan participants when required to meet TXU Corp.'s obligations under terms of the Thrift Plan. The Thrift Plan uses dividends on the LESOP Shares held and contributions from TXU Corp., if required, to repay interest and principal on the note. Common stock equity increases at such time as LESOP Shares are allocated to participants' accounts although shares of common stock outstanding include unallocated LESOP Shares held by the trustee. Allocations to participants' accounts in each of the years 1999, 1998, and 1997 increased common stock equity by $8 million each year.

   The Long-Term Incentive Compensation Plan is a comprehensive, stock-based incentive compensation plan, providing for discretionary awards (Awards) of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, bonus stock and other stock-based awards. The maximum number of shares of common stock for which Awards may be granted under the plan is 2,500,000.
During 1999, 1998 and 1997, the Board of Directors authorized the award of 208,200, 68,000 and 61,000 shares, respectively, of restricted common stock, which were issued subject to performance and vesting requirements over a three- to five-year period.

   TXU Europe offers a Long-Term Incentive Plan, a Sharesave and a Loyalty Award Plan to eligible UK-based employees. TXU Corp. applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee share plans. Compensation costs recorded for these plans was $15 million, $3 million and $344 thousand in 1999, 1998 and 1997, respectively. Had compensation costs been determined based on SFAS 123, there would have been no significant difference in the compensation expense recognized.

   Effective with the Merger of TXU Gas with TXU Corp., outstanding options for TXU Gas common stock were exchanged for options for 532,913 shares of TXU Corp.'s common stock exercisable at prices ranging from $7.03 to $37.71 per share, and TXU Gas was precluded from awarding further options. The estimated fair value of these options of $3.2 million was accounted for as a part of the cost of the acquisition. At December 31, 1999, 218,046 of these options remained outstanding and exercisable.

   At December 31, 1999, 31,331,993 shares of the authorized but unissued common stock of TXU Corp. were reserved for issuance and sale pursuant to the above plans, for equity-linked securities and for other purposes.

   During 1999, TXU Corp.'s Board of Directors increased the common stock repurchase limit to $1.6 billion, of which $478 million had been used as of December 31, 1999 to purchase and retire a total of 11,953,751 shares of TXU Corp.'s issued and outstanding common stock during the four years then ended. The cost of the repurchased shares, to the extent it exceeded the estimated amount received upon their original issuance, has been charged to retained earnings.

   At December 31, 1999, TXU Corp. had two equity purchase agreements with separate financial institutions to purchase up to $200 million each of TXU Corp.'s common stock. The timing and amount of these purchases are made at the direction of management. The repurchase price is the weighted average price per share the financial institutions paid plus commissions and interest. The agreements expire in November and December 2000.

   TXU Corp. has 50 million authorized shares of serial preference stock having a par value of $25 per share, none of which has been issued.

   Shareholders Rights Plan -- On February 19, 1999, the Board of Directors adopted a shareholder rights plan pursuant to which shareholders were granted rights to purchase one one-hundreth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held.

   In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock, the Right becomes exercisable, entitling each holder (other than the acquiring person or group) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of the Right. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable. TXU Corp.'s Board declared a dividend of one Right for each outstanding share of Common Stock. Rights were distributed to shareholders of record on March 1, 1999.

9. INCOME TAXES

   The components of TXU Corp.'s  provisions for income taxes are as follows:

                                                     Year Ended December 31,
                                                    -------------------------
                                                     1999     1998     1997
                                                    -------  -------  -------

Current:
  US Federal......................................    $ 110    $ 174    $ 182
  State...........................................       17       29       40
  Non-US..........................................       19       72       --
                                                      -----    -----    -----
    Total.........................................      146      275      222
                                                      -----    -----    -----
Deferred:
  US Federal......................................      170      208      175
  State...........................................       18        1      (17)
  Non-US..........................................      138       65       20
                                                      -----    -----    -----
    Total.........................................      326      274      178
                                                      -----    -----    -----
Investment tax credits............................      (23)     (23)     (23)
                                                      -----    -----    -----
    Total.........................................    $ 449    $ 526    $ 377
                                                      =====    =====    =====

     Reconciliation of income taxes computed at the federal statutory rate to provision for income taxes:

                                                                   Year Ended December 31,
                                                                  --------------------------
                                                                    1999     1998     1997
                                                                  --------  -------  -------
Income before income taxes:
      Domestic..................................................   $1,016   $  951   $1,002
      Non-US....................................................      418      315       35
                                                                   ------   ------   ------
            Total...............................................    1,434    1,266    1,037
      Preferred stock dividends of subsidiaries.................       14       16       28
                                                                   ------   ------   ------
      Income before preferred stock dividends of subsidiaries...   $1,448   $1,282   $1,065
                                                                   ======   ======   ======

Income taxes at the US federal statutory rate of 35%............   $  507   $  449   $  373

      Depletion allowance.......................................      (25)     (24)     (22)
      Amortization of investment tax credits....................      (23)     (23)     (23)
      Amortization of tax rate difference.......................       (7)      (5)      (7)
      Allowance for funds used during construction..............       (2)      (2)      (2)
      Amortization of prior flow-through amounts................        2       66       37
      State income taxes, net of federal tax benefit............       22       19       15
      Amortization of goodwill..................................       55       43        7
      Foreign tax credit........................................      (31)      --       --
      Foreign tax rate differences..............................      (21)     (10)      --
      Valuation allowance reversal..............................      (10)      --       --
      Other.....................................................      (18)      13       (1)
                                                                   ------   ------   ------
Provision for income taxes......................................   $  449   $  526   $  377
                                                                   ======   ======   ======

Effective tax rate (on income before preferred stock dividends
     of subsidiaries)...........................................       31%      41%      35%

   TXU Corp. had net tax benefits from LESOP dividend deductions of $4.1 million, $3.7 million and $3.9 million in 1999, 1998 and 1997, respectively, which were credited directly to retained earnings.

   The components of TXU Corp.'s deferred tax assets and deferred tax liabilities are as follows:

                                                                         December 31,
                                                --------------------------------------------------------------
                                                         1999                                 1998
                                                ------------------------------  ------------------------------
                                                 Total   Current   Noncurrent    Total   Current   Noncurrent
                                                -------  --------  -----------  -------  --------  -----------
Deferred Tax Assets
    Unbilled revenues.........................  $   31      $ 31   $       --   $   30      $ 30    $      --
    Over/(under)-recovered fuel revenue.......     (14)      (14)          --       18        18           --
    Unamortized investment tax credits........     280        --          280      293        --          293
    Impairment of assets......................      76        --           76       76        --           76
    Regulatory disallowance...................     120        --          120      152        --          152
    Alternative minimum tax...................     639        --          639      594        --          594
    Tax rate differences......................      72        --           72       62        --           62
    Employee benefits.........................     212        17          195      158         4          154
    Net operating loss carryforwards..........     109        14           95      147        --          147
    Mitigation and redirected depreciation....      66        --           66       --        --           --
    Foreign tax loss carryforwards............     119        --          119       83        --           83
    Deferred benefits of state income taxes...     194         5          189      184        11          173
    Leased assets.............................     506        --          506      584        --          584
    Valuation allowance.......................    (262)       --         (262)    (238)       --         (238)
    Other.....................................     300        15          285      338        25          313
    Deferred state income taxes...............      68         2           66       61         5           56
                                                ------      ----       ------   ------      ----       ------
          Total...............................   2,516        70        2,446    2,542        93        2,449
                                                ------      ----       ------   ------      ----       ------

Deferred Tax Liabilities
    Depreciation differences and capitalized
        construction costs....................   4,943        --        4,943    4,818        --        4,818
    Redemption of long-term debt..............     136        --          136      134        --          134
    Sale of partnership.......................      92        92           --       --        --           --
    Recoverable redirected depreciation.......      51        --           51       --        --           --
    Deferred charges for state income taxes...      26        --           26       22        --           22
    Unbilled income...........................      27        27           --       17        17           --
    Leased assets.............................     488        --          488      553        --          553
    Other.....................................     375         9          366      301        --          301
    Deferred state income taxes...............     374        --          374      339        --          339
                                                ------      ----       ------   ------      ----       ------
          Total...............................   6,512       128        6,384    6,184        17        6,167
                                                ------      ----       ------   ------      ----       ------
    Net Deferred Tax Liability (Asset)........  $3,996      $ 58       $3,938   $3,642      $(76)   $   3,718
                                                ======      ====       ======   ======      ====       ======

                                                             December 31,
                                    --------------------------------------------------------------
                                                1999                             1998
                                    ------------------------------  ------------------------------
                                      Net       Net        Net        Net       Net        Net
                                    Current   Current   Noncurrent  Current   Current   Noncurrent
                                     Asset   Liability  Liability    Asset   Liability  Liability
                                    -------  ---------  ----------  -------  ---------  ----------
Summary of Deferred Income Taxes
    US Federal....................  $    --     $   42     $ 2,889      $83  $      --     $ 2,876
    State.........................        2         --         309        5         --         283
    United Kingdom................       --         --         660       --         --         531
    Australia.....................       --         11          80       --         12          28
    Mexico........................       --          7          --       --         --          --
                                    -------    -------     -------  -------  ---------     -------
         Total....................  $     2     $   60     $ 3,938      $88   $     12     $ 3,718
                                    =======    =======     =======  =======  =========     =======

     At December 31, 1999, TXU Corp. had $639 million of alternative minimum tax credit carryforwards available to offset future tax payments. At December 31, 1999, TXU Gas had pre-merger net operating loss (NOL) carryforwards of $319 million that begin to expire in 2003. The NOL's can be used to offset future taxable income. Due to a 1999 change in Internal Revenue Service (IRS) regulations, TXU Gas fully expects to utilize all such NOL's prior to their expiration date. Accordingly, a $10 million deferred tax asset valuation allowance recorded in 1998 was reversed in 1999. TXU Gas utilized $101 million of NOL's in 1999. At December 31, 1999, TXU Australia had $342 million and TXU Europe Group had $51 million of tax loss carryforwards that can be used to offset future taxable income in their respective jurisdictions. Such tax loss carryforwards do not have expiration dates. TXU Europe Group has recorded a valuation allowance of $262 million against the deferred tax assets related to leased assets.

     The IRS is currently auditing the consolidated Federal Income Tax returns of TXU Corp. for the years 1994 through 1996. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of this audit.

     Separately, the TXU Gas consolidated income tax returns have been audited and settled with the IRS through 1992. The IRS is currently auditing the years 1993 through 1997 and as yet, no notice of proposed adjustments has been issued. TXU Gas has reached a tentative agreement with the IRS for the 1993 tax year, which if approved, is not expected to have a material impact on TXU Corp.'s financial position or results of operations. To the extent that adjustments to income tax accounts for periods prior to the Merger are required as a result of an IRS audit, the adjustment will be added to or deducted from goodwill.

10.  RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

     Most US employees are covered by various defined benefit pension plans which provide benefits based on years of service and average earnings. In addition, most US employees are eligible for voluntary participation in either the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan) or the ENSERCH Corporation Employee Stock Purchase and Savings Plan (EN$AVE). The plans are participant-directed defined contribution combination employee stock ownership and profit sharing plans under Section 401(k) and 401(m) of the Internal Revenue Code and are subject to the provisions of the Employee Retirement Income Security Act of 1974. Under each of the plans, a participant may invest, through pre-tax salary deferrals or after-tax payroll deductions, a specified amount ranging from 1% to 16% of regular salary or wages. Employer matching contributions as a percentage of participant contributions, up to 6% of base pay, are at a rate of 40%, 50% or 60% depending on length of service. Contributions to the Thrift Plan and EN$AVE aggregated $15 million for each of the years ending December 31, 1999, 1998 and 1997.

     During 1999, certain US employees were offered and accepted early retirement and settlement options resulting in curtailment losses and settlement gains. As a portion of these costs are recoverable, an offsetting regulatory asset was recorded. Effects of the early retirement options applicable to regulated business were recorded as regulatory assets.

     TXU Europe Group participates in several defined benefit pension plans in the UK which cover the majority of its employees. The benefits under these plans are primarily based on years of credited service and final average compensation levels as defined under the respective plan provisions. In the UK, the majority of TXU Europe Group employees are members of the Electricity Supply Pension Scheme (ESPS) which provides pensions of a defined benefit nature for employees throughout the electricity supply industry. The ESPS operates on the basis that there is no cross-subsidy between employers, and the financing of TXU Europe's pension liabilities is, therefore, independent of the experience of other participating employers. The assets of the ESPS are held in a separate trustee-administered fund and consist principally of UK and European equities, UK property holdings and cash. The pension cost relating to the TXU Europe Group portion of the ESPS is assessed in accordance with the advice of independent qualified actuaries using the projected unit method. The benefits under these plans are primarily based on years of service and compensation levels as defined under the respective plan provisions.

     TXU Australia sponsors a defined contribution pension plan covering employees hired after March 31, 1995. Employees may elect to contribute at 0%, 3% or 6% of their salary. TXU Australia's contributions were determined at a rate of 10% of employees' salaries. TXU Australia sponsors two defined benefit pension plans covering employees hired prior to March 31, 1995. The plan benefits are based on the participants' contributions, number of years of service and final average salaries. Employees may elect to contribute at rates from 0% to 7.5% of their salaries. TXU Australia's contributions range from 0% to 9.5% of participants' salaries depending upon the funding ratio of the plan as calculated in accordance with the plan's contribution rules.

   The projected benefit obligations and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $31 million and $7 million, respectively, as of December 31, 1999 and $744 million and $718 million, respectively, as of December 31, 1998.

                                                                            1999     1998     1997
                                                                           -----     -----    -----
Weighted-average assumptions:
Discount rate..........................................................     8.25%     7.00%    7.25%
Expected return on plan assets.........................................     9.00%     9.00%    9.00%
Rate of compensation increase..........................................     4.30%     4.30%    4.30%

                                                                          Year Ended December 31,
                                                                         --------------------------
                                                                           1999     1998     1997
                                                                         --------  -------  -------
Components of Net Pension Costs:
Service cost...........................................................    $  70     $  53    $  37
Interest cost..........................................................      203       163       94
Expected return on assets..............................................     (252)     (205)    (107)
Amortization of unrecognized net transition asset......................       (1)       (1)      (1)
Amortization of unrecognized prior service cost........................        4         4        4
Amortization of net gain...............................................       --        (5)      (5)
Recognized settlement gains............................................      (41)       --      (30)
Recognized termination benefits loss...................................       60        --       34
                                                                           -----     -----    -----
    Net periodic pension cost..........................................  $    43     $   9    $  26
                                                                           =====     =====    =====

Change in Pension Obligation:
Pension obligation at beginning of year................................  $ 3,331    $1,576
    Service cost.......................................................       70        53
    Interest cost......................................................      203       163
    Participant contributions..........................................       18        10
    Plan amendments....................................................       31        12
    Net transfer of obligations to other plans.........................       (5)       --
    Actuarial (gain)/loss..............................................     (334)      193
    Acquisitions.......................................................       22     1,429
    Benefits paid......................................................     (176)     (133)
    Curtailments.......................................................       10        --
    Settlements........................................................     (164)       --
    Special termination benefits.......................................       77        --
    Currency exchange rate changes.....................................      (33)       25
    Other..............................................................       --         3
                                                                         -------   -------
Pension obligation at end of year......................................  $ 3,050   $ 3,331
                                                                         =======   =======

Change in Plan Assets:
Fair value of assets at beginning of year..............................  $ 3,782   $ 1,794
    Actual return on assets............................................      349       188
    Acquisitions.......................................................       25     1,832
    Employer contributions.............................................       54        57
    Participant contributions..........................................       18        10
    Net transfer of assets to other plans..............................       (5)       --
    Benefits paid......................................................     (175)     (133)
    Settlements........................................................     (159)       --
    Currency exchange rate changes.....................................      (37)       34
                                                                         -------   -------
Fair value of assets at end of year....................................  $ 3,852   $ 3,782
                                                                         =======   =======

Funded Status:
Pension obligation.....................................................  $(3,050)  $(3,331)
Fair value of assets...................................................    3,852     3,782
Unrecognized net transition asset......................................       (3)       (4)
Unrecognized prior service cost........................................       56        42
Unrecognized net gain..................................................     (593)     (199)
                                                                         -------   -------
(Accrued)/prepaid pension cost.........................................  $   262   $   290
                                                                         =======   =======

Amounts Recognized in the Statement of Financial Position Consist of:
Prepaid pension cost...................................................  $   413   $   433
Accrued benefit liability..............................................     (157)     (151)
Intangible asset.......................................................        1         2
Accumulated other comprehensive income.................................        3         6
Accumulated deferred income taxes......................................        2        --
                                                                         -------   -------
   Net amount recognized...............................................  $   262   $   290
                                                                         =======   =======

   In addition to the retirement plans, the US subsidiaries offer certain health care and life insurance benefits to substantially all of their employees and their eligible dependents at retirement. Benefits received vary in level depending on years of service and retirement dates.

                                                                1999     1998    1997
                                                               -----    -----   -----
Weighted-average assumptions:
Discount rate.............................................     8.25%     7.00%   7.25%
Expected return on plan assets............................     8.49%     8.13%   7.50%

                                                             Year Ended December 31,
                                                            --------------------------
                                                              1999      1998     1997
                                                            --------  --------  ------
Components of Net Periodic Postretirement Benefit Costs:
Service cost..............................................    $  24     $  19   $  12
Interest cost.............................................       47        42      43
Expected return on assets.................................      (12)      (10)     (8)
Amortization of unrecognized net transition obligation....       10        16      17
Amortization of unrecognized prior service cost...........        2         2      --
Amortization of net loss..................................        5         2       2
Recognized curtailment loss...............................       24        --      10
                                                              -----     -----   -----
     Net postretirement benefit cost......................    $ 100     $  71   $  76
                                                              =====     =====   =====

Change in Postretirement Benefit Obligation:
Benefit obligation at beginning of year...................    $ 702     $ 591
    Service cost..........................................       24        19
    Interest cost.........................................       47        42
    Participant contributions.............................        4         6
    Actuarial (gain)/loss.................................     (132)       83
    Benefits paid.........................................      (44)      (39)
    Curtailments..........................................       19        --
                                                              -----     -----
Benefit obligation at end of year.........................    $ 620     $ 702
                                                              =====     =====

Change in Plan Assets:
Fair value of assets at beginning of year.................    $ 145     $ 112
    Actual return on assets...............................       19        18
    Employer contributions................................       42        42
    Participant contributions.............................        3         3
    Benefits paid.........................................      (32)      (30)
                                                              -----     -----
Fair value of assets at end of year.......................    $ 177     $ 145
                                                              =====     =====

Funded Status:
Benefit obligation........................................    $(620)    $(702)
Fair value of assets......................................      177       145
Unrecognized transition obligation........................      130       146
Unrecognized prior service cost...........................       16        17
Unrecognized net (gain)/loss..............................       (4)      139
                                                              -----     -----
Accrued postretirement benefit cost.......................    $(301)    $(255)
                                                              =====     =====

     The expected increase in costs of future benefits covered by the postretirement benefit plans is projected using a health care cost trend rate of 5% in 2000 and thereafter. A one percentage point increase in the assumed health care cost trend rate in each future year would increase the accumulated postretirement benefit obligation at December 31, 1999 by approximately $64 million and other postretirement benefits cost for 1999 by approximately $9.6 million.

11.  DERIVATIVE INSTRUMENTS

     TXU Corp. and its subsidiaries enter into derivative instruments, including options, swaps, futures, forwards and other contractual commitments for both non-trading and trading purposes. TXU Corp. and its domestic and international subsidiaries enter into derivative instruments for non-trading purposes in order to manage market risks related to changes in interest rates, foreign currency exchange rates and commodity prices. Gains and losses on non-trading derivative instruments effective as hedges are deferred and recorded as a component of the underlying transaction when settled. TXU Corp. also enters into derivative instruments and other contractual commitments for trading purposes through its subsidiaries TXU Energy Trading, TXU Europe Energy Trading and TXU Australia. Contracts entered into for trading purposes are recorded on a mark-to-market basis with gains and losses recognized in earnings in the period in which such valuation changes occur.

Non-Trading

     Interest Rate Risk Management -- TXU Corp. and its subsidiaries enter into interest rate swaps to manage exposures to the market risk inherent in fixed rate debt securities and the cash flow risk inherent in variable rate securities. The terms of each swap and the underlying hedged security are in Notes 5 and 6.

     Foreign Currency Risk Management -- TXU Corp. has exposure to foreign currency risks, primarily with the pound sterling and the Australian dollar. TXU Europe and TXU Australia have accessed the US capital markets and issued dollar denominated obligations. TXU Corp. and its subsidiaries enter into currency swaps, options and forwards, where appropriate, to manage foreign currency exposures.

     TXU Europe has entered into swaps in respect to the principal and semi-annual interest payments on $500 million of bonds to swap from dollars to pounds sterling. For the principal payments, TXU Europe entered into a forward foreign currency contract to acquire $200 million and $300 million in October 2017 and October 2027, respectively, for approximately (Pounds)218 million ($352 million). A foreign currency gain of (Pounds)92 million ($148 million) was deferred at December 31, 1999. For interest payments on the $200 million 7.425% notes due 2017 and the $300 million 7.55% notes due 2027, the contract sets the exchange rate between pounds sterling and dollars at $1.605 and $1.6245, respectively.

     TXU Europe has entered into currency swaps that fix the $1.5 billion principal amount and interest payments of the Senior Notes to be repaid in pounds sterling at a weighted-average exchange rate between pounds sterling and US dollars at $1.629.

     TXU Australia maintains cross currency swaps for its US dollar denominated debt. These swaps mature in December 2006 and December 2016 for $250 million and $100 million, respectively. The maturity of these swaps coincides with the maturity of the US dollar denominated debt.

     Energy Price Risk Management -- In the UK and Australia, electricity prices are established through power pools which are controlled through an agreement with the licensed generators and suppliers in the case of the UK, or by a statutory, independent corporation in the case of Australia. In both cases, substantially all power must be sold into and purchased from the pools. In order to manage the exposure to fluctuations in electricity pool prices, TXU Europe and TXU Australia enter into both short- and long-term derivative instruments whereby the pool price is fixed for an agreed-upon quantity and duration by reference to an agreed-upon strike price. In the US, as a result of continued regulation, TXU Electric and TXU Gas have minimal exposure to energy price risk, therefore, their use of derivative instruments is limited.

   At December 31, 1999, TXU Europe had non-trading derivative contracts (including "virtual power station" agreements) outstanding covering 142 terawatt hours (TWh), expiring from 2000 to 2010. Net gains (losses) are deferred under these contracts until settled. TXU Europe's "virtual power station" agreements with third parties, provide for a variety of payments based on a notional plant capacity, fuel consumption and operating expenses in exchange for the receipt of cash payments based on future pool prices and a notional output.

   TXU Australia has entered into wholesale market contracts to cover most of its forecasted load through the end of 2000. At December 31, 1999, these contracts cover a notional volume of approximately 4.3 million MWh for the period from January 2000 through 2001. Short-term contracts outstanding at December 31, 1999 covered approximately 4.1 million MWh. Net losses deferred under these contracts at December 31, 1999 were A$57 million ($37 million).

Trading

   TXU Corp. has continued to position itself to provide comprehensive energy products and services to a diversified client base in the US, Europe and Australia. In the US, TXU Energy Trading continues to engage in price and basis risk management activities, involving the purchase and sale of physical commodities, and enters into futures contracts, forward commitments, swap agreements with net settlement, exchange traded options, over-the-counter options which are net settled or physically settled, exchange-of-futures-for physical transactions, energy exchange transactions, storage activities, and other contractual arrangements. In 1999, TXU Europe and TXU Australia began offering price risk management services to customers through a variety of financial and other instruments including contracts for differences (swaps), virtual power stations, written options and forward contracts. These transactions are primarily conducted with retail end-users, established energy companies and major financial institutions.

   The trading subsidiaries all manage the market risk on a portfolio basis within limitations imposed by their respective Boards of Directors and in accordance with TXU Corp.'s overall risk management policies. Market risks are monitored daily, utilizing appropriate mark-to-market methodologies, which value the portfolio of contracts and the hypothetical effect on this value from changes in market conditions. Each entity uses various techniques and methodologies that simulate forward price curves in their respective markets to estimate the size and probability of changes in market value resulting from price movements. These techniques include, but are not limited to, sensitivity analyses. The use of these methodologies requires a number of key assumptions including the selection of confidence levels, the holding period of the positions, and the depth and applicability to future periods of historical price information.

   The portfolio subjects the entities to a number of risks and costs associated with the future contractual commitments, including price risk, credit risk associated with counter parties, product location (basis) differentials, market liquidity. Each entity continuously monitors the valuation of identified risks and adjusts the portfolio valuation based on present market conditions.
Reserves are established in recognition that certain risks exist until delivery of energy has occurred, counterparties have fulfilled their financial commitments and related financial instruments mature or are closed out. Price and credit risk are further managed through the established trading policies and limits for each trading entity which are evaluated on a daily basis.

   US -- The exposure of fixed price natural gas and electric power purchase and sale commitments, and derivative financial instruments, including options, swaps, futures and other contractual commitments, is based on a methodology that uses a five-day holding period and a 95% confidence level. The notional amounts and terms of the portfolio as of December 31, 1999 included financial instruments that provide for fixed price receipts of 2,406 trillion British thermal units equivalent (Tbtue) and fixed price payments of 2,836 Tbtue, with a maximum term of seven years. Additionally, sales and purchases commitments totaling 1,129 Tbtue, with terms extending up to nine years, are included in the portfolio as of December 31, 1999.

   Europe -- At December 31, 1999, the outstanding notional quantity of commodity instruments under contracts held for trading purposes was 118 TWh of electricity for periods to 2015. In the gas retail business, TXU Europe is subject to fluctuations in the gas spot market as it sells gas, primarily at fixed prices, and manages the demand through a portfolio of gas purchase contracts. This risk is also managed through the use of derivative instruments including swaps and futures. There were no swaps or futures outstanding at December 31, 1999. At December 31, 1999, TXU Europe had instruments outstanding covering approximately 134 Bcf, expiring in 2003.

   Australia -- At December 31, 1999, the outstanding notional quantity of commodity instruments under contracts held for trading purposes was 209 GWh of electricity for periods to 2002.

   The fair value of open positions expiring within one year is included within Risk Management Assets and Liabilities on the balance sheet, and the long-term portion is included within Other Assets and Liabilities. Gross revenue and expenses from physically settled transactions are included within Operating Revenues and Operating Expenses, respectively. Financially settled transactions along with unrealized gains and losses from changes in the fair value of the open positions are included within Operating Revenues on a net basis.

   The following table displays the mark-to-market values of the energy trading risk management assets and liabilities:

                                              December 31, 1999                December 31, 1998
                                        ------------------------------  -------------------------------
                                          Assets   Liabities     Net     Assets   Liabilities    Net
                                        --------   --------   --------  --------   ---------   --------
Fair Value:
    Current........................         $628       $525      $103       $832        $838     $ (6)
    Noncurrent.....................          151         12       139        128          93       35
                                            ----       ----      ----       ----        ----      ---
          Total....................         $779       $537       242       $960        $931       29
                                            ====       ====                 ====        ====
    Less reserves..................                                 9                               7
                                                                 ----                             ---
          Net of reserves..........                              $233                            $ 22
                                                                 ====                             ===

Average Value For Year:
    Total..........................         $648       $510      $138       $656        $617     $ 39
                                            ====       ====                 ====        ====
    Less reserves..................                                 9                               7
                                                                 ----                             ---
          Net of reserves..........                              $129                            $ 32
                                                                 ====                             ===


  TXU Corp. recorded net trading gains of $9 million, $38 million, and $2 million at TXU Energy Trading, TXU Europe and TXU Australia, respectively, in 1999. In 1998, TXU Energy Trading recorded a net trading gain of $46 million, while TXU Europe and TXU Australia had no trading activity.

  Credit Risk -- Credit risk relates to the risk of loss that TXU Corp. would incur as a result of nonperformance by counterparties. TXU Corp. maintains credit policies with regard to its counterparties that management believes significantly minimize overall credit risk. TXU Corp. generally does not obtain collateral to support the agreements but establishes credit limits and monitors the financial viability of counterparties. In the event a counterparty's credit rating declines, TXU Corp. may apply certain remedies, if considered necessary. TXU Corp. believes the risk of nonperformance by counterparties is minimal.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and related estimated fair values of TXU Corp.'s significant financial instruments were as follows:

                                                                              December 31, 1999          December 31, 1998
                                                                            ---------------------   ---------------------------
                                                                             Carrying      Fair      Carrying          Fair
                                                                              Amount      Value       Amount           Value
                                                                            ---------    --------    ---------      -----------
 On balance sheet assets (liabilities):
    Long-term debt (including current maturities)*........................  $(16,641)  $(15,638)     $(15,332)        $(15,926)
    TXU Corp. or subsidiary obligated, mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior
        subordinated debentures of TXU Corp.  or related subsidiary.......    (1,339)    (1,212)       (1,192)          (1,236)
    Preferred stock of subsidiary subject to mandatory redemption.........       (21)       (21)          (21)             (21)
    LESOP note receivable.................................................       249        265           250              302

Off balance sheet assets (liabilities):
    Financial guarantees..................................................        --       (623)           --             (432)
    Interest rate swaps...................................................        --        (69)           --              (86)
    Currency swaps and forwards...........................................        --         (7)           --               (4)
    Gas swaps.............................................................        --         --            --               (3)
    Contracts for differences, electricity forward agreements
        and other energy contracts........................................        --        139            --              101

 *Excludes capital leases.

     The fair values of long-term debt and preferred stock subject to mandatory redemption are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The fair value of trust securities is based on quoted market prices. The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments.

     Other investments, primarily include deposits in an external trust fund for nuclear decommissioning of Comanche Peak, which is carried at market value, and restricted cash held as collateral for certain leases, for which the carrying value approximates the fair value due to the short maturity of these instruments. The trust fund is invested primarily in fixed income debt and equity securities, which are considered as available-for-sale. Any unrealized gains or losses are treated as regulatory assets or regulatory liabilities, respectively.

     Common stock -- net has been reduced by the note receivable from the trustee of the leveraged employee stock ownership provision of the Thrift Plan. The fair value of such note is estimated at the lesser of TXU Corp.'s call price or the present value of future cash flows discounted at rates consistent with comparable maturities adjusted for credit risk.

     The fair value of the financial guarantees are based on the present value of the instruments' approximate cash flows discounted at the year-end risk free rate for issues of comparable maturities adjusted for credit risk. Fair values for off-balance sheet instruments (interest rate and currency swaps) are based either on quotes or the cost to terminate the agreements. The fair values of contracts for differences, electricity forward agreements and other energy contracts are based upon a discounted cash flow analysis using estimates of energy forward prices. The fair values of other financial instruments for which carrying amounts and fair values have not been presented are not materially different than their related carrying amounts.

13.  REGULATION AND RATES

     US -- Docket 9300 -- The PUC's final order (Order) in connection with TXU Electric's January 1990 rate increase request (Docket 9300) was ultimately reviewed by the Supreme Court of Texas. As a result, an aggregate of $909 million of disallowances with respect to TXU Electric's reacquisitions of minority owners' interests in Comanche Peak, which had previously been recorded as a charge to TXU Corp.'s earnings, has been remanded to the District Court with instructions that it be remanded to the PUC for reconsideration on the basis of a prudent investment standard. On remand, the PUC also was required to reevaluate the appropriate level of TXU Electric's construction work in progress included in the rate base in light of its financial condition at the time of the initial hearing. In connection with the settlement of Docket 18490, proceedings in the remand of Docket 9300 have been stayed. TXU Electric cannot predict the outcome of the reconsideration of the Order on remand by the PUC.

     Docket 18490 -- The PUC approved the non-unanimous stipulation filed on December 17, 1997 by TXU Electric, together with the General Counsel of the PUC, the Office of Public Utility Counsel (OPC) and various other parties interested in TXU Electric's rates and services. The stipulation, modified to incorporate changes made by the PUC, resulted in base rate credits beginning January 1, 1998, of 4% for residential customers, 2% for general service secondary customers and 1% for all other retail customers, and additional base rate credits for residential customers of 1.4% beginning January 1, 1999. Certain parties that did not sign the stipulation have appealed the PUC's approval by filing suit in state district court. TXU Electric cannot predict the outcome of these appeals.

     In accordance with the stipulation, from January 1, 1998 through June 30, 1999, earnings in excess of the earnings cap were recorded as additional depreciation of nuclear production assets, and a reclassification of depreciation expense was made from T&D to nuclear production assets. As discussed in Note 3, application of regulatory accounting principles to the generation portion of TXU Electric's business was discontinued as of June 30, 1999. Effective July 1, 1999, earnings in excess of the earnings cap imposed by the 1999 Restructuring Legislation were recorded as a reduction of revenues, with a corresponding regulatory liability recorded. Upon final PUC determination, the regulatory liability associated with earnings in excess of the earnings cap will be applied against TXU Electric's stranded generation assets as determined under the 1999 Restructuring Legislation's market valuation criteria or refunded to customers.

     Additionally, effective July 1, 1999, TXU Electric ceased the reclassification of T&D depreciation expense to nuclear production assets. Instead, an amount equal to T&D depreciation expense for the period was recorded as a regulatory asset, which will be amortized as it is recovered through the Distribution portion of the business. An equivalent amount was recorded as a regulatory liability which will be applied against TXU Electric's stranded generation assets as determined under the 1999 Restructuring Legislation's market valuation criteria or refunded to customers.

     For 1999, TXU Electric recorded $52 million as additional depreciation of nuclear production assets and $92 million as a reduction of revenues as a result of earnings in excess of the earnings cap, compared with $170 million of additional depreciation of nuclear production assets for the same period in 1998. In addition, depreciation expense of $95 million for the first six months of 1999 was reclassified from T&D to nuclear production assets and a regulatory asset of $97 million equivalent to T&D depreciation expense was recorded for the last half of 1999 according to the accounting treatment discussed above. Also, $50 million of Transmission redirected depreciation has been reclassified as a regulatory asset to conform with the 1999 Restructuring Legislation. In 1998, depreciation expense of $183 million was reclassified from T&D to nuclear production assets. Including deferred income tax effects, mitigation reduced net income by $90 million in 1999 and $143 million in 1998.

     Separation Costs -- On or before April 1, 2000, each electric utility must file with the PUC a separation of its costs into competitive and regulated components, proposed tariffs for its proposed T&D utility, and an initial estimate of its generation-related stranded costs.

     UK -- The prices that the energy retail business can charge in the ex-franchise market are subject to a price control formula that sets a maximum price. On October 8, 1999, OFGEM issued proposed price adjustments for the electricity supply businesses. The final report of OFGEM was issued at the end of November 1999, and accepted by TXU Europe Group in December 1999. The supply price adjustments become effective April 1, 2000. TXU Europe Group's directly controlled tariffs will be reduced by an average of 7.1% from April 1, 2000 as required by the new controls, giving rise to an estimated reduction in annual revenues of approximately (Pounds)15 million ($24 million).

     In December 1999, following extensive consultation with the industry, the Director General of Electricity Supply published new proposals for generation licenses in order to promote fair competition in the generation and trading of electricity. The proposals seek to ensure that generators with positions of significant market power who are able to exert an upward influence on prices in the pool should ensure that their prices closely reflect their costs and that they do not take unfair advantage of any imperfections in the operation of the Pool. The Director General has proposed that these restrictions should cease one year after the introduction of the New Electricity Trading Arrangement
(NETA). TXU Europe has played an active part in these discussions and accepted the proposals on February 7, 2000. However, five generators rejected the proposals and the matter has been referred to the UK competition commission.
TXU Europe does not anticipate that these proposals will have a material adverse effect on revenues. The implementation of NETA, scheduled for introduction on October 1, 2000, is also likely to lead to a number of modifications to generation distribution, and retail electricity licenses.

     The rate charged by the networks business in the UK are regulated by a distribution price control formula. This formula is subject to periodic review and adjustments. Based on the current distribution price control formula, future increases in profit by the networks operations will depend upon unit growth and productivity improvements. In his draft proposals for the distribution price control review which were released in August 1999, adjusted in October 1999 and published in final form on December 2, 1999, the regulator proposed a substantial decrease in distribution prices charged by the networks business in its service territory. The final proposals for Eastern Electricity incorporated an initial reduction in allowed revenues for regulated units of 28% from April 1, 2000 with further annual reductions of 3% per year for the next four years, adjusted for inflation. The allowed revenues will be calculated from a formula to be provided by OFGEM in the near future. However, TXU Europe estimates that the effect on revenues will be a reduction of about (Pounds)73 million ($118 million) for the year ending December 31, 2000 and about (Pounds)100 million ($162 million) for the year ended December 31, 2001.

14.  COMMITMENTS AND CONTINGENCIES

     Clean Air Act -- The Federal Clean Air Act, as amended (Clean Air Act) includes provisions which, among other things, place limits on the sulfur dioxide emissions produced by generating units. TXU Electric's capital requirements have not been significantly affected by the requirements of the Clean Air Act.

     Purchased Power Contracts --TXU Electric and SESCO have entered into purchased power contracts to purchase power from utilities and non-utilities through the year 2005. These contracts provide for capacity payments subject to performance standards and energy payments based on the actual power taken under contract. Capacity payments under these contracts for the years ended December 31, 1999, 1998 and 1997 were $235 million, $247 million and $240 million, respectively.

     Assuming operating standards are achieved, future capacity payments under US Electric segment agreements are estimated as follows:
  Year
  ----
  2000..............................................       $210
  2001..............................................        210
  2002..............................................        131
  2003..............................................         77
  2004..............................................         38
  Thereafter........................................         29
                                                           ----
     Total capacity payments........................       $695
                                                           ====

     TXU Europe Energy Trading has various contracts for which capacity payments are required. Under the terms of these contracts, TXU Europe Energy Trading will pay annual capacity fees of $348 million for 2000, $371 million for 2001, $376 million for 2002, $402 million for 2003, $402 million for 2004 and $2.4 billion thereafter. In addition, TXU Europe Group will provide a (Pounds)200 million ($324 million) guarantee (declining over time) representing approximately one year's capacity payment, with the counterparty providing a (Pounds)20 million ($32 million) guarantee.

     Coal Contracts -- In November 1998, TXU Europe Limited agreed to two coal purchase agreements with a supplier, supplementing the 12 million tons TXU Europe Limited had previously contracted to take from said supplier between 1998 and 2001. The first agreement is for 25 million tons in total between 1998 and 2003. The second agreement is for 21 million tons in total between 2003 and 2009. Total committed purchases under these contracts were approximately (Pounds)1.3 billion ($2.1 billion) at December 31, 1999.

     US Gas Purchase Contracts -- TXU Fuel Company and TXU Gas Distribution buy gas under long-term and short-term intrastate contracts in order to assure reliable supply to their customers. Many of these contracts require minimum purchases ("take-or-pay") of gas. TXU Gas Distribution has made accruals for payments that may be required for settlement of gas-purchase contract claims asserted or that are probable of assertion. TXU Gas Distribution continually evaluates its position relative to asserted and unasserted claims, above-market prices or future commitments. Based on estimated gas demand, which assumes normal weather conditions, requisite gas purchases of TXU Fuel, TXU Gas Distribution and TXU Europe Group are expected to substantially satisfy their purchase obligations for the year 2000 and thereafter.

     Europe Gas Take-or-Pay Contracts -- TXU Europe is party to various types of contracts for the purchase of gas. Almost all include "take-or-pay" obligations under which the buyer agrees to pay for a minimum quantity of gas in a year. In order to help meet the expected needs of its wholesale and retail customers, TXU Europe Limited has entered into a range of gas purchase contracts. At December 31, 1999 the commitments under long-term gas purchase contracts amounted to an estimated (Pounds)1.1 billion ($1.8 billion) covering periods up to 15 years forward. Management does not consider it likely, on the basis of TXU Europe's current expectations of demand from its customers that any material payments will become due for gas not taken.

     Leases -- Subsidiaries have entered into operating leases covering various facilities and properties including generating plants, combustion turbines, transportation, mining equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantee. Lease costs charged to operating expense for the years ended December 31, 1999, 1998 and 1997 were $212 million, $243 million, $157 million, respectively.

     At December 31, 1999, future minimum lease payments under capital leases, together with the present value of such minimum lease payments, and future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1999, were as follows:
                                                  Capital  Operating
Year                                              Leases    Leases
----                                              -------  ---------
2000............................................   $   89     $  117
2001............................................      753        124
2002............................................       36        112
2003............................................       34         95
2004............................................       32         89
Thereafter......................................      322        472
                                                   ------     ------
     Total future minimum lease payments........    1,266     $1,009
                                                              ======
Less amounts representing interest..............      231
                                                   ------
Present value of future minimum lease payments..    1,035
Less current portion............................       89
                                                   ------
Long-term capital lease obligation..............   $  946
                                                   ======

     Substantially all of the capital lease obligations relate to coal-fired power stations. Additional payments of approximately (Pounds)6 per megawatt hour (indexed from 1996 prices) linked to output levels from the stations are payable for the first seven years of their operations by Eastern Electricity (operations commenced in 1996). In accounting for the acquisition of TEG, a liability for the estimated probable additional payments linked to output levels for coal-fired generating stations was established. At December 31, 1999 and 1998, the balance of the liability of (Pounds)291 million ($471 million) and (Pounds)412 million ($682 million), respectively, is included with capital lease obligations.

     Financial Guarantees --TXU Electric has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $24 million at December 31, 1999, and interest on bonds issued to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5-1/2% to 7%. TXU Electric is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to TXU Electric, of $4 million annually for the years 2000 through 2003, and $7 million for 2004. Annual payments made by TXU Electric, net of amounts assumed by a third party under such contracts, for 1999, 1998 and 1997 were $4 million each year. In addition, TXU Electric is obligated to pay certain variable costs of operating and maintaining the reservoirs. TXU Electric has assigned to a municipality all
contract rights and obligations  of  TXU  Electric  in  connection   with   $53
million remaining principal amount of bonds at December 31, 1999, issued for similar purposes which had previously been guaranteed by TXU Electric. TXU Electric is, however, contingently liable in the unlikely event of default by the municipality.

     TXU Europe has guaranteed up to (Pounds)68 million ($110 million) at December 31, 1999 of certain liabilities that may be incurred and payable by the purchasers of its US and Australian coal business and US energy marketing operations sold in 1998 (Peabody Sale) with respect to the Peabody Holding Company Retirement Plan for Salaried Employees, the Powder River Coal Company Retirement Plan and the Peabody Coal UMWA Retirement Plan, subject to certain specified conditions.

   Nuclear Insurance -- With regard to liability coverage, the Price-Anderson Act (Act) provides financial protection for the public in the event of a significant nuclear power plant incident. The Act sets the statutory limit of public liability for a single nuclear incident currently at $9.5 billion and requires nuclear power plant operators to provide financial protection for this amount. As required, TXU Electric provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, TXU Electric has purchased $200 million of liability insurance from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

   Under the SFP, each operating licensed reactor in the US is subject to an assessment of up to $88 million, subject to increases for inflation every five years, in the event of a nuclear incident at any nuclear plant in the US. Assessments are limited to $10 million per operating licensed reactor per year per incident. All assessments under the SFP are subject to a 3% insurance premium tax which is not included in the amounts above.

   With respect to nuclear decontamination and property damage insurance, Nuclear Regulatory Commission (NRC) regulations require that nuclear plant license-holders maintain not less than $1.1 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. TXU Electric maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $4.0 billion, above which TXU Electric is self-insured. The primary layer of coverage of $500 million is provided by Nuclear Electric Insurance Limited (NEIL), a nuclear electric utility industry mutual insurance company. The remaining coverage includes premature decommissioning coverage and is provided by ANI in the amount of $500 million and additional insurance from NEIL in the amount of $3.0 billion. TXU Electric is subject to a maximum annual assessment from NEIL of $13.5 million in the event NEIL's losses under this type of insurance for major incidents at nuclear plants participating in these programs exceed the mutual's accumulated funds and reinsurance.

   TXU Electric maintains Extra Expense Insurance through NEIL to cover the additional costs of obtaining replacement power from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve week-period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident. Under this coverage, TXU Electric is subject to a maximum annual assessment of $4 million per year.

   Nuclear Decommissioning and Disposal of Spent Fuel -- TXU Electric has established a reserve, charged to depreciation expense and included in accumulated depreciation, for the decommissioning of Comanche Peak, whereby decommissioning costs are being recovered from customers over the life of the plant and deposited in external trust funds (included in other investments). At December 31, 1999, such reserve totaled $167 million, which includes an accrual of $18 million for the year ended December 31, 1999. As of December 31, 1999, the market value of deposits in the external trust for decommissioning of Comanche Peak was $244 million, including unrealized gains of $78 million. Any difference between the market value of the external trust fund and the decommissioning reserve, that represents unrealized gains or losses of the trust fund, is treated as a regulatory asset or a regulatory liability. Realized earnings on funds deposited in the external trust are recognized in the reserve. Based on a site-specific study completed during 1997 using the prompt dismantlement method and 1997 dollars, decommissioning costs for Comanche Peak Unit 1 and for Unit 2 and common facilities were estimated to be $271 million and $404 million, respectively.

   Decommissioning activities are projected to begin in 2030 for Comanche Peak Unit 1 and 2033 for Unit 2 and common facilities. TXU Electric is recovering decommissioning costs based upon a 1992 site-specific study through rates placed in effect under its January 1993 rate increase request. Actual decommissioning costs are expected to differ from estimates due to changes in the assumed dates of decommissioning activities, regulatory requirements, technology and costs of labor, materials and equipment. In addition, the marketable fixed income debt and equity securities in which assets of the external trust are invested are subject to interest rate and equity price sensitivity.

   TXU Electric has a contract with the United States Department of Energy (DOE) for the future disposal of spent nuclear fuel. The DOE has not begun
acceptance of spent nuclear fuel.   TXU Electric's onsite spent nuclear fuel
storage capability is sufficient to accommodate the operation of Comanche Peak through the year 2017, while fully maintaining the capability to off-load the core of one of the nuclear-fueled generating units. Additional approval from the NRC will be required to utilize this full storage capability. TXU Electric is currently pursuing options for utilizing a larger portion of the full storage capability, subject to approval by the NRC. TXU Electric is unable to predict what impact, if any, the DOE delay will have on TXU Electric's future operations. The disposal fee is at a cost to TXU Electric of one mill per kilowatt-hour of Comanche Peak net generation and is included in nuclear fuel expense.

   UK -- In February 1997, the official government representative of pensioners in the UK, the Pensions Ombudsman, made a final determination against the National Grid and its group trustees with respect to complaints by two pensioners in National Grid's section of the Electricity Supply Pension Scheme relating to the use of the pension fund surplus resulting from the March 31, 1992 actuarial valuation of the National Grid section to meet certain costs arising from the payment of pensions on early retirement upon reorganization or downsizing. These determinations were set aside by the High Court on June 10, 1997, and the arrangements made by National Grid and its group trustees in dealing with the surplus were confirmed. The two pensioners appealed this decision, and judgment has now been received. The judgment endorsed the Pensions Ombudsman's determination that the corporation was not entitled to unilaterally deal with any surplus. National Grid has made an appeal to the House of Lords, although the case is not likely to be heard until the fourth quarter of 2000. If a similar complaint were to be made against TXU Europe Group in relation to its use of actuarial surplus in its section of the Electricity Supply Pension Scheme, it would vigorously defend the action, ultimately through the courts. However, if a determination were finally to be made against it and upheld in the courts, TXU Europe Group could have a potential liability to repay to its section of the Electricity Supply Pension Scheme an amount estimated by TXU Europe Group to be up to (Pounds)45 million ($73 million), exclusive of any future applicable interest charges.

   On January 25, 1999, the Hindustan Development Corporation issued proceedings in the Arbitral Tribunal in Delhi, India against TEG claiming damages of $413 million for breach of contract following the termination of a Joint Development Agreement dated March 20, 1997 relating to the construction, development and operation of a lignite based thermal power plant at Barsingsar, Rajasthan. TXU Europe Limited is vigorously defending this claim.

   In November 1998, five complaints were filed in the High Court of Justice in London, Queens Bench Division, Commercial Court, against subsidiaries of TXU Europe Group by five of their former sales agencies. The agencies claim a total (Pounds)104 million ($168 million) arising from the summary termination for the claimed fundamental breach of their respective contracts in April 1998. The five agencies are claiming damages for failure to give reasonable notice and for compensation under the UK Commercial Agents Regulations 1994. These actions are all being defended strenuously, and counterclaims have been filed. TXU Europe Group cannot predict the outcome of these claims and counterclaims.

   In August 1998, the Gracy Fund, L.P. (Gracy Fund) filed suit in the United States District Court for the Northern District of Texas against EEX Corporation, formerly Enserch Exploration, Inc., TXU Corp., David W. Biegler, Gary J. Junco, Erle Nye, Thomas Hamilton and J. Phillip McCormick. The Gracy Fund sought to represent a class of certain purchasers of the common stock of ENSERCH Corporation (now TXU Gas) and EEX based upon claims of various violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. Also in August 1998, Stan C. Thorne (Thorne) filed suit in the United States District Court for the Southern District of Texas against EEX, TXU Gas, DeGolyer & MacNaughton, David W. Biegler, Gary J. Junco, Fredrick S. Addy and B.
K. Irani and sought to represent a certain class of purchasers of common stock
of EEX.    In December 1998, the United States District Court for the Northern
District of Texas issued an Order consolidating the Gracy Fund and the Thorne suits (Consolidated Action). In January 1999, the Gracy Fund et al. filed an amended class action complaint in the Consolidated Action against EEX, TXU Gas, David W. Biegler, Gary J. Junco, Thomas Hamilton, J. Philip McCormick, Fredrick
S. Addy and B. K. Irani. TXU Corp. and Erle Nye were omitted as defendants pursuant to a tolling agreement. The individual named defendants are current or former officers and/or directors of EEX, and Mr. Biegler has been an officer and director of TXU Gas. The amended complaint alleges violations of provisions of the Securities Act and the Exchange Act. The plaintiff in the Consolidated Action represents a class of persons acquiring stock of ENSERCH Corporation and/or EEX between August 3, 1995 and August 5, 1997, inclusive. No amount of damages has been specified in the Consolidated Action. Defendants filed a joint motion to dismiss in March 1999, and discovery has been stayed pending a ruling on the motion to dismiss. TXU Gas is continuing to evaluate these claims and is unable at this time to predict the outcome of this proceeding, but intends to vigorously defend this suit.

   General -- In addition to the above, TXU Corp. and other subsidiaries are involved in various other legal and administrative proceedings which, in the opinion of each, should not have a material effect upon their financial position, results of operations or cash flows.

15.  SEGMENT INFORMATION

     TXU Corp.'s five reportable operating segments are strategic business units that offer different products and services or are geographically integrated. They are managed separately because each business requires different marketing strategies or is in a different geographic area.

     (1) US Electric - operations involving the generation, purchase, transmission, distribution and sale of electric energy primarily in the north central, eastern and western portions of Texas;

     (2) US Gas - operations involving the gathering, processing, transmission and distribution of natural gas and selling of natural gas liquids in Texas;

     (3) US Energy Marketing - operations involving purchasing and selling natural gas and electricity and providing risk management services for the energy industry throughout the US and parts of Canada;

     (4) Europe - operations involving the generation, purchase, distribution, marketing and sale of electricity and the purchase and sale of natural gas primarily in the UK, with additional energy interests throughout the rest of Europe;

     (5) Australia - operations involving the purchase, distribution, trading and retailing of electricity and natural gas primarily in the State of Victoria, Australia; and

     Other - non-segment operations consisting of telecommunications, retail energy services, international gas operations, power development and other energy development activities.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. TXU Corp. evaluates performance based on net income or loss. TXU Corp. accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

                                                          US
                                 US           US        Energy                                  All
                              Electric        Gas      Marketing      Europe    Australia      Other    Eliminations   Consolidated
                             ----------    --------    ---------    ---------    --------    ---------   -----------    ----------
Trade Revenues -
             1999..........     $ 6,263      $  838       $2,981      $ 6,090      $  682      $   264   $         --      $17,118
             1998..........       6,541         822        3,198        3,601         439          135             --       14,736
             1997..........       6,176         409          859           --         489           13             --        7,946

Affiliated Revenues -
             1999..........          --          39            2           --          --          338           (379)          --
             1998..........          --          42            1           --          --          337           (380)          --
             1997..........          --          19           --           --          --           --            (19)          --

Depreciation and
 Amortization (Including
    Goodwill Amortization) -
             1999..........         650          82            2          421          77           39             --        1,271
             1998..........         759          75            1          240          43           29             --        1,147
             1997..........         580          29            1           --          48            8             --          666

Equity in Earnings
 (Losses) of
     Unconsolidated
      Subsidiaries -
             1999..........          --          (1)          --           --          --          (14)            --          (15)
             1998..........          --          --           --            4          --          (23)            --          (19)
             1997..........          --          --           --           --          --          (27)            --          (27)

Interest Income -
             1999..........           3           1            1          102          --           90            (63)         134
             1998..........           3           1           --          106          --          114            (85)         139
             1997..........           6          --           --           --          --           47            (21)          32

Interest Expense and Other
 Charges -
             1999..........         518          79            3          563         131          325            (63)       1,556
             1998..........         580          78            2          447          59          300            (85)       1,381
             1997..........         648          35            2           --          73          115            (21)         852

Income Tax Expense
 (Benefit) -
             1999..........         358          (3)         (13)         153         (22)         (24)            --          449
             1998..........         486          (6)           3          119          25         (101)            --          526
             1997..........         408           5           (6)          --          20          (50)            --          377

Net Income (Loss) -
             1999..........         773           3          (25)         280           6          (52)            --          985
             1998..........         788         (32)           6          140          31         (193)            --          740
             1997..........         748          (2)         (12)          --          17          (91)            --          660

Investment in Equity
 Investees -
             1999..........          --           1           --           --          --           16             --           17
             1998..........          --           4           --           --          --          161             --          165
             1997..........          --           6           --           --          --          145             --          151

Total Assets -
             1999..........      18,854       2,778          922       14,266       2,999       14,340        (13,418)      40,741
             1998..........      19,028       2,776        1,362       14,332       1,432       13,479        (12,902)      39,507
             1997..........      19,544       2,533          577           --       1,436        9,242         (8,468)      24,864

Construction Expenditures -
             1999..........         562         153            1          624         171          121             --        1,632
             1998..........         501         185            2          341          63           76             --        1,168
             1997..........         450          56            1           --          49           27             --          583

16.  SUPPLEMENTARY FINANCIAL INFORMATION

     Sale of Receivables -- TXU Electric has facilities with financial institutions whereby it is entitled to sell and such financial institutions may purchase, on an ongoing basis, undivided interests in customer accounts receivable representing up to an aggregate of $500 million. TXU Gas has a similar facility for $100 million. TXU Europe has facilities with a third party whereby Eastern Electricity may sell up to (Pounds)300 million ($486 million) of its electricity receivables. Additional receivables are continually sold to replace those collected. At December 31, 1999 and 1998, accounts receivable of TXU Electric was reduced by $500 million and $450 million, respectively, and accounts receivable of TXU Gas were reduced by $100 million to reflect the sales of such receivables to financial institutions under such agreements. At December 31, 1999, accounts receivable of Eastern Electricity were reduced by (Pounds)224 million ($362 million) to reflect the sales of receivables under this program.

     Regulatory Assets and Liabilities --

                                                          December 31,
                                                         --------------
                                                          1999    1998
                                                         ------  ------
Regulatory Assets
Securities reacquisition costs.........................  $  433  $  434
Recoverable redirected depreciation....................     146      --
Rate case costs........................................      55      54
Litigation and settlement costs........................      73      73
Voluntary retirement/severance  program................     122     105
Recoverable deferred income taxes -- net...............   1,562   1,624
Other regulatory assets................................     114     101
                                                         ------  ------
    Total regulatory assets............................   2,505   2,391
                                                         ------  ------

Regulatory Liabilities
Liability to be applied to stranded generation assets..     189      --
ITC and protected excess deferred taxes................     392     420
Other regulatory liabilities...........................     101      81
Reserve for regulatory disallowances...................      73      73
                                                         ------  ------
    Total regulatory liabilities.......................     755     574
                                                         ------  ------

    Net regulatory assets..............................  $1,750  $1,817
                                                         ======  ======

     Restricted Cash -- At December 31, 1999, $660 million of the deposits classified with investments has been used to cash-collateralize existing future obligations of TXU Europe Group to certain banks in respect of the funding of the leases of three power stations, and $511 million is matched to lease obligations arising from a leasing arrangement on two other power stations.

     Supplemental cash flow information:

                                                                   Year Ended December 31
                                                                 ---------------------------
                                                                  1999      1998      1997
                                                                 -------  --------  --------
CASH PAYMENTS
     Interest (net of amounts capitalized).....................  $1,478   $ 1,206   $   700
     Income taxes..............................................     165       357       175
NON-CASH INVESTING AND FINANCING ACTIVITIES
     Acquisition of Westar/Kinetik Energy (1999), TEG (1998),
           TXU Gas and TXU Communications (1997):
           Fair value of assets acquired.......................  $  681   $10,414   $ 2,033
           Goodwill............................................     475     5,412     1,005
           Common stock issued, net of capitalized expenses....      --    (1,449)     (892)
           Loan notes payable..................................      (5)     (141)       --
           Liabilities assumed.................................    (118)   (8,437)   (2,125)
                                                                 ------   -------   -------
               Cash used.......................................   1,033     5,799        21
           Cash acquired.......................................     (20)   (3,265)      (26)
                                                                 ------   -------   -------
               Net cash used (provided)........................  $1,013   $ 2,534   $    (5)
                                                                 ======   =======   =======

     In December 1999, TXU Corp. sold its 20% ownership interest in the partnerships that operate PrimeCo for $357 million and recognized a pre-tax gain of $222 million, net of estimated selling costs of $7 million. Since the cash proceeds from the sale were not received until January 2000, this non-cash transaction has not been reflected within the 1999 Statements of Consolidated Cash Flows.

     Quarterly Information (unaudited) -- In the opinion of TXU Corp., the information below includes all adjustments (constituting only normal recurring accruals) necessary for a fair statement of such amounts. Quarterly results are not necessarily indicative of expectations for a full year's operations because of seasonal and other factors, including rate changes, variations in maintenance and other operating expense patterns, and the charges for regulatory disallowances. Certain quarterly information has been reclassified to conform to the current year presentation.

                                                                                                         Basic
                                                                                                        Earnings
                                                                                Consolidated           Per Share of
                                     Operating Revenues  Operating Income        Net Income            Common Stock*
                                    -------------------- ----------------    ------------------     ------------------
Quarter Ended                           1999    1998      1999     1998        1999      1998         1999     1998
-------------                         -------  -------   ------  --------    --------  --------     --------  --------
March 31....................          $ 4,468  $ 2,500   $  613    $  426     $   182     $ 127        $0.65     $0.52
June 30.....................            3,729    3,236      521       474          99        83         0.35      0.33
September 30................            4,435    4,380      885       783         361       293         1.31      1.04
December 31.................            4,486    4,620      575       780         343 (1)   237         1.24      0.89
                                      -------  -------   ------  --------    --------   -------
                                      $17,118  $14,736   $2,594    $2,463     $   985     $ 740
                                      =======  =======   ======  ========    ========   =======

-----------------------------------------
* The sum of the quarters may not equal annual earnings per share due to rounding. Diluted earnings per share for the quarter ended March 31, 1998 was $0.51. All other quarters were not different from basic earnings per share.

(1) Includes a $222 million pre-tax ($145 million after-tax) gain from the sale of the 20% interest in PrimeCo.

17.  SUBSEQUENT EVENTS (Unaudited)

     In October 1999, TXU Electric filed a petition with the PUC for a financing order (Docket No. 21527) to securitize $1.65 billion of its generation-related regulatory assets and other qualified costs in accordance with the 1999 Restructuring Legislation. TXU Electric would issue transition bonds securitizing a component of future revenues. The proceeds received by TXU Electric are to be used solely for the purposes of retiring utility debt and equity. On March 1, 2000, the PUC rejected TXU Electric's request for securitization of the $1.65 billion and authorized securitization of only $357 million. TXU Electric believes this ruling is inconsistent with the 1999 Restructuring Legislation and announced that it will pursue an appeal to the Travis County, Texas District Court following the receipt of a final order evidencing such ruling from the PUC. TXU Electric expects that any difference between the $1.65 billion and the amount finally authorized will continue to be deferred until securitization of generation-related assets is addressed in 2002. TXU Electric is unable to predict the outcome of these proceedings.

     On December 15, 1999, TXU Europe commenced a 2.0 billion euro Euro Medium Term Note (EMTN) Program. Under the EMTN Program, TXU Europe may from time to time issue notes on a continuing basis to one or more dealers in a principal outstanding amount not exceeding 2.0 billion euros. As of December 31, 1999, no notes had been issued under this program. However, in March 2000, (Pounds)225 million ($364 million) of 7.25% Sterling Eurobonds due March 8, 2030, were issued. On the same day, an interest rate swap was entered into that converts the interest on the new Sterling Eurobond to a variable rate based on LIBOR for the first five years. The effective interest rate after the swap was 5.862%. Also in March 2000, TXU Europe issued $150 million of 9.75% Trust Originated Preferred Securities.

     From January 1, 2000 thru March 7, 2000, TXU Corp. repurchased approximately 12.4 million shares of its common stock for approximately $408 million.

     On March 13, 2000, TXU Europe (Espana) S.L., a subsidiary of TXU Europe, announced its intention to make a cash offer to acquire all of the shares of Hidroelectrica del Cantabrico, S.A. (Hidrocantabrico) that TXU Europe does not currently own. Hidrocantabrico is a vertically integrated Spanish energy company. The offer is subject to a number of conditions, including, among others, authorization by the CNMV, or Spanish Securities Exchange, approval by European Union competition authorities and TXU Europe acquiring sufficient shares such that it would hold at least 51% of Hidrocantabrico after the transaction is completed. The transaction is expected to close in the second quarter of 2000.

     TXU Europe's offer of 21.25 euros per share values the equity of Hidrocantabrico at 2.4 billion euros ($2.3 billion). If the offer becomes unconditional, TXU Europe intends to finance the acquisition through bank borrowings and the issuance of preferred securities to its parent company, TXU International Holdings. TXU International Holdings intends to fund the purchase of the TXU Europe preferred securities through bank borrowings guaranteed by TXU Corp.

     On March 13, 2000, TXU Corp. announced that it had entered into an agreement to acquire Fort Bend Communication Companies, Inc. (FBCC) based in Katy, Texas, near Houston, in a transaction that values the stock of FBCC at approximately $167 million. FBCC common and preferred stock will be exchanged for approximately $90 million of TXU Corp. common stock and approximately $77 million in cash, subject to certain adjustments. The transaction is expected to close in the second quarter of 2000.

     Following the closing of the FBCC transaction, TXU Corp. expects to facilitate the growth of its communications operations by contributing the assets of TXU Communications Company and FBCC into a joint venture. This transaction, if consummated, would enable TXU Corp. to retire debt and repurchase common stock in an aggregate amount of up to $1 billion.

                                                  Printed on recycled paper.

--------------------------------------------------------------------------------

        Texas Utilities Company
        Doing Business as TXU Corp.                     [LOGO OF TXU]
P
R       Energy Plaza
O       1601 Bryan Street
X       Dallas, TX 75201-3411
Y
          This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Erle Nye and J.S. Farrington, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent and to vote all shares of common stock of Texas Utilities Company held of record by the undersigned on March 13, 2000 at the annual meeting of shareholders of the Company to be held in the Eugene McDermott Concert Hall of the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas, on Friday, May 12, 2000, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

           (Continued, and to be signed and dated, on reverse side)

--------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

--------------------------------------------------------------------------------
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR items 1,2,3 and 4.

                                                               Please mark
                                                               your votes as  X
                                                               indicated in
                                                               this example

Directors recommend a vote FOR all Nominees and FOR Items 2,3, and 4.
--------------------------------------------------------------------------------
1.  Election of Directors:                         FOR      WITHHELD

Nominees:

Derek C. Bonham         James A. Middleton
J.S. Farrington         Erle Nye
William M. Griffin      J.E. Oesterreicher
Kerney Laday            Charles R. Perry
Margaret N. Maxey       Herbert H. Richardson

For, except vote withheld from the following nominee(s):

---------------------------------------------------------------

2. Approval of an amendment to the Restated Articles of Incorporation to change the name of the Company to TXU Corp.

                        FOR             AGAINST         ABSTAIN
                        [_]               [_]             [_]

3. Reapproval of the Annual Incentive Plan, as required by the Internal Revenue Code.
                        FOR             AGAINST         ABSTAIN
                        [_]               [_]             [_]

4.  Approval of Auditors - Deloitte & Touche LLP

                        FOR             AGAINST         ABSTAIN
                        [_]               [_]             [_]
--------------------------------------------------------------------------------
                                                                    ___
                                                                       |
                                                                       |


NOTE: Please sign names exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian, officer, partner or trustee, please give full title as such. Receipt is acknowledged of the Summary Annual Report of the Company for 1999 and the Notice of Annual Meeting of Shareholders, Proxy Statement and Financial Information.


Signature(s)                                            Date
            ---------------------------------------         --------------------
--------------------------------------------------------------------------------

                             FOLD AND DETACH HERE